Exhibit 10.9

[*]           Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

DATED MARCH 21, 2014

(1) DERMIRA, INC.

AND

(2) UCB PHARMA S.A.

DEVELOPMENT AND COMMERCIALISATION AGREEMENT

CONTENTS

1.	DEFINITIONS AND INTERPRETATION	1
2.	CONDITIONS PRECEDENT AND FUNDING	26
3.	SCOPE OF AGREEMENT	34
4.	GOVERNANCE	36
5.	DEVELOPMENT	49
6.	INFORMATION TRANSFER AND TECHNICAL ASSISTANCE	67
7.	COMMERCIALISATION	68
8.	MANUFACTURE AND SUPPLY	76
9.	MEDICAL AFFAIRS, PHARMACOVIGILANCE AND OTHER REGULATORY MATTERS	76
10.	FINANCIAL PROVISIONS	79
11.	REPORTING	88
12.	EXCLUSIVITY AND NON-COMPETE	90
13.	COMPLIANCE	92
14.	INTELLECTUAL PROPERTY RIGHTS AND GRANT OF RIGHTS	94
15.	WARRANTIES	101
16.	INDEMNITY, LIABILITY	104
17.	CONFIDENTIALITY	106
18.	CHANGE OF CONTOL	110
19.	ASSIGNMENT	112
20.	TERM AND TERMINATION	112
21.	EFFECT OF TERMINATION	114
22.	WAIVER	124
23.	DISPUTE RESOLUTION	124
24.	ENTIRE AGREEMENT	127
25.	VARIATION	127
26.	SEVERANCE	128
27.	COUNTERPARTS	128
28.	THIRD PARTY RIGHTS	128
29.	NO PARTNERSHIP OR AGENCY	128
30.	NON-SOLICITATION OF EMPLOYEES	128
31.	FORCE MAJEURE	129
32.	NOTICES	129
33.	GOVERNING LAW AND JURISDICTION	130

DEVELOPMENT AND COMMERCIALISATION AGREEMENT

THIS AGREEMENT is dated the 21st day of March 2014 (the “Effective Date”).

BETWEEN:

(1)                                 DERMIRA, INC., a corporation organised under the laws of the State of Delaware, with its principal offices located at 2055 Woodside Road, Suite 270, Redwood City, California 94061, the United States of America (“Dermira”); and

(2)                                 UCB PHARMA S.A., a limited liability corporation incorporated under the laws of  Belgium, with registered office at Allée de la Recherche 60, 1070 Brussels, Belgium (“UCB”)

WHEREAS:

(A)                              UCB is a biopharmaceutical company with experience in the discovery, development and commercialisation of antibodies as therapeutic products and is the owner of the Product (as defined below) which it is developing and commercialising in a number of indications throughout the Territory (as defined below).

(B)                              Dermira is a biotechnology company focused on developing and commercialising therapies in dermatology.

(C)                              UCB wishes to collaborate with Dermira to undertake a development program for the Product in the Development Indication (as defined below) and, on grant of Regulatory Approval for the Product in the Development Indication, for Dermira to undertake Dermira Commercial Activities (as defined below) and certain Medical Affairs activities for the Product in the Development Indication and the Promotion Indication, in each case to Dermatologists (as defined below) in the Promotion Territory (as defined below).

(D)                              UCB and Dermira have agreed that Dermira will Develop and undertake such Dermira Commercial Activities and Medical Affairs Activities and the Parties will Commercialise the Product as described above in accordance with the terms and conditions of this Agreement.

THE PARTIES HEREBY AGREE AS FOLLOWS:

1.                                      DEFINITIONS AND INTERPRETATION

1.1                               Definitions. In this Agreement the following words and expressions shall have the meanings ascribed to them (unless expressly provided or the context requires otherwise) as follows:

“Adverse Drug Experience” means any serious, non-serious or unexpected adverse event associated with the use of a drug in humans, whether or not considered drug-related, that may come to the attention of either of the Parties or their respective

Affiliates or Third Party subcontractors of Dermira with regard to the Product, as such events may be further described in the Safety Agreement but in any event including but not limited to those that are of such a nature and magnitude that they are required under Applicable Law to be reported to the FDA, EMA, Health Canada or one or more Regulatory Authorities throughout the Territory.

“Affiliate” means, with respect to a Person, any Person that, directly or indirectly, through one or more intermediaries, from time to time, controls, is controlled by or is under common control with such first Person.  For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” mean (a) the possession, directly or indirectly, of the power to direct the management or policies of a Person, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance, or otherwise; or (b) the ownership, directly or indirectly, of at least fifty per cent (50%) of the voting securities or other ownership interest of a Person.

“Aggregate Investment Amount” means (a) $15,000,000 less (b) the Initial Subsequent Financing Amount.

“Agreement” means this development and commercialisation agreement (together with the Schedules annexed thereto, the terms and contents of which are hereby incorporated by reference), as the same may be amended, varied or otherwise altered in accordance with its terms.

“Alliance Manager” means an individual employee representative designated by each Party in accordance with Section 4.13 to promote effective communication between the Parties and coordination of the Parties’ activities and responsibilities with respect to the Product under this Agreement.

“Annual Net Sales” means, in relation to any given Calendar Year during the Term, the total amount of Net Sales which are Royalty Bearing Sales.

“Applicable Law” means the applicable laws, rules, and regulations, including any rules, regulations, guidelines, or other requirements of the Regulatory Authorities, that may be in effect from time to time in the Territory.

“Arising IP” means all Information and Materials arising from activities performed under this Agreement and Intellectual Property Rights subsisting therein or derived or derivable therefrom.

“Audit” shall have the meaning ascribed to it in Section 11.4.

“Background IP” means, with respect to a Party, (a) the Intellectual Property Rights Controlled by such Party or any of its Affiliates as of the Effective Date and (b) the Intellectual Property Rights to which a Party gains Control outside the activities under this Agreement during the Term and, in each case (a) and (b), that are reasonably necessary, relevant or otherwise useful for performing the activities under this Agreement and/or for the exercise of rights under any license granted hereunder as applicable.

“Biologic” means antibodies, proteins, conjugates or other molecules which fall within the definitions  of “Biological Product” in Title 42 of the U.S. Code §262(i)(1) and/or “Biosimilar” or “Biosimilarity” in Title 42 of the U.S. Code §262(i)(2).

“BLA” means a Biologic License Application, as defined in the PHSA (42 U.S.C. § 262) and applicable regulations promulgated thereunder (or any equivalent application that replaces such application and including amendments and supplements thereto) to obtain Regulatory Approval in the United States of America, or any corresponding applications for marketing authorisations or submissions filed with the relevant Regulatory Authorities to obtain Regulatory Approvals in any other country in the Territory.

“Branding Strategy” has the meaning ascribed to it in Section 7.14.

“Business Day” means a day other than a Saturday or Sunday on which banking institutions in Brussels, Belgium and New York, United States of America, are open for business.

“Calendar Month” means each of the twelve (12) calendar months in a Calendar Year.

“Calendar Quarter” means, with respect to any given Calendar Year, the respective periods of three (3) consecutive Calendar Months ending on March 31, June 30, September 30 or December 31; provided, however, that (i) the first calendar quarter of the Term shall extend from the Effective Date to the end of the first full calendar quarter thereafter; and (ii) the last calendar quarter of the Term shall end upon the date of termination or expiration of this Agreement.

“Calendar Year” means each successive period of twelve (12) consecutive Calendar Months commencing on January 1 and ending on December 31; provided, however, that (i) the first calendar year of the Term shall commence on the Effective Date and end on December 31 of the same year; and (ii) the last calendar year of the Term shall commence on January 1 of the calendar year in which this Agreement terminates or expires and end on the date of termination or expiration of this Agreement.

“Cap” shall have the meaning ascribed to it in Section 10.1(b).

“Change of Control” means, with respect to Dermira, the occurrence of any of the following events:

(i)                           the acquisition by any Third Party (or a group of Third Parties acting in concert), whether in a single transaction or a series of related transactions, of beneficial ownership of securities of Dermira representing more than fifty percent (50%) of the combined voting power of Dermira’s then outstanding securities entitled to vote generally in the election of directors, provided, that (A) Dermira’s current stockholders shall not be deemed to be acting in concert by virtue of their current or future ownership of Dermira securities or rights as security holders (including rights to nominate members of Dermira’s board of directors) and (B) Third Parties who purchase Dermira securities in future financing transactions, including a public offering, shall not be deemed to be acting in concert by virtue of purchasing the same securities and collectively negotiating, or receiving, their rights as security holders in such financing transactions;

(ii)                        the consummation of a merger (including without limitation any reverse merger or other similar transaction or series of transactions) or consolidation of Dermira with a Third Party, which results in (1) Dermira’s voting securities outstanding as immediately prior thereto representing (either by remaining outstanding or by being converted into voting securities of the surviving or another entity) fifty percent (50%) or less of the combined voting power of the voting securities of, as applicable, Dermira or such surviving or other entity which are outstanding as immediately after such merger or consolidation or (2) a change of fifty percent (50%) or more of either the members of Dermira’s incumbent board of directors or executive management (Executive Vice Presidents and above) directly responsible for Development and Dermira Commercial Activities, in either case, as existing immediately prior thereto.

(iii)                     the bona fide sale, transfer, exclusive licence, or other disposition, whether in a single transaction or series of related transactions, by Dermira (or its Affiliates) to a Third Party of all or substantially all the assets of Dermira and its Affiliates taken as a whole, provided that such assets include the right to Develop and/or Commercialise the Product as provided under this Agreement.

“CIA” or “Corporate Integrity Agreement” shall have the meaning ascribed to it in Section 13.4.

“Cimzia®” means the PEGylated fragment (Fab’) of an anti-TNFa antibody, owned and Commercialised by UCB as Cimzia®, having the INN certolizumab pegol.

“Cimzia® Trademarks” means the Trademarks listed in Schedule 1, Part A and such other Trademarks that UCB should decide to use to brand or market the Product.

“Clinical Study” means a human clinical trial in human subjects that is required by Applicable Law, or otherwise recommended by the Regulatory Authorities, to obtain or maintain Regulatory Approval.

“CMC Data” means the chemistry, manufacturing and controls Information required by Applicable Law or otherwise desirable to support any Drug Approval Application in the Territory.

“Combination Product” means a product incorporating Cimzia® as an active ingredient together with one or more other active ingredient(s) that is sold either as a fixed dose or as separate doses in a single package.

“Commencement Date” means the date on which this Agreement comes into full force and effect in accordance with Section 2.2.

“Commercial Functions” means with respect to each country within the Territory in relation to both the Promotion Indication and the Development Indication, those activities related to Commercialisation for which UCB has responsibility (unless otherwise delegated by UCB to Dermira as set forth in this Agreement) and final decision making authority, as set out in Schedule 2.

“Commercially Reasonable Efforts” means a level of commercially reasonable efforts to Develop, obtain Regulatory Approval, supply and Commercialise and perform Medical Affairs activities for the Product that are consistent with the type and scope of efforts a company similarly situated as the applicable Party would devote to a Product wholly-owned by such Party at a similar stage of Development and Commercialisation.  Without limiting the foregoing, Commercially Reasonable Efforts require that each Party: (i) assign responsibility for the relevant activities to specific employees who are responsible for progress and monitor such progress on a regular basis; (ii) set and consistently seek to achieve specific and meaningful objectives and timelines for carrying out such activities; and (iii) consistently make and implement decisions and allocate resources consistent with the efforts described above.  Commercially Reasonable Efforts shall be determined on a market-by-market and indication-by-indication basis for the Product, and it is acknowledged and understood that the level of efforts will be different for different markets and may change over time, and may take into account issues of safety and efficacy, product profile, market opportunity and profitability, the Patent and other proprietary position of the Product, and the then current competitive environment for the Product.

“Commercialisation” means, with respect to the Product: (a) any and all activities (whether before or after Regulatory Approval) related to the market access activities, pricing and reimbursement activities, marketing research, marketing, detailing, and promotion of the Product and (b) after Regulatory Approval for commercial sale has been granted, distributing, distribution channels, logistics, packaging, offering to commercially sell and commercially selling the Product, importing, exporting or transporting the Product for commercial sale with respect to the foregoing.  For clarity, Commercialisation shall not include any Medical Affairs activities. When used as a verb, “Commercialising” means to engage in Commercialisation and “Commercialise” and “Commercialised” shall have corresponding meanings.

“Commercialisation Plan” means a detailed, annual, consolidated plan for the Commercialisation of the Product by the Parties (including the Dermira Commercial Activities) in the Promotion Territory in the Promotion Indication and the Development Indication, as applicable.  Commercialisation Plan, as used in this Agreement, shall be deemed to include the plans contained therein to the extent applicable the Commercialisation of the Product by the Parties in the Promotion Territory in the Promotion Indication and the Development Indication, including but not limited to, and to the extent applicable to the same, Local Dermira Commercial Plans and, in relation to the Product in the Development Indication, a Launch Plan.

“Commercial Transition Plan” means the plan, based on the Development and Commercial Transition Checklist, to be implemented on termination of the Dermira Commercial Activities for the Product in the Promotion Indication and the Development Indication in the Promotion Territory, details of which are to be agreed between the Parties and approved in accordance with Section 4.31(m).

“Committee” shall have the meaning ascribed to it in Section 4.1.

“Comparator Drug” means [*], or any other pharmaceutical product used as a comparator drug as the Parties may mutually agree after the Effective Date, for use in the Clinical Studies conducted for the Development of the Product in the Development Indication in accordance with the Development Plan.

“Comparator Drug Placebo” means the placebo supplied by UCB for use in the Clinical Studies that is formulated identically to the Comparator Drug used in the same Clinical Studies, except that the Comparator Drug Placebo does not contain the active ingredient contained in such Comparator Drug.

“Comparator Drugs and Placebo” means any and all (a) Comparator Drugs and (b) Placebos.

“Competing Product” means a product, not being the Product or a Combination Product, containing any Biologic capable of interacting with and inhibiting or decreasing the function of the Target that has as its primary mechanism of action the modulation of the Target caused by such Biologic directly binding to the Target, such primary mechanism of action delivering a pharmacological effect.

“Competitor Company” means any Third Party, including any Affiliates of such Third Party, who is conducting clinical development of and/or commercialising a Competing Product.

“Confidential Information” shall have the meaning ascribed to it in Section 17.1.

“Confidentiality Agreement” means the agreement, entered into between the Parties and dated July 2, 2013, and each subsequent amendment.

“Contacts” shall have the meaning ascribed to it in Section 4.33.

“Control” or “Controlled” means, with respect to any Information, Materials, UCB Materials, Regulatory Documentation, Patent, Trademark or other Intellectual Property Right, possession of the right, whether directly or indirectly, and whether by ownership, license or otherwise, to assign or grant a license, sublicense or other right to or under such Information, Material, UCB Material, Regulatory Documentation, Patent, Trademark or other Intellectual Property Right as provided for in this Agreement without violating the terms of any agreement or other binding arrangement with any Third Party.

“Corporate Function” shall mean the performance of activities by or on behalf of each Party with respect to activities performed by non-commercial or medical departments, including without limitation charitable contributions, regulatory functions including regulatory reporting, and compliance.

“Cost of Goods” means, in relation to UCB, (i) for any Product and/or component of a Product that is Manufactured by UCB, (a) the costs of direct material purchased for use in the Manufacture of the Product and the costs of the Manufacture and supply of the Product (including any delivery device such as the pre-filled syringe or any autoinjector if sold (or, in the case of the clinical supply, used) with the Product), (b) depreciation, repair, maintenance and operating costs of the production facilities utilized in the

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Manufacture of the Product, (c) the costs of quality, stability and in-process controls, (d) building operating costs, other than any included in the subpart (b) above, (e) direct labour costs and reasonable overhead costs, (f) the costs of non-capitalized manufacturing process improvement and cost reduction efforts, (g) the costs of filling, finishing and packaging the Product; and (h) Third Party Royalties, in each case as determined in conformity with IFRS, consistently applied and to the extent utilized in and directly allocable to the production of the Product without allocating any excess idle capacity in any manufacturing facility to the production of the Product and/or (ii) to the extent that the Product or any component thereof (including any delivery device such as the pre-filled syringe and/or autoinjector if sold, or in the case of clinical supply, used with the Product) is Manufactured on behalf of UCB by a Third Party subcontractor, the actual amount paid by UCB to such Third Party for such Product or such component as delivered to UCB.  For the purposes of this definition, reference to “Product” includes “Sample”.  Cost of Goods for the Product, Samples, Product Placebo, Comparator Drug and Comparator Drug Placebo as of the Effective Date are set forth in Schedule 4.  In addition, Cost of Goods for (A) the Product (except for any New Formulations, New Presentations and/or Line Extensions) and the Product Placebo under Section 5.11 for clinical use, and/or (B) Cost of Goods for the purpose of calculating Gross Margin hereunder, in each case for a particular Calendar Year, shall not exceed [*] United States dollars (US$ [*]) [*] of the Product (consisting of [*] containing [*]) for such Calendar Year (the “COGS Cap”), with such COGS Cap for a particular Calendar Year starting in [*] to be adjusted by the percentage change in the Consumer Price Index (All Urban Users) (as published by the U.S. Department of Labor Statistics) during the prior Calendar Year or, if such index is no longer published, a mutually agreed appropriate replacement index, for the preceding Calendar Year, to reflect changes in costs. COGS Cap for any New Formulation, New Presentation and/or Line Extension shall be subject to the Parties’ future agreement.  “Costs of Goods” for Comparator Drug and Comparator Drug Placebo shall mean the actual amount paid by UCB to a Third Party to purchase and supply such Comparator Drug and Comparator Drug Placebo, as applicable [*].

“CRF” means case report form.

“CRO” means (i) in the first instance, [*] or (ii) such other Third Party contract research organisation recommended by the JDT and approved by the JDC in accordance with Section 3.4, and, in each case (i) and (ii), engaged by Dermira to undertake on behalf of Dermira certain or all aspects of and activities in relation to the Development of the Development Indication, which shall include at a minimum the engagement, monitoring and auditing of the clinical trial sites in connection with any Phase 3 Study or any Post-Approval Study in the Development Indication.

“CRO Agreement” shall have the meaning ascribed to it in Section 5.10(a)(iii).

“CTA” means clinical trial application and supporting documentation filed with a relevant Regulatory Authority within the European Union for authority to commence

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Clinical Studies for a medicinal product in the relevant jurisdiction, or the equivalent application or filing filed with any equivalent Regulatory Authority outside the European Union, which application shall include all documents required by Applicable Law.

“Current Formulation” means the approved formulations of Cimzia® (including the formulations for lyophilized vials, pre-filled syringes and the autoinjector) existing as of the Effective Date, each as described in the relevant approved BLAs existing as of the Effective Date.

“Current Presentation” means the lyophilized vials, the pre-filled syringe, and/or the autoinjector containing the Current Formulation which is in accordance with approved Drug Approval Applications for the Product in the Territory.

“Damages” shall have the meaning ascribed to in Section 16.1.

“Dermatologist” means a Healthcare Professional, in the relevant country within the Promotion Territory specialising in the treatment and prevention of diseases of the skin, hair or nails (including physician assistants and nurse practitioners in a Healthcare Professional’s office). For clarity, for the purpose of calculating Royalty Bearing Sales, “Dermatologist” shall only include physician assistants and nurse practitioners to the extent such physician assistants and nurse practitioners prescribe in the name of and/or on behalf of and using the prescriptions in the name of the relevant Healthcare Professional.

“Dermira Arising IP” shall have the meaning ascribed to in Section 14.8.

“Dermira Background IP” means the Background IP of Dermira.

“Dermira Board” means the Board of Directors of Dermira.

“Dermira Breach Termination Date” means the date on which Dermira has fulfilled all of its obligations pursuant to Section 21.2 following a termination of this Agreement by UCB pursuant to Section 20.4 or Section 20.6(c).

“Dermira Indemnified Parties” shall have the meaning ascribed to in Section 16.2.

“Dermira Product Arising IP” shall have the meaning ascribed to in Section 14.9.

“Dermira Commercial Activities” means, with respect to the Product, those activities to be undertaken by Dermira to encourage sales of the Product, including Detailing, marketing, advertising, reimbursement field support, training for product administration, sales analytics, initiating and facilitating of the distribution of Samples, Marketing, Corporate Function, promotional educational grants, sponsorships and other acts related to promotion, in each case to Dermatologists, details of which shall be set out in the Commercial Plan.

“Dermira Responsible Parties” shall have the meaning ascribed to in Section 16.1.

“Detail” or “Detailing” means an interactive face-to-face meeting or presentation, in an individual or group setting, by a Sales Representative of Dermira to a Dermatologist (including physician assistants and nurse practitioners in a Dermatologist’s office) in the Promotion Territory, during which the Sales Representative discusses the Product, its approved Promotion Indication or its approved Development Indication. A Sample drop or a reminder shall not alone constitute a Detail.

“Development” means, with respect to the Product, all activities related to Clinical Studies, statistical analysis and report writing, the preparation of Drug Approval Applications for submission by UCB, regulatory affairs with respect to the foregoing and all other activities necessary or reasonably useful or otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining or maintaining a Regulatory Approval for the Product.  Development shall include any Post-Approval Studies to the extent set forth in Section 5.4.  When used as a verb, “Develop” means to engage in Development.

“Development and Commercial Transition Checklist” the checklist attached to this Agreement as Schedule 3, forming the basis of the Development Transition Plan and the Commercial Transition Plan, each to be developed by the Parties pursuant to Section 4.

“Development Costs” means the external costs, fees and expenses of preparing for, arranging, conducting or having conducted each Phase 3 Study or any Post-Approval Study for the Development Indication in the Development Territory, including the Cost of Goods for the Product and Comparator Drugs and Placebo, as such Clinical Studies are set out in the Initial Development Plan and, subsequently, the Development Plan.

“Development Indication” means (a) with respect to Development, the treatment of psoriasis in adults, and, if applicable, children, as required by the FDA, EMA or Health Canada or otherwise provided in the Development Plan; and (b) with respect to the Commercialisation activities, the treatment of psoriasis in adults, and, if applicable, children, as further defined in each of the FDA, Health Canada and EMA approved product labels, as applicable, after the grant of the applicable Regulatory Approval.

“Development Plan” means a detailed work plan, including a detailed breakdown of the protocols, timelines and JDC-Approved Development Budget for the conduct of: (a) each Phase 3 Study, (b) any Post-Approval Study for the Development Indication to the extent described in Section 5.4, and (c) any other Development activities with respect to the Product agreed upon by the Parties, together with the Development Responsibility Matrix and the Regulatory Responsibility Matrix.

“Development Responsibility Matrix” means the responsibility matrix allocating Development responsibilities between the Parties as set forth in Schedule 6.

“Development Term” means the period beginning on the Effective Date and ending on the earlier of (i) the grant of Regulatory Approval in the Development Indication by each of the FDA, Health Canada and the EMA, or, if any Post-Approval Study(ies) in the Development Indication is required by the FDA, Health Canada and/or the EMA, the completion of the last of such Post-Approval Studies, or (ii) termination of this Agreement by a Party in accordance with its rights set out in Section 20.

“Development Territory” means those countries agreed by the JDC in which Clinical Studies are to be conducted in accordance with the Development Plan.

“Development Transition Plan” means the plan, based on the Development and Commercial Transition Checklist, to be implemented on termination of the Development for the Product in the Development in the Development Territory, details of are to be agreed between the Parties and approved in accordance with Section 4.23(k).

“Disclosing Party” has the meaning set out in Section 17.1.

“Dispute” means any dispute or disagreement between the Parties in connection with this Agreement, its construction, or the rights, obligations or liabilities of either Party under this Agreement which has not been settled or otherwise resolved by and between the Parties by the appropriate Committee.

“Disruption and Transition Costs” means those documented internal and external costs and expenses actually and reasonably incurred by Dermira directly in relation to (A) the termination of its right to Develop the Product in the Development Indication in the Development Territory and/or (B) the conduct those Dermira Commercial Activities and Medical Affairs activities agreed to be undertaken in accordance with this Agreement, including (i) the termination of its employees (including the cost of reasonable severance packages consistent with relevant market practices and pursuant to Dermira’s standard policies) as a direct result of such termination of Dermira’s rights; (ii) the reduction or disposal of facilities and equipment as a direct result of such termination of Dermira’s rights; and (iii) the termination or modification of Third Party agreements directly applicable to such Development, Dermira Commercial Activities, and Medical Affairs activities.

“Divest” means, with respect to a Competing Product, a divestiture of such Competing Product to a Third Party by sale, license or otherwise; provided that if such divestiture is by way of one or more licenses or sublicenses, a Party and its Affiliates retain no rights, whether directly or indirectly, to commercialise the Competing Product through the conduct of marketing, promotion, medical affairs, distribution, supply, sales and/or regulatory activities with respect to such Competing Product.  For clarity, such Party shall not be deemed to “commercialise the Competing Product” by virtue of having the right to: (i) receive license fees, milestone payments, royalties and other monetary consideration on the commercialisation of such Competing Product, (ii) defend claims of infringement alleged against them or their licensees, (iii) assert claims of infringement against persons who may infringe their Intellectual Property Rights with respect to the Competing Product and recover damages and other remedies in respect of the same and/or (iv) otherwise control Prosecution connected with any Patent Rights licensed in respect of the Competing Product.

“Drug Approval Application” means a BLA supplement (FDA), NDA supplement (Health Canada) or any corresponding foreign application in the Territory, including, with respect to the European Union, a Type II Variation application procedure (defined in Commission Regulation EC 1234/2008) filed with the EMA to vary the marketing authorisation in the European Union for the Product relating to the addition of the Development Indication.

“Effective Date” means the date signature of this Agreement by both Parties, being the date first above written.

“EMA” means the European Medicines Agency as established by Regulation (EC) 2309/93 and Regulation (EC) 726/2004, or any successor agency thereto.

“EMA Development Meeting” shall have the meaning ascribed to it in Section 5.2.

“European Union” means the economic, scientific and political organization of member states as it may be constituted from time to time, which, as of the Effective Date, consists of Austria, Belgium, Bulgaria, Croatia, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, The Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden, the United Kingdom and a portion of Cyprus.

“Excluded Sales” shall have the meaning ascribed to it in Section 10.11.

“Expiry Date” means the date on which all valid claims of U.S. Patent No. [*] whave expired or the last unexpired valid claim is declared invalid and revoked by a judgment of a court of final determination with no right of appeal against such judgment.

“Extended Unit Sales” shall have the meaning ascribed to it in Section 10.9(a).

“Fair Market Value” shall have the meaning ascribed to it, and shall be determined in accordance with the mechanism set out, in Section 21.7.

“FDA” means the United States Food and Drug Administration and any successor agency thereto.

“FDA Development Meeting” means the pre-Phase 3 Study meeting or correspondence with the FDA with respect to the Product for the purpose of seeking the guidance from and acceptance by the FDA of the content of Initial Development Plan.

“Financing” means any sale or series of related sales by Dermira of convertible preferred stock after the date of this Agreement.

“GCP” means Good Clinical Practices as set forth in, as applicable, the ICH Harmonized Guidance on Good Clinical Practice (CPMP/ICH/135/95), 21 C.F.R. Parts 50 and 56 et seq., and other equivalent regulations or standards in the Territory, including as such standards, practices, procedures, requirements and regulations may be amended from time to time.

“GMP” means Good Manufacturing Practices as set forth in, as applicable, 21 C.F.R. Part 210, et seq., the Rules Governing Medicinal Products in the European Union volume 4, and other equivalent regulations or standards in the Territory, including as such standards, practices, procedures, requirements and regulations may be amended from time to time.

“Gross Margin” means the Royalty Bearing Sales of Product minus (i) the Cost of Goods of the Product to which such Royalty Bearing Sales pertain; (ii) the Cost of Goods of Samples provided by UCB to Dermira during the applicable accounting period; (iii) the UCB Commercialisation Cost Deductions as set forth in Section 7.7;

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(iv) Branded Prescription Drug Tax as described in Section 10.12; (v) the costs of Recall as expressly set forth in Section 9.6; and (vi) the out of pocket shipping costs actually incurred by UCB for the shipment of the Samples for use by Dermira in connection with the Dermira Commercial Activities.  An example of the calculation of the Gross Margin is set forth in Schedule 7.

“Gross Sales” shall be calculated in accordance with the mechanism set out in Schedule 7, and have the meaning ascribed to it, in Section 10.9.

“Health Canada” means Canadian federal department for health or any successor agency thereto.

“Healthcare Professional” means a doctor of medicine (for example, MD or MBBS) who is authorised or otherwise licensed to practice medicine or surgery in the state, territory or country in which the doctor practices, and any other healthcare professional who is legally authorized to prescribe medication.

“IB” shall have the meaning ascribed to it in Section 4.25(d).

“ICF” shall have the meaning ascribed to it in Section 4.25(e).

“ICH Guidelines” means rules, regulations and guidelines issued by the international conference on harmonisation of technical requirements for registration of pharmaceuticals for human use as amended from time to time.

“IFRS” mean the then current International Financial Reporting Standards, as published by the International Accounting Standards Board as endorsed by the European Union.

“IMPD” means the documentation accompanying a CTA, comprising information in relation to the quality, manufacture and control of the investigational medicinal product, and data from non-clinical studies and from its clinical use.

“IMS” means the information provider IMS Health, or its successors in title.

“Incentive Compensation” means the amount actually received by a Dermira Sales Representative each Calendar Year under the Incentive Compensation Plan.

“Incentive Compensation Plan” means Dermira’s internal, sales performance-based bonus scheme for the monetary compensation paid to a Dermira Sales Representative based on the total volume of sales of all Dermira products (including the Product) by such Sales Representative or any other similar sales performance-based bonus scheme.

“IND” means an Investigational New Drug application filed with the FDA for authorization to commence Clinical Studies, and its equivalent filing to a Regulatory Authority in the other countries within the Development Territory.

“Information” means any inventions (whether patentable or not), data, instructions, ideas, software, algorithms, discoveries, procedures, methods, techniques, formulae, biological sequences, advice and any other knowledge each in whatever form.

“Initial Development Plan” means the Development Plan agreed by the Parties for the purposes of the FDA Development Meeting, a draft of which is attached to this Agreement as Schedule 8 as it exists at the Effective Date.

“Initial Subsequent Financing Amount” means an amount not less than $5,000,000 and not more than $7,500,000, to be mutually determined in good faith by UCB and Dermira within five days of UCB’s receipt of the Qualified Financing Notice or Triggering Financing Notice (each as defined below), as applicable; provided, that if the parties are not able to come to agreement by such time then such amount shall be determined by UCB, in its sole discretion, within 10 days of its receipt of the Qualified Financing Notice or Triggering Financing Notice, as applicable.

“INN” means the international non-proprietary name assigned by the World Health Organization.

“Institutions” shall have the meaning ascribed to it in Section 5.10(a)(i).

“Intellectual Property Rights” means all Patent Rights, Trademarks, utility certificates and models, inventors’ certificates, copyrights, database rights, designs, domain names, Know-How and any other proprietary rights, priority rights, prior user rights, rights in Confidential Information and all other rights of a like nature in each case whether registered or unregistered and in any jurisdiction.

“Interim Clinical Study Report” shall have the meaning ascribed to it in Section 5.7(b).

“Investigator” shall have the meaning ascribed to it in Section 5.10(a)(i).

“IPO” means Dermira’s initial public offering of securities registered under the Securities Act.

“IPO Price” means the price per share equal to the price per share that the Dermira common stock is sold to the public in the IPO, as set forth on the cover of the final prospectus filed with the SEC.

“IRA” means that certain Amended and Restated Investors’ Rights Agreement, by and among Dermira, the Investors (as defined therein) and the Stockholders (as defined therein), dated March 28, 2013.

“JDC-Approved Development Budget” means the budget setting forth the Development Costs allocated for each activity or set of activities to be performed by or on behalf of Dermira under the Development Plan as approved by the JDC and as may be amended from time to time in accordance with Section 5.3, the initial version of which is included in the Development Plan.

“Joint Commercialisation Committee” or “JCC” means the joint commercialisation committee established and functioning in accordance with Section 4.

“Joint Commercialisation Team” or “JCT” means the joint commercialisation team established and functioning in accordance with Section 4.

“Joint Development Committee” or “JDC” means the joint development committee established and functioning in accordance with Section 4.

“Joint Development Team” or “JDT” means the joint development team established and functioning in accordance with Section 4.

“Joint Steering Committee” or “JSC” means the joint steering committee established and functioning in accordance with Section 4.

“Joint Arising IP” shall have the meaning ascribed to in Section 14.8.

“Know-How” means Information, Materials and UCB Materials to which the obligations of confidence in Section 17 apply.  For the avoidance of doubt, if and to the extent any such Information, Materials or UCB Materials cease to be subject to the obligations of confidence in Section 17 (i.e. the Information, Materials or UCB Materials satisfy one of the exceptions set forth in Section 17.2), such Information, Material or UCB Material shall cease to be Know-How for the purposes of this Agreement.

“Launch” means the commercial launch of the Product for the Development Indication in each country within the Promotion Territory following the grant of Regulatory Approval in such country of the Development Indication, including the Parties’ respective activities as set forth in (i) the Commercialisation Plan, such as the initiation of importation, marketing, promotion, Medical Affairs activities, market access activities, and distribution of the Product in order to sell the Product in such country in the Development Indication and (ii) the Medical Affairs Plan.

“Launch Plan” means each plan for the Launch of the Product in the Development Indication in the Promotion Territory to be conducted by the Parties, approved by the JSC.

“LCIA” shall have the meaning ascribed to it in Section 23.1(a).

“Line Extension” means any extension or modification (other than any New Formulations or New Presentations) to the Product Labelling for the Product with respect to (i) sub-populations (i.e. age, gender, disease state), (ii) alternative dosing regimen, or (iii) sub-indications within the Promotion Indication or the Development Indication.

“Local Dermira Commercial Plan” means, with respect to each country within the Promotion Territory, the annual, JCC approved plan for the Dermira Commercial Activities for the Product in the Promotion Territory in each of the Promotion Indication and the Development Indication, as the case may be, in such country as well as Commercialisation activities to be conducted by UCB to support and enable such Dermira Commercial Activities, each such plan being derived from and in accordance with the Commercialisation Plan.

“Long Stop Date” shall have the meaning ascribed to it in Section 2.2.

“Manufacture” means all activities related to the production, manufacture, processing, formulation, filling, finishing, packaging, labelling, shipping and holding of the Product, including process development, process qualification and validation, scale-up, pre-clinical, clinical and commercial manufacture and analytic development, process improvements and optimization, product characterization, stability testing, quality assurance, quality control and release.

“Market Information” means the information provided by and sourced from the [*] which provides the detail of the number of [*] in the Promotion Territory [*] or such other market information as agreed by the Parties in accordance with Section 10.8.  A sample of the [*] is set out in Schedule 9.

“Marketing” shall mean the performance of activities by or on behalf of each Party with respect to Commercial-related activities including without limitation development of brand and Product promotional strategies, promotional sponsorships, allocation and recordkeeping of Samples, and speaker programs.

“Materials” means any tangible biological, chemical or physical materials.

“Medical Affairs” means the performance of activities by or on behalf of each Party with respect to accredited continuing medical education for the Product, clinical studies conducted after Regulatory Approval other than Post-Approval Studies, and other medical affairs activities including without limitation oversight of MSLs, support for investigator initiated studies, publication-related activities, activities performed by medical/scientific liaisons, scientific publications, disease state medical education, professional symposia, and speaker and activity programs.

“Medical Affairs Budget” shall have the meaning ascribed to it in Section 9.2.

“Medical Affairs Plan” means the annual consolidated plan detailing the Medical Affairs activities to be undertaken and/or funded for the Product in Promotion Indication and the Development Indication to Dermatologists in the Promotion Territory.

“MSL” means an employee of a Party whose duties include the provision of medical science liaison activities which include activities of a medical, scientific and/or educational nature and that are targeted to Dermatologists in order to introduce and explain to Dermatologists the Product and all related science in accordance with Applicable Law, industry standards and as agreed between the Parties pursuant to Section 9.3.

“M&A Notice” shall have the meaning ascribed to it in Section 18.1.

“NDS” means a new drug submission, as the same relates to such submissions to Health Canada.

“Net Sales” means the actual amount of Gross Sales invoiced by UCB, or its Affiliate or licensee, for sales or other disposition of the Product in the Promotion Territory to a Third Party purchaser, less the following accrual based deductions to the extent directly attributable to such sales and to the extent such deductions are not already reflected in such gross amount invoiced, in each case across all indications for the Product:

(a)                                  normal and customary rebates, quantity, patient discount programs, trade and cash discounts to customers actually allowed and properly taken;

*Confidential Treatment Requested

(b)                                  governmental and other rebates, chargebacks or administrative fees (or equivalents thereof) granted to managed health care organisations, pharmacy benefit managers (or equivalents thereof) or to national, federal, state, provincial, local and other governments, their respective agencies, purchasers and reimbursers or to trade customers actually allowed and properly taken;

(c)                                   retroactive price reductions, credits or allowances actually granted upon rejections, damaged goods, destruction, recalls or returns of the Product (for clarity, costs associated with Product that is the subject of a market recall, market withdrawal, correction, removal or seizure shall not be deductible from Net Sales);

(d)                                  freight, postage, shipping and insurance charges actually allowed or paid for delivery of the Product, to the extent included in the gross sales price; and

(e)                                   sales taxes, excise taxes, use taxes, import/export duties or other governmental taxes (other than taxes based on income or capital gains) actually due or incurred and payable to government authorities with respect to such sales, including value-added taxes, to the extent applicable, excluding however, the Branded Prescription Drug Fee Program.

Any of the above deductions shall only be permitted if incurred in the ordinary course of business in type and amount consistent with good industry practice and determined in accordance with IFRS as applied by UCB on a consistent basis across its products for external reporting purposes.

Any Product used for a Clinical Study, or used or distributed in the Promotion Territory free of charge for promotional or advertising purposes, including Samples, shall not be included in Net Sales.  Any Product used or distributed in the Promotion Territory free of charge, (i) as charitable donations, or (ii) for compassionate use, named-patient, indigent patient or other similar uses shall not be included in Net Sales. Net Sales will not include transfers among UCB or its Affiliates or its licensees, but in such cases the royalty shall be due and calculated on UCB’s or its Affiliates’ or licensees’ Net Sales to the first independent Third Party.

In the event the Product is sold as a Combination Product in the Promotion Territory, the Net Sales of the Product in a country within the Promotion Territory, for the purposes of this Agreement, shall be determined by multiplying the Net Sales (as defined above) of the Combination Product in such country by the fraction A/(A+B) where “A” is the weighted (by sales volume) average sale price in such country of Product when sold separately in finished form, and “B” is the weighted (by sales volume) average sale price in such country of the other active ingredient(s) sold separately in finished form.

If the weighted (by sales volume) average sale price of the Product when sold separately in finished form in a country within the Promotion Territory can be determined, but the weighted (by sales volume) average sale price of the other active ingredient(s) when sold separately in finished form in such country cannot be determined, Net Sales for purposes of determining royalty payments shall be calculated by multiplying the Net Sales (as defined above) of the Combination Product by the fraction A/C, where “A” is the weighted (by sales volume) average sale price in such country of the Product when sold separately in finished form in such country, and “C” is the weighted (by sales volume) average sale price of the Combination Product in such country.

In the case of any other sale or other disposal for value, such as barter or counter trade, of any Product or Combination Product, or part thereof, other than in an arm’s length transaction exclusively for money, Net Sales shall be calculated as above on the fair market value of the consideration given.

“New Formulation” means a formulation of Cimzia® as the sole active ingredient other than the Current Formulation.

“New Presentation” means a presentation with Cimzia® as the sole active ingredient other than the Current Presentation.

“New Third Party Licence” shall have the meaning ascribed to it in Section 10.17.

“Non-Breach Termination” means the termination of this Agreement by either party pursuant to Section 20.5, Section 20.6(d) or Section 20.8.

“Non-Breach Termination Date” means (a) the two-year anniversary of a Non-Breach Termination if UCB has invested the full Aggregate Investment Amount as of the date of the Non-Breach Termination and, provided, that a Non-Breach Termination Date shall not be deemed to occur pursuant to this clause (a) if, prior to such two-year anniversary, UCB and Dermira shall have entered into a binding development, collaboration, research or marketing or other commercialization agreement (in which event, the Non-Breach Termination Date shall be as provided in such binding agreement) or (b) the five-year anniversary of a Non-Breach Termination if UCB has complied with its funding obligations under Sections 2.5 and 2.6 through the date of the Non-Breach Termination and continues to comply with its funding obligations following such Non-Breach Termination pursuant to the terms of Section 2 (and upon any failure by UCB to so comply, the Non-Breach Termination Date shall be deemed to occur on the date of such non-compliance) or (c) on or following a Non-Breach Termination if UCB has complied with its funding obligations under Sections 2.5 and 2.6 through the date of the Non-Breach Termination and UCB provides written notice to Dermira deeming the Non-Breach Termination Date to have occurred.

“Non-Competitor Company” means a Non-Qualified Non-Competitor Company and/or a Qualified Non-Competitor Company.

“Non-Qualified Non-Competitor Company” means a Third Party (i) with which Dermira consummates a Change of Control transaction; and (ii) that is not a Competitor Company; and (iii) that is not a Qualified Non-Competitor Company.

“Off-label Promotion” means the promotion of the Product (i) for an indication, (ii) in an age group, (iii) in a dosage, or (iv) in a form of administration, in each case (i) to (iv) for which Regulatory Approval has not been obtained, or any other unauthorised use.

“OXO GOOD GRIPS Trademarks” shall mean the Trademarks under the Control of Helen of Troy Limited specified in schedules to and subject to the terms and conditions of the OXO Trademarks Sublicence Agreement.

“OXO Trademarks Sublicense Agreement” shall mean the agreement contained in Schedule 1, Part B of this Agreement.

“Party” means Dermira or UCB and “Parties” means Dermira and UCB.

“Patent Rights” means all patent applications and patents and any continuations, continuations-in-part, divisionals, reissues, re-examinations, patent term extensions, supplementary protection certificates or the like and any substitutions, confirmations, registrations or additions of or to any of the foregoing.

“Peak Sales Termination Date” means the date on which Net Sales of the Product to Dermatologists in a Calendar Year during the Term are less than [*]% of the Net Sales of the Product to Dermatologists in any prior Calendar Year during the Term.

“Person” means an individual, sole proprietorship, partnership, corporation, trust, unincorporated association or other similar entity or organisation.

“Phase 3 Study” means a Clinical Study or series of Clinical Studies with a defined dose or set of doses of the Product which is designed to be appropriately powered to demonstrate the efficacy and safety of the Product for the Development Indication and will enable the preparation and submission of a Drug Approval Application for Regulatory Approval to the FDA, Health Canada and the EMA.

“Phase 3 Protocol” means the protocol for a Phase 3 Study, synopses of which at the Effective Date are annexed to this Agreement as Schedule 10.

“PHSA” means the United States Public Health Service Act as amended from time to time.

“Paediatric Plan” means a human clinical trial in paediatric patients designed to satisfy the requirements of the Paediatric Committee (PDCO) of the EMA, or the equivalent as promulgated by the FDA for the Development of the Development Indication in the paediatric patient population.  Such Paediatric Plan, including the measures contained within it and proof of compliance with such measures, is a condition for the submission and obtaining of Regulatory Approval for the Development Indication in adult patients.

“Placebo” means, collectively or individually as applicable, the Comparator Drug Placebo and/or the Product Placebo.

“Post-Approval Study” means any Clinical Study, patient registry or other data collection effort for the Product with respect to the Development Indication that is initiated in one or more countries after receipt of Regulatory Approval for such Development Indication and not to support or obtain an application for Regulatory Approval for another indication, which Clinical Study is required by the FDA, Health Canada or the EMA as a post-approval commitment or other condition to receiving Regulatory Approval for the Product in the Development Indication by the FDA, Health Canada or the EMA including but not limited to clinical experience trials,

*Confidential Treatment Requested

post-approval studies intended to evaluate clinical outcomes or the risk/benefits of the Product, paediatric studies (including Paediatric Plans) and studies that are required by a Regulatory Authority as post-approval commitments or other conditions to receiving Regulatory Approval for the Product in the Development Indication by the FDA, Health Canada or the EMA.

“Post-Approval Study Protocol” means the protocol for a Post-Approval Study in the Development Indication.

“Press Release” means the communication to be made to the public, subject to Section 17.10, as soon as practicable following the Commencement Date, the agreed form of wording of which will be agreed in writing by the Parties.

“Price Range” means the preliminary price range submitted by Dermira to the SEC for the IPO.

“Pricing and Reimbursement Approval” means, for each country or region within the Promotion Territory where Pricing and Reimbursement Authorities, Regulatory Authorities or other competent public or private bodies and authorities must approve or determine gross and/or net pricing or pricing reimbursement or formulary coverage for pharmaceutical products that are distributed and sold in such country or region, such approvals or determinations.

“Pricing and Reimbursement Authority” means any applicable supra-national, federal, national, regional, state, provincial or local agencies, departments, bureaus, commissions, councils or other government entities regulating or otherwise exercising authority with respect to Pricing and Reimbursement Approvals for the Product.

“Privacy Laws” shall have the meaning ascribed to it in Section 21.6.

“Product” means (a) the Current Presentation and (b) any and all New Formulations, New Presentations, and Line Extensions.

“Product Arising IP” shall have the meaning ascribed to in Section 14.7.

“Product Data” means all data, reports and results with respect to the Product made, collected or otherwise generated by or on behalf of a Party or the Parties jointly in the course of the Development of the Product for the Development Indication.

“Product Labelling” means, with respect to the Product and each country in the Territory, (a) the Regulatory Authority-approved full prescribing information for the Product for such country, including any required patient information and (b) all labels and other written, printed or graphic matter upon a container, wrapper or any package insert utilized with or for the Product in such country.

“Product Literature” means, with respect to a given country in the Promotion Territory, any promotional, medical, informative and other information intended for distribution or use by Sales Representatives in connection with the Dermira Commercial Activities for the Product in such country (whether in the form of written, printed, graphic, electronic, audio or video materials), and shall include, without limitation, all related Sales Representative training materials.

“Product Placebo” means the placebo supplied by UCB for use in the Clinical Studies that is manufactured in accordance with the same manufacturing process as the Product and used in the same Clinical Studies, except that the Product Placebo does not contain Cimzia® as an active ingredient.

“Product Warranty” shall have the meaning ascribed to it in Section 5.11(a).

“Promotion Indication” means the treatment of psoriatic arthritis in adults, and, if applicable, children, as defined in each of the FDA, Health Canada and EMA approved product labels, as applicable.

“Promotion Territory” means (a) the United States of America, namely the fifty (50) states of the United States of America and the District of Columbia and (b) Canada.

“Promotional and Product Services Related Functions” means (a) promotion, marketing, advertising, and/or sale of the Product; (b) the development, preparation, or dissemination of Promotional Materials, or the provision of services relating to, the Product; and (c) post-marketing research, development, and publication-related activities involving the Product.

“Promotional Materials” means any and all promotional, advertising, communication and educational or speaker materials relating to the Product which are developed for use in connection with the marketing, Dermira Commercial Activities and sale of the Product in the Promotion Territory, and shall include, without limitation, sales training materials, Product Literature, journal advertisements, sales aids, formulary binders, promotional publication reprints, direct mail, direct-to-consumer advertising, websites and internet postings, broadcast advertisements, promotional displays and exhibits, sales reminder aids. For clarity, Promotional Materials shall not include any Medical Affairs materials.

“Prosecution” means, with respect to Patent Rights, the preparation, drafting, filing, prosecution (including, without limitation, any patent interference proceedings, reissue proceedings, patent opposition proceedings, re-examinations, or other similar proceedings), patent term extensions, paediatric extensions, supplementary protection certificates, and the maintenance of such Patent Rights in the Territory.

“Qualified Equity Financing” means the first sale by Dermira of convertible preferred stock in one transaction or a series of related transactions after the closing of the Initial Equity Financing (as defined below) in which Dermira receives proceeds, net of any discounts or commissions, of at least $10,000,000 from one or more investors, exclusive of any amount that UCB invests in such transaction or series of related transactions.

“Qualified Equity Financing Per Share Price” means the price per share of the preferred stock sold by Dermira in the Qualified Equity Financing.

“Qualified IPO” shall have the meaning set forth in the Restated Certificate.

“Qualified Non-Competitor Company” means a Third Party (i) with which Dermira consummates a Change of Control transaction; and (ii) that is not a Competitor Company; and (iii) that is engaged in the development and/or commercialisation of a pharmaceutical product, or after completion of such Change of Control transaction, will maintain Dermira as an operating entity and will maintain at least fifty percent (50%) of the executive management team of Dermira existing immediately prior to completion of such Change of Control transaction (holding a position that is executive vice president or higher) for at least twelve (12) Calendar Months after completion of such Change of Control transaction; and (iv) that, immediately following completion of such Change of Control transaction, has sufficient working capital to continue and complete (to the extent not already completed by Dermira) the Development of the Product in the Development Indication in the Development Territory as provided in the JDC-Approved Development Budget (taking into consideration any milestone payments to be made by UCB under Section 10.2 when such milestone payments become due so long as such Third Party has sufficient working capital to complete the Development activities as set forth in the Development Plan that precedes such milestone event), and (v) has the ability to obtain sufficient funding to perform the Dermira Commercial Activities and Medical Affairs for which Dermira is responsible, and to comply with Dermira’s other obligations under this Agreement, in each case when such activities or obligations are required to be performed under this Agreement.

“Recall” shall have the meaning ascribed to it in Section 9.6.

“Receiving Party” has the meaning ascribed to it in Section 17.1.

“Regulatory Approval” means, with respect to the Product in a particular country in the Territory, any and all approvals (including Drug Approval Applications), licenses, registrations or authorizations of any Regulatory Authority necessary to commercially distribute, sell or market the Product in such country, including, where applicable, (a) pre- and post-approval marketing authorizations and (b) labelling approval, but in each case excluding Pricing and Reimbursement Approval.

“Regulatory Authority” means any applicable supra-national, federal, national, regional, state, provincial or local regulatory agencies, departments, bureaus, commissions, councils or other government entities regulating or otherwise exercising authority with respect to the Commercialisation of the Product in the Territory.

“Regulatory Documentation” means all applications, registrations, licenses, authorizations and approvals, all correspondence submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority), and all supporting documents, in each case, relating to the Product, and all data contained in any of the foregoing, including all IMPDs, CTAs, INDs, clinical trial applications, Drug Approval Applications, supplements to a BLA, supplements to an NDS, Regulatory Approvals, regulatory drug lists, marketing and promotion documents, Product Data, adverse event files and complaint files and Manufacturing records (including any CMC Data).

“Regulatory Responsibility Matrix” means the responsibility matrix allocating regulatory responsibilities between the Parties as set forth in Schedule 11.

“Related Claim” means any claim or other dispute arising out of or relating to a Dispute or to the transactions contemplated under this Agreement or to the inducement of any Party to enter into this Agreement, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise.

“Reserved Territory” means all countries and territories in the world, but excluding the Promotion Territory.

“Restated Certificate” means that certain Restated Certificate of Incorporation of Dermira, Inc., filed with the Delaware Secretary of State on March 27, 2013.

“Retention Period” shall have the meaning ascribed to it in Section 5.12(b).

“Review Board” means an institutional review board, independent ethics committee or other group formally designated by an Institution in compliance with 21 C.F.R. Part 56 or analogous provisions of Applicable Law outside the United States to review, approve the initiation of, and conduct periodic review of, a Phase 3 Study or Post-Approval Study.

“ROFR Agreement” means that certain Amended and Restated Right of First Refusal and Co-Sale Agreement, by and among Dermira and the Major Stockholders (as defined therein), dated March 28, 2013.

“Royalty Bearing Sales” means the aggregate Net Sales from units of the Product sold in the Promotion Territory during the Term and attributable to Dermatologists in the Promotion Territory as determined by the Market Information.

“Safety Agreement” means the agreement to be entered into by and between the Parties prior to the Commencement Date governing the Parties’ respective responsibilities with respect to Adverse Drug Experiences, pharmacovigilance, complaints and other safety-related matters with respect to the Product.

“Safety Process” means UCB’s process of safety signal detection management and assessment in relation to the Product that is consistent with UCB’s practice, strategy and evaluation criteria for safety signal detection management and assessment in relation to its other marketed products, in the form provided by UCB to Dermira prior to the Effective Date and attached to this Agreement as Schedule 12.

“Sales Force” means, with respect to a given country or region in the Promotion Territory, the Sales Representatives and sales management personnel who are employed by either of the Parties or their respective Affiliates, in each case to undertake Dermira Commercial Activities for the Product to Healthcare Professionals in the Promotion Territory.

“Sales Representative” means, as applicable, an individual who is employed by Dermira, or by one of its Affiliates, and appropriately trained to undertake Dermira Commercial Activities for the Product to Dermatologists in one or more countries in the Promotion Territory.

“Sales Year” means either (a) the period of twelve (12) Calendar Months commencing on the date of the Launch of the Product in the Development Indication in the United States of America and ending on the first anniversary of such Launch (the “First Sales Year”) or (b) on expiry of the First Sales Year, each subsequent period of twelve (12) Calendar Months (each a “Subsequent Sales Year”).

“Sample” means a unit of the Product that is not intended to be sold and is intended solely for distribution free of charge and in accordance with Applicable Law to Healthcare Professionals to promote the sale and use of the Product in the Territory.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Executives” means: (a) with respect to Dermira, its Chief Executive Officer; and (b) with respect to UCB, (i) a member of its executive committee having direct responsibility for the Product within UCB and having knowledge and authority to resolve the applicable matter.

“Series B Financing Documents” means the IRA, ROFR Agreement and Voting Agreement.

“Series B Preferred Stock” shall have the meaning set forth in the Restated Certificate.

“Series B Per Share Price” means $1.4525.

“SOP” means standard operating procedure.

“Source Documents” means all recorded original observations and notations of clinical activities and all reports and records necessary for the evaluation and reconstruction of a Phase 3 Study or any Post-Approval Study in the Development Indication, regardless of form, in each case as maintained by the Institutions.

“SPA” means that certain Series B Preferred Stock Purchase Agreement, by and among Dermira and the Investors (as defined therein), dated March 28, 2013, as amended by that certain Amendment No. 1 to Series B Preferred Stock Purchase Agreement, which will be dated as of the date of the closing of the Initial Equity Financing (the “SPA Amendment”).

“Study Documentation” means all Regulatory Documentation pertaining to a Phase 3 Study and any Post-Approval Study in the Development Indication, including Source Documents, case report forms, data correction forms, case histories, monitoring reports and appointment schedules and any other documentation required by this Agreement or Applicable Law.

“SSAR” shall have the meaning ascribed to it in Section 4.27.

“Target” means human TNFa.

“Term” shall have the meaning ascribed to it in Section 20.1.

“Territory” means the Promotion Territory and the Reserved Territory.

“Third Financing Per Share Price” means the price per share of the preferred stock sold by Dermira in the Third Financing.

“Third Party” means any Person or other legal entity other than the Parties or their respective Affiliates.

“Third Party Claim” shall have the meaning ascribed to in Section 16.3.

“Third Party Licences” means those licenses and/or sublicenses with respect to the Product (or the Development, Manufacture, Commercialisation and/or use of the Product) which are held by UCB and/or its Affiliates under agreements with Third Parties listed in Schedule 13 and which exist as of the Effective Date.

“Third Party Royalties” means [*] royalty payments actually paid by UCB to Third Parties under the terms of a Third Party License to the extent attributable to the Development of the Product in the Development Indication in the Promotion Territory and the Commercialisation of the Product in the Development Indication and/or Promotion Indication in the Promotion Territory.

“Trademark” means any and all corporate names, service marks, logos, trade dress and trademarks (whether or not registered) and all applications therefor and registrations thereof, and all renewals, extensions or modifications thereto.

“Trial Master File” means the guidelines on and the documentation relating to a Clinical Study, including archiving, qualification of inspectors, inspection readiness and inspection procedures to verify compliance of the Clinical Study in question with Directive 2001/20/EC, as amended, and dependent legislation and to enable the evaluation of the conduct of the Clinical Study and the quality of the data produced therefrom.

“Transfer of Obligations Checklist” means a transfer of obligations established by the JDT in accordance with Section 5.10(j).

“Trigger Date” means the date on which Regulatory Approval for the Product in the Development Indication is granted in the Promotion Territory.

“Triggering Financing Per Share Price” means the weighted-average price per share of the preferred stock sold by Dermira in the Triggering Financing and all previously consummated unrelated Financings following the Initial Equity Financing, which together with the Triggering Financing, would result in Dermira receiving aggregate proceeds, net of any discounts or commissions, of least $10,000,000 from one or more investors, exclusive of any amount that UCB invests in such Financings.

“UCB Arising IP” shall have the meaning ascribed to in Section 14.8.

“UCB Background IP” means the Background IP of UCB, including certain Patent Rights detailed in Schedule 14 and Third Party Licenses listed in Schedule 13.

“UCB Breach Termination” means a termination of this Agreement by Dermira pursuant to Section 20.4 for a breach by UCB, Section 20.6(a), Section 20.6(b), Section 20.7(a) or Section 20.7(b).

“UCB Commercialisation Cost Deductions” shall have the meaning ascribed to it in Section 7.7.

“UCB Hub Services” means those services also known as the Cimplicity® Program, as outlined in Schedule 15.

*Confidential Treatment Requested

“UCB Indemnified Parties” shall have the meaning ascribed to it in Section 16.1.

“UCB Information” means the Information supplied by or on behalf of UCB under this Agreement.

“UCB Materials” means the Materials supplied by or on behalf of UCB under this Agreement.

“UCB Responsible Parties” shall have the meaning ascribed to it in Section 16.2.

“UCB Subsidiary” means any direct or indirect wholly-owned subsidiary of UCB.

“US$” means United States dollars.

“Voting Agreement” means that certain Amended and Restated Voting and Drag-Along Agreement, by and among Dermira and the Holders (as defined therein), dated March 28, 2013.

“WAC” means, in relation to the Product, the whole sale acquisition cost charged by UCB for the Product, calculated on a country-by-country basis as the weighted average of such whole sale acquisition cost on a per extended unit basis, normalized by dosage strength of the active ingredient, across all indications and uses of the Product in the applicable country in the Promotion Territory.

1.2                               Interpretation. In this Agreement, unless the context otherwise requires:

(a)                                 references to “this Agreement” shall mean this Agreement and any and all Schedules to it, each as amended from time to time in accordance with the provisions of this Agreement;

(b)                                 references to a particular Section, Schedule or Paragraph shall be a reference to that Section, schedule or paragraph in this Agreement;

(c)                                  words in the singular shall include the plural and vice versa and references to the masculine gender shall include the feminine gender and vice versa;

(d)                                 headings are for convenience only and shall be ignored in interpreting this Agreement;

(e)                                  the words “include”, “including” or “in particular” are to be construed without limitation to the generality of the preceding words;

(f)                                   references to a statute include any statutory modification, extension or re-enactment of that statute;

(g)                                  any reference to “writing” includes a reference to any communication effected by facsimile transmission or similar means but not e-mail.

1.3                               If there is any inconsistency between Sections 1 to 33 (inclusive) of this Agreement and any Schedule, such Sections shall prevail.

2.                                      CONDITIONS PRECEDENT AND FUNDING

2.1                               Sections 1 (as applicable), 2, 3, 4, 5.1-5.3(b)(i), 6, 7.1, 9.4, 13, 14, 17, 20.3, 21.1, and 24 through 33 shall take effect on the Effective Date in each case to the extent applicable to the Parties’ rights and obligations prior to the Long Stop Date. Save in relation to those Sections referred to in this Section 2.1, no other provisions of this Agreement shall have any force or effect, and the Parties shall have no rights or obligations under this Agreement unless and until the conditions set out in Section 2.2 are satisfied.

2.2                               Save as provided under Section 2.1, the terms of this Agreement are conditional upon and shall enter into full force and effect if, and only if, within sixty (60) Business Days of receipt from the FDA of its written comments arising from the FDA Development Meeting (the “Long Stop Date”):

(a)                                 Dermira has successfully obtained an initial minimum of twenty million United States dollars (US$ 20,000,000) of capital increase (which initial minimum shall include the capital increase received as part of the UCB investment as set forth in Sections 2.4 and 2.5); and

(b)                                 Neither Party has served notice of termination of this Agreement on the other Party in accordance with the provisions of Section 5.1(d)

such date being the “Commencement Date”.

2.3                               If the conditions set out in Section 2.2 are not satisfied by the Long Stop Date, this Agreement shall terminate in accordance with Section 20.3 and the provisions of Section 21.1 shall apply.

2.4                               Sales of Series B Preferred Stock.

(a)                                 Within 21 days of the Effective Date, Dermira shall issue and sell to UCB (or any of its designated UCB Subsidiaries), and UCB agrees to purchase (or to cause its UCB Subsidiaries to purchase) from Dermira, in a private placement under the Securities Act, 3,442,341 shares of Series B Preferred Stock at the Series B Per Share Price (the “Initial Investment Shares”).

(b)                                 Payment of the aggregate purchase price for the Initial Investment Shares (the “Financing Purchase Price”) shall be made concurrently with the closing of such Financing (the “Initial Equity Financing”) by wire transfer of immediately available funds to the account specified in writing by Dermira to UCB, subject to the satisfaction or waiver of the conditions set forth in Section 2.4(c).  Payment of the Financing Purchase Price for the Initial Investment Shares shall be made against delivery to UCB of the Initial Investment Shares, which shares shall be certificated and delivered to UCB promptly following the closing of the Initial Equity Financing.

(c)           The purchase of the Initial Investment Shares shall be made pursuant to the terms and conditions of the SPA and the Series B Financing Documents; provided, that:

(i)            UCB shall execute the SPA Amendment and joinders to the Series B Financing Documents, in each case, in a form reasonably acceptable to Dermira and UCB;

(ii)           the SPA Amendment shall contain a representation and warranty of Dermira that, as of the closing of the Initial Equity Financing, no material adverse effect on the business and operations of Dermira and its Subsidiaries taken as a whole since the date of the Initial Closing (as defined in the SPA) has occurred;

(iii)          UCB shall be deemed an Investor pursuant to the SPA, IRA and Voting Agreement and a Preferred Stockholder pursuant to the ROFR Agreement; and

(iv)          the Restated Certificate shall be amended to increase the authorized number of shares of Series B Preferred Stock and Common Stock by a number equal to the number of Initial Investment Shares; provided, that, for the avoidance of doubt, Section 6.3 of Article V of the Restated Certificate shall not be amended and UCB shall not be subject to any Special Mandatory Conversion (as defined in the Restated Certificate).

2.5          Subsequent Sale(s) of Preferred Stock.

(a)           Qualified Equity Financing.

(i)            Following the consummation of the Initial Equity Financing and until the earliest of (A) the Non-Breach Termination Date, (B) a termination of this Agreement other than a Non-Breach Termination, (C) an IPO, (D) a Change of Control, (E) a Triggering Financing Closing (as defined below) and (F) March 31, 2016, upon such time as Dermira has determined that it is reasonably likely that it will consummate a Qualified Equity Financing, but in no event less than 25 days prior to the execution of the purchase agreement providing for such Qualified Equity Financing (the “Qualified Financing Closing”), Dermira shall notify UCB in writing of such Qualified Equity Financing (including the material terms thereof) (the “Qualified Financing Notice”). Following the date of the Qualified Financing Notice, Dermira shall keep UCB reasonably informed of any material changes to the information contained in the Qualified Financing Notice and shall provide UCB with drafts of the applicable Subsequent Financing

Documents that it sends to the lead investor in such Qualified Equity Financing promptly following distribution to such lead investor.

(ii)           Concurrently with the Qualified Financing Closing, Dermira shall issue and sell to UCB (or any of its designated UCB Subsidiaries), and UCB agrees to purchase (or to cause its UCB Subsidiaries to purchase) from Dermira, in a private placement under the Securities Act, the Initial Subsequent Financing Amount of the class of Dermira preferred stock sold in the Qualified Equity Financing at the Qualified Equity Financing Per Share Price.

(b)           Triggering Financing.

(i)            Following the consummation of the Initial Equity Financing and until the earliest of (A) the Non-Breach Termination Date, (B) a termination of this Agreement other than a Non-Breach Termination, (C) an IPO, (D) a Change of Control, (E) a Qualified Financing Closing and (F) March 31, 2016, upon such time as Dermira has determined that it is reasonably likely that it will consummate a Financing, which is not a Qualified Equity Financing but pursuant to which Dermira would receive aggregate proceeds (together with any unrelated Financings that are not Qualified Equity Financings and that were consummated following the Initial Equity Financing), net of any discounts or commissions, of least $10,000,000 from one or more investors (the “Triggering Financing”), but in no event less than 25 days prior to the execution of the purchase agreement providing for such Triggering Financing (the “Triggering Financing Closing”), Dermira shall notify UCB in writing of such Triggering Financing (including the material terms thereof) (the “Triggering Financing Notice”).  Following the date of the Triggering Financing Notice, Dermira shall keep UCB reasonably informed of any material changes to the information contained in the Triggering Financing Notice, shall provide UCB with (1) drafts of the applicable Subsequent Financing Documents that it sends to the lead investor in such Triggering Financing promptly following distribution to such lead investor and (2) access to the same diligence materials as provided to the lead investor (in the same format as provided to the lead investor) in the Triggering Financing.

(ii)           UCB may, at its sole option, to be exercised, if at all, within 10 days after the date of the Triggering Financing Notice, provide written notice to Dermira stating its desire to purchase the Initial Subsequent Financing Amount of the class of Dermira preferred stock sold in the Triggering Financing at the Triggering Financing Per Share Price (the “Triggering Financing Put Notice”).  If UCB delivers a Triggering Financing Put Notice, then Dermira shall issue and sell to UCB (or any of its designated UCB Subsidiaries), and UCB agrees to purchase (or to cause its UCB Subsidiaries to purchase) from Dermira, concurrently with the Triggering Financing Closing, in a private placement under the Securities Act, the Initial Subsequent Financing Amount of the class of Dermira preferred stock sold in such Financing at the Triggering Financing Per Share Price.

(c)           Third Financing.

(i)            Following the earlier of the Qualified Equity Financing Closing or the Triggering Financing Closing and until the earliest of (A) the Non-Breach Termination Date, (B) a termination of this Agreement other than a Non-Breach Termination, (C) an IPO, (D) a Change of Control and (E) March 31, 2016, upon such time as Dermira has determined that it is reasonably likely that it will consummate a Financing, pursuant to which Dermira would receive aggregate proceeds, net of any discounts or commissions, of least $10,000,000 from one or more investors (the “Third Financing”), but in no event less than 25 days prior to the execution of the purchase agreement providing for such Third Financing (the “Third Financing Closing”), Dermira shall notify UCB in writing of such Third Financing (including the material terms thereof) (the “Third Financing Notice”).  Following the date of the Third Financing Notice, Dermira shall keep UCB reasonably informed of any material changes to the information contained in the Third Financing Notice and shall provide UCB with drafts of the applicable Subsequent Financing Documents promptly following distribution to such lead investor.

(ii)           Concurrently with the Third Financing Closing, Dermira shall issue and sell to UCB (or any of its designated UCB Subsidiaries), and UCB agrees to purchase (or to cause its UCB Subsidiaries to purchase) from Dermira, in a private placement under the Securities Act, the Aggregate Investment Amount of the class of Dermira preferred stock sold in the Third Financing at the Third Financing Per Share Price.

(d)           Mechanics. The number of shares of preferred stock to be issued and sold by Dermira and purchased by UCB (or any of its designated UCB Subsidiaries) under this Section 2.5 (the “Subsequent Equity Financing Shares”) shall be determined by (i) with respect to the Qualified Equity Financing, dividing the Initial Subsequent Financing Amount by the Qualified Equity Financing Per Share Price, (ii) with respect to the Triggering Financing, dividing the Initial Subsequent Financing Amount by the Triggering Financing Per Share Price, and (iii) with respect to the Third Financing, dividing the Aggregate Investment Amount by the Third Financing Per Share Price, in each case, rounded down to the nearest whole share.  Payment of the purchase price for the Subsequent Equity Financing Shares (the “Financing Purchase Price”) shall be made concurrently with the closing of the Qualified Equity Financing, Triggering Financing or Third Financing, as applicable, by wire transfer of immediately available funds to the account specified in writing by Dermira to UCB, subject to the satisfaction or waiver of the conditions set forth in the stock purchase agreement for the Qualified Equity Financing, Triggering Financing or Third Financing, as applicable.  Payment of the Financing Purchase Price for the Subsequent Equity Financing Shares shall be made against delivery to UCB (or any of its designated UCB Subsidiaries) of the Subsequent Equity Financing Shares, which shares shall be certificated and delivered to UCB (or any of its designated UCB Subsidiaries) promptly following the closing of the Qualified Equity Financing, Triggering Financing or Third Financing, as applicable.

(e)           Documentation. The purchase of the Subsequent Equity Financing Shares shall be made pursuant to a stock purchase agreement, investors’ rights agreement, right of first refusal and co-sale agreement, voting and drag-along agreement and/or other agreements, in each case, in forms negotiated and agreed-to between Dermira and the lead investor in the Qualified Equity Financing, Triggering Financing or Third Financing, as applicable, as identified in the Qualified Financing Notice, Triggering Financing Notice or Third Financing Notice, respectively, which forms shall be entered into by all investors, including UCB, in the Qualified Equity Financing, Triggering Financing or Third Financing, as applicable (the “Subsequent Financing Documents”); provided, that (i) such Subsequent Financing Documents shall not contain any material term that is materially less favorable from the perspective of the investors than the material term in the Series B Financing Documents (a “Less Favorable Term”) and (ii) UCB shall not be treated less favorably than any other investor in such Subsequent Financing Documents. In the event that the Subsequent Financing Documents contain one or more Less Favorable Terms or UCB is treated less favorably than any other investor in such Subsequent Financing Documents, then UCB and Dermira shall negotiate in good faith regarding such terms, and such Subsequent Financing Documents shall be in a form reasonably acceptable to UCB and, if such Subsequent Financing Documents are not in a form reasonably acceptable to UCB following such good faith efforts then UCB shall have no obligation to purchase any securities of Dermira in the Qualified Financing Closing, Triggering Financing Closing or Third Financing Closing, as applicable, and UCB’s obligations pursuant to Section 2.5(a), 2.5(b) or 2.5(c), as applicable, shall be deemed satisfied.

(f)            Directorship.

(i)            The first voting agreement entered into as part of the Subsequent Financing Documents (the “Subsequent Voting Agreement”) shall provide (and each amendment to or restatement of the Subsequent Voting Agreement shall continue to provide) that UCB shall be entitled, subject to the terms and conditions of the Subsequent Voting Agreement, to designate one director to the Dermira Board (the “UCB

Designee”) (provided, that UCB shall agree to consult with Dermira in good faith with regard to the selection of the UCB Designee in light of applicable regulatory and stock exchange requirements, with it being understood that the selection of the UCB Designee shall be in UCB’s sole discretion following such good faith consultation), and the parties thereto shall be required to vote for the election of the UCB Designee, for so long as (A) UCB owns at least 50% of the shares of Dermira capital stock purchased pursuant to the terms of this Agreement, (B) there has not occurred an IPO, (C) there has not occurred a Change of Control, (D) a UCB Breach Termination has not occurred, (E) the Dermira Breach Termination Date has not occurred and (F) the Non-Breach Termination Date has not occurred.  The Subsequent Voting Agreement shall terminate upon an IPO.

(ii)           Following an IPO, Dermira agrees not to remove the UCB Designee prior to, and to re-nominate and recommend the UCB Designee for election at each annual meeting of stockholders taking place prior to, the earliest of (A) the date of a UCB Breach Termination, (B) UCB failing to own at least 50% of the shares of Dermira capital stock purchased pursuant to the terms of this Agreement (or such shares of capital stock of Dermira as such shares may be converted into), (C) a Change of Control, (D) the Non-Breach Termination Date, (E) the Dermira Breach Termination Date and (F) the last to occur of (x) the Peak Sales Termination Date and (y) the Expiry Date (any of the foregoing dates in clauses (A) through (F), a “Public Designee Termination Date”). If Dermira closes an IPO after a Public Designee Termination Date, then UCB shall thereafter no longer have a right to a UCB Designee upon the closing of the IPO.

(iii)          The UCB Designee shall be entitled to serve on committees of the Board where the UCB Designee would be a disinterested director with respect to the subject matter of such committee, provided, that notwithstanding the foregoing, the UCB Designee shall not be entitled to serve on the audit committee, compensation committee or a committee for the pricing of Dermira’s securities (capital stock or debt).

(iv)          The UCB Designee shall, prior to joining the Dermira Board and for all times during service on the Dermira Board, deliver a non-revocable letter of resignation taking effect one day after any Public Designee Termination Date.

(g)           Major Investor Rights. Under the terms of the Subsequent Financing Documents, UCB shall be considered a major investor (or whatever other term(s) are used in the Subsequent Financing Documents to denote the investor(s) receiving the most favorable rights and privileges) for purposes of receiving any special rights or privileges reserved for certain investors.

2.6          Sale of Common Stock Concurrently with IPO.

(a)           IPO Notice. .  No later than five days prior to the date that Dermira will file its preliminary (“red herring”) prospectus with the SEC, Dermira shall deliver to UCB a written notice stating (i) the anticipated date that it will file its preliminary (“red herring”) prospectus with the SEC and (ii) the Price Range and the aggregate gross proceeds to Dermira based on the low end of the Price Range (the “IPO Notice”).

(b)           Concurrent Private Placement. If (i) the low end of the Price Range is not less than the Conversion Price (as defined in the Restated Certificate) of the Series B Preferred Stock in effect immediately prior to the closing of the IPO and (ii) the aggregate gross proceeds to Dermira based on the low-end of the Price Range would be equal to or in excess of $50 million (clauses (i) and (ii) together, the “IPO Conditions”), then concurrently with the closing of the IPO, Dermira shall issue and sell to UCB (or any of its designated UCB Subsidiaries), and UCB agrees to purchase (or to cause its UCB Subsidiaries to purchase) from Dermira, in a private placement under the Securities Act, the Aggregate Investment Amount of Dermira common stock at the IPO Price.

(c)           Put Right. If either of the IPO Conditions are not met, then UCB may, at its sole option, to be exercised, if at all, within five days after the date of the IPO Notice, provide written notice to Dermira stating its desire to purchase the Aggregate Investment Amount of Dermira common stock at the IPO Price (the “IPO Put Notice”).  If UCB delivers an IPO Put Notice, then, concurrently with the closing of the IPO, Dermira shall issue and sell to UCB (or any of its designated UCB Subsidiaries), and UCB agrees to purchase (or to cause its UCB Subsidiaries to purchase) from Dermira, in a private placement under the Securities Act, the Aggregate Investment Amount of Dermira common stock at the IPO Price.

(d)           Mechanics. The number of shares of common stock to be sold by Dermira and purchased by UCB (or any of its designated UCB Subsidiaries) hereunder (the “IPO Shares”) shall be determined by dividing the Aggregate Investment Amount by the IPO Price (rounded down to the nearest whole share).  Payment of the purchase price (which shall be equal to the total number of IPO Shares to be purchased by UCB (or any of its designated UCB Subsidiaries), as calculated pursuant to the immediately preceding sentence, multiplied by the IPO Price) for the IPO Shares (the “IPO Purchase Price”) shall be made concurrently with the closing of the IPO by wire transfer of immediately available funds to the account specified in writing by Dermira to UCB, subject to the concurrent closing of the IPO.  Payment of the IPO Purchase Price for the IPO Shares shall be made against delivery to UCB (or any of its designated UCB Subsidiaries) of the IPO Shares, which IPO Shares shall be uncertificated and shall be registered in the name of UCB (or any of its designated UCB Subsidiaries) by Dermira’s stock transfer agent.  The purchase of the IPO Shares shall be made pursuant to and contingent upon UCB (or any of its designated UCB Subsidiaries) executing and delivering to Dermira a stock purchase agreement in form reasonably acceptable to Dermira and UCB.  The IPO Shares shall be subject to a “market stand-off” agreement, consistent with the terms set forth in Section 2.9 of the IRA.

(e)           Termination. The rights and obligations set forth in this Section 2.6 shall terminate upon the earliest of (i) the Non-Breach Termination Date, (ii) a termination of this Agreement other than a Non-Breach Termination, (iii) the Third Financing Closing, (iv) a Change of Control and (v) March 31, 2016.

(f)            Maximum Purchase Amount. For clarity, in no event shall UCB and the UCB Subsidiaries be required to purchase in excess of $20,000,000 of Dermira’s securities, in the aggregate, pursuant to the terms of this Section 2.

2.7          Other Covenants,

(a)           Competitor Companies. Prior to the IPO or a termination of this Agreement, Dermira covenants and agrees (i) not to sell to any Competitor Company a number of shares of Dermira’s capital stock more than the number of shares issued to UCB (or any of its designated UCB Subsidiaries) pursuant to the terms of this Agreement as of the date on which the sale to a Competitor Company would occur, (ii) not to grant any Competitor Company a right to designate a director or a non-voting observer to the Dermira Board and (iii) not to grant any Competitor Company any rights that would materially and adversely undermine the rights expressly granted to UCB under Sections 2.4 through 2.7 and Section 18.1.  For illustrative purposes only, granting a Competitor Company a right of last refusal on a Change of Control would be deemed to materially and adversely undermine the rights expressly granted to UCB pursuant to Section 18.1.

(b)           Dermira Actions. Prior to a termination of this Agreement, Dermira covenants and agrees that it will not intentionally take any action that has the effect of materially circumventing, or that would materially and adversely undermine, the rights expressly granted to UCB pursuant to Sections 2.4 through 2.7.

2.8          Conditions Precedent. For the avoidance of doubt and notwithstanding anything to the contrary in this Section 2, neither Party shall have any obligations pursuant to Sections 2.5 or 2.6 unless and until the conditions set forth in Section 2.2 have been satisfied and this Agreement has not been terminated on or prior to the Long Stop Date; provided, that, $10 million of UCB’s financing obligations hereunder (the Financing Purchase Price plus the minimum Initial Subsequent Financing Amount) shall be included for purposes of determining whether the condition set forth in Section 2.2(a) has been met.

2.9          Dermira acknowledges that the sum referred to in Section 2.2 represents a portion of the total funding requirement that Dermira shall secure in order to undertake and complete the Development of the Product in the Development Indication throughout the Development Territory and Dermira undertakes to UCB that it shall:

(a)           secure sufficient funding to fulfil its obligations to Develop the Product in the Development Indication in the Development Territory in accordance with the Development Plan; and

(b)           keep UCB appraised of its efforts, activities and progress in securing such funding to comply with Section 2.8(a).

3.             SCOPE OF AGREEMENT

3.1          During the Term, Dermira shall be responsible for and shall use Commercially Reasonable Efforts to undertake: (i) the Development of the Product for the Development Indication in the Development Territory in accordance with the Development Plan and the terms of this Agreement for UCB to seek Regulatory Approval for the Product from each of the FDA, Health Canada and the EMA, and shall be responsible for paying all Development Costs incurred in connection therewith, subject to Section 10.1, and (ii) the Dermira Commercial Activities and any Medical Affairs activities for which Dermira is responsible to Dermatologists for the Product in the Development Indication and Promotion Indication (subject to Section 7.1) in the Promotion Territory if, and only if, UCB obtains Regulatory Approval for the Commercialisation of the Product in the Development Indication in the Promotion Territory, subject to Dermira’s right to conduct activities under the Pre-Launch Medical Affairs Plan under Section 9.3. All such activities will be performed under the oversight of, and are subject to governance by, the JSC, JCC, JDC and any other Committees established by the Parties pursuant to this Agreement, all as set forth in more detail in Section 4.

3.2          UCB shall use Commercially Reasonable Efforts to: (a) supply of the Product and Comparator Drugs and Placebo to Dermira or its CRO or its Institutions for the Development activities hereunder; (b) undertake those Development activities assigned to it under the Development Plan; and (c) undertake the Commercial Functions and such other Commercialisation activities that are necessary or, in UCB’s reasonable determination, useful to enable and support the Dermira Commercial Activities for (A) the Commercialisation of the Product in the Development Indication and the Promotion Indication as specified in the Commercialisation Plan and (B) the conduct of the Medical Affairs activities for the Product in the Development Indication and the Promotion Indication as specified in the Medical Affairs Plan.

3.3          Except as otherwise expressly set forth in this Agreement, UCB shall retain sole control over and responsibility for all other aspects of the Development, Manufacture and Commercialisation of the Product in all indications throughout the Territory, and except as otherwise expressly set forth in this Agreement, nothing shall be construed as (1) granting, conveying or otherwise creating any rights, interests or entitlements of

Dermira, (2) obligating UCB to disclose or otherwise provide Dermira with access to any non-public information other than to the extent necessary or, in UCB’s reasonable judgement, useful in order for Dermira to exercise its rights and/or perform its obligations under this Agreement, or (3) requiring UCB to consult with Dermira or otherwise seek or obtain Dermira’s comments or other input, with respect thereto.

3.4          Dermira may perform any specific activities for which it is responsible in connection with the Development and/or the undertaking of Dermira Commercial Activities (and any Medical Affairs activities for which Dermira is responsible) for the Product in accordance with Section 3.1 through subcontracting to an Affiliate or a Third Party subcontractor and through utilisation of its Sales Force, provided, however, that Dermira shall not have the right to enter into any agreement or other arrangement or otherwise use (a) any CRO for the Development of the Product or (b) any Third Party contract sales force or sales representatives to undertake Dermira Commercial Activities and/or Medical Affairs activities for the Product in the Promotion Indication or the Development Indication to Dermatologists in the Promotion Territory, in each case (a) and (b) without first obtaining the prior written consent of UCB to do so. If Dermira engages an Affiliate or a Third Party sub-contractor to perform any of Dermira’s obligations under this Agreement, Dermira shall:

(a)           ensure that any such Affiliate or Third Party to whom Dermira discloses the Confidential Information of UCB is bound by an appropriate written agreement containing obligations of confidentiality and restrictions on use of UCB’s Confidential Information that are no less restrictive than the obligations of confidentiality in this Agreement (provided that Dermira shall use Commercially Reasonable Efforts to seek and include in such Third Party agreement obligations of confidentiality and non-use lasting for a period of [*] Calendar Years after the termination and/or expiration of the applicable Third Party agreement and provided that in no event shall the obligations of confidentiality and/or non-use in any such Third Party agreement be of a duration less than [*] Calendar Years after the termination and/or expiration of the applicable Third Party agreement);

(b)           ensure that any such Affiliate or Third Party is bound in writing to assign to Dermira any Arising IP (other than any improvements to any pre-existing Intellectual Property Rights of such Affiliate or Third Party identified to Dermira at the date of execution of such Third Party agreement) that is generated or otherwise created by such Affiliate or Third Party or their respective employees or agents in performing such services on behalf of Dermira in order for Dermira to give effect to the assignment provisions set out in Section 14; and

(c)           at all times be responsible for and liable under this Agreement with respect to the performance or non-performance by any such Affiliate or Third Party of any of Dermira’s obligations delegated by it to such Affiliate or Third Party and their compliance or non-compliance with Applicable Law.

*Confidential Treatment Requested

4.                                      GOVERNANCE

4.1                               Subject to this Section 4 and the terms of this Agreement, the Parties shall establish (a) a Joint Steering Committee (JSC) that will serve as the overall governing body for (i) the Development of the Product in the Development Indication in the Development Territory by Dermira; (ii) the Dermira Commercial Activities (iii) Medical Affairs activities for the Product in the Promotion Indication and the Development Indication, in the Promotion Territory by Dermira; and (iv) all other matters relating to the performance of this Agreement referred to it; (b) a Joint Development Committee (JDC) that will oversee the Development and Medical Affairs activities for the Product in the Development Territory in the Development Indication; (c) a Joint Development Team (JDT) that will coordinate the Development of and Medical Affairs activities for the Product in the Development Territory in the Development Indication by Dermira; (d) a Joint Commercialisation Committee (JCC) that will coordinate, oversee and manage the Dermira Commercial Activities of the Product by Dermira in the Promotion Indication and the Development Indication in the Promotion Territory; and (e) a Joint Commercialisation Team (JCT) that will coordinate the Dermira Commercial Activities of the Product by Dermira in the Promotion Territory in the Promotion Indication and the Development Indication.  The JDC and the JCC shall be subordinate to the JSC, the JDT shall be subordinate to the JDC, and the JCT shall be subordinate to the JCC. Each such committee and any other committee established by the JSC (collectively, the “Committees” and each a “Committee”) shall have the responsibilities and authority allocated to it in this Section 4 and elsewhere in this Agreement, but shall not have the right to interpret, modify, amend, vary and/or waive compliance of any of the provisions of this Agreement, either as a Committee action or through a Party’s exercising of its final decision making authority on such Committee.  Each such Committee shall have the membership and shall operate by the procedures set forth in this Section 4, and each Party shall carry out the responsibilities in relation to each Committee to enable a fair, expeditious and efficient process in such Committee.  Each such Committee shall also serve as a forum for information exchange, updates, coordination and discussions with respect to the activities to be undertaken by UCB under this Agreement in support of Dermira’s conduct of the Development activities and/or Dermira Commercial Activities and/or the Medical Affairs activities for which Dermira is responsible under this Agreement.

4.2                               Notwithstanding the Committee structure established pursuant to Section 4.1, each Party shall retain the rights, powers and discretion granted to it under this Agreement, and no such rights, powers, or discretion shall be delegated to or vested in a Committee unless such delegation, vesting of rights or discretion is expressly provided for in this Agreement or the Parties expressly so agree in writing.  Notwithstanding the foregoing, neither Party shall be restricted from bringing before any appropriate Committee for discussion any matter relating to the activities to be performed under this Agreement that it believes warrants discussion between the Parties through the Committees, provided that the consideration of any such matter by any Committee shall not infringe or limit the exercise of a Party’s right of consent or approval or other decision making authority granted to it by this Agreement.  To the extent any right of consent, approval or other decision making authority is granted to a Party or a Committee under this Agreement, such consent or approval or other decision made in accordance with such decision making authority shall not be subject to any dispute resolution mechanism provided for in Section 23.

4.3                               Each Party shall appoint representatives with the requisite authority and seniority to make decisions on behalf of that Party with respect to issues falling within the jurisdiction of the relevant Committee.

4.4                               Each Committee shall establish a schedule of times for regular meetings, provided that in no event shall such meetings of:  (i) the JSC be held less frequently than once every six (6) months; (ii) the JDC be held less frequently than once every three (3) months; (iii) the JCC be held less frequently than once every six (6) months, in each case (i), (ii) and (iii) in any given Calendar Year; and (iv) any other Committee to be held as frequently as determined by the JSC on formation of such other Committee.  Each Committee shall meet alternately at one of UCB’s facilities in the United States of America (as determined by UCB) and at one of Dermira’s facilities in the United States of America (as determined by Dermira) or at such other locations as the Parties may agree.

4.5                               Meetings of any Committee shall be in person, provided that Committee meetings may be held by audio or video teleconference with the consent of the representatives of each Party on such Committee, which consent shall not be unreasonably withheld or delayed,  provided that at least one (1) meeting of the Committee every six (6) months shall be held in person.  In addition to such scheduled meetings, the chair of a Committee may convene a special meeting of the Committee at either Party’s request with two (2) weeks’ written notice if such meeting is to be conducted in person, and with one (1) week’s written notice if such meeting is to be conducted by teleconference, or such shorter period as the Committee may decide, and the chair shall prepare and circulate to each Committee member an agenda for each meeting not later than one (1) week prior to such meeting, and the representatives of the other Party shall have the right on written notice to the chair given within two (2) Business Days after receipt of the agenda to supplement the agenda, in each case, or such shorter period as the Committee may agree.  Notwithstanding the foregoing, (y) notice of any such special meeting or receipt of such agenda may be waived in writing at any time, either before, during or after such meeting, and (z) attendance of any member at a meeting shall constitute a valid waiver of notice of any such special meeting or receipt of such agenda from such member, unless such member attends the meeting for the express purpose of objecting to the failure to provide valid notice or an agenda.

4.6                               In addition to Committee members, employees of each Party may, as appropriate, attend meetings of each Committee as non-voting participants, and consultants, representatives or advisors, in each case as appropriate, may attend meetings of each Committee as non-voting observers, provided that such Third Party representatives are under obligations of confidentiality and non-use applicable to the Confidential

Information of each Party that are at least as stringent as those set forth in Section 17 (provided that each Party engaging a Third Party shall use Commercially Reasonable Efforts to seek and include in such Third Party agreement obligations of confidentiality and non-use lasting for a period of [*] Calendar Years after the termination and/or expiration of the applicable Third Party agreement and provided that in no event shall the obligations of confidentiality and/or non-use in any such Third Party agreement be of a duration less than [*] Calendar Years after the termination and/or expiration of the applicable Third Party agreement), and subject, in the case of non-employees of a Party, to the consent of the other Party, which consent shall not be unreasonably withheld or delayed.

4.7                               Each Party shall be responsible for and bear all of its own expenses of attending at or participating in any Committee.

4.8                               Each Committee shall keep minutes of its meetings that record in reasonable detail all decisions and all actions recommended or taken.  Drafts of the minutes shall be prepared and circulated by the relevant chair to Committee members within ten (10) Business Days of the meeting.  Each Committee member shall have the opportunity to provide comments on the draft minutes.  The minutes of a Committee meeting shall be approved, disapproved and revised as necessary prior to the end of the next Committee meeting following such Committee meeting, provided that any member of the Committee shall have the right to withhold his or her consent with respect to any issue discussed during the meeting (e.g., in the event the proper expertise or level of information for a decision was not available), and the minutes for such meeting may reflect a lack of consensus on an issue-by-issue basis, the persons responsible for resolving such matter and by what date such matter shall be resolved.  Upon approval, final minutes of each meeting shall be circulated by the chair of the Committee to the members of the Committee and, unless that Committee is the JSC, to the JSC Chair for circulation to the other members of the JSC in accordance with Section 4.17.

4.9                               No action taken at any meeting of a Committee shall be effective unless at least one representative of each Party is participating.

4.10                        Each Party’s representatives on each Committee shall collectively have a single vote, irrespective of the number of representatives of a Party actually in attendance at a meeting.  Each Committee shall take action by consensus (subject to the final decision making authority of a Party as expressly provided for in this Agreement) at any Committee meeting, or by a written resolution signed by the designated representatives of each of UCB or Dermira.

4.11                        If the JDT cannot, or does not, reach consensus on an issue, then the dispute shall be referred to the JDC for resolution by written notice to the members of the JDC, and a special meeting of the JDC may be called for such purpose. If the JCT cannot, or does not, reach consensus on an issue, then the dispute shall be referred to the JCC for resolution by written notice to the members of the JCC, and a special meeting of the JCC may be called for such purpose. If a Committee (other than the JSC) cannot, or

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does not, reach consensus on an issue (including issues referred to it by any of its subordinate Committees), then the dispute shall be referred to the JSC pursuant to either Section 4.23(i) or 4.31(l) for resolution by written notice to the members of the JSC, and a special meeting of the JSC may be called for such purpose.  If the JSC cannot, or does not, reach consensus on an issue within the jurisdiction of the JSC, including any dispute arising in another Committee and referred to it for resolution, within a period of ten (10) Business Days from the date on which such matter is referred to the JSC or such other period as the Parties may agree, then such matter shall be promptly referred to the Senior Executives of the Parties for resolution.  If such Senior Executives cannot resolve such matter within a period of ten (10) Business Days from the date on which such matter is referred to such Senior Executives, then: (a) if neither Party has the final decision making authority with respect to the subject matter of such Dispute, then either Party may refer such Dispute for resolution in accordance with the provisions of Section 23; or (b) if subject matter of such Dispute is subject to a Party’s final decision making authority as set forth in this Agreement, then the Senior Executive of the Party having the final decision making authority shall, in relation to those issues with respect to which it has final decision making authority in its discretion decide on the matter in dispute, which decision shall be final and binding on the Parties and not subject to resolution pursuant to Section 23, nor shall such decision give rise to any right of the other Party to claim breach of this Agreement provided that such Party, in exercising such final decision authority, shall do so in accordance with the provisions of this Section 4 governing such final decision making. Notwithstanding the foregoing, the Development Matters shall be subject to the expedited decision making process under Section 4.25.

(a)                                 UCB shall have final decision making authority for the following matters:

(i)                           the overall regulatory, Development and Commercialisation strategy for the Product throughout the Territory; and

(ii)                        those issues designated as Commercial Functions; and

(iii)                     the Medical Affairs Plan; and

(iv)                    market access, gross and/or net pricing, discounting, rebates, tendering and contracting, Pricing and Reimbursement Approval coverage at national, regional or any other sub-national level, regulatory strategy, market access, overall requirement for commercial and legal compliance, statistical analysis, medical writing, data management, safety and pharmacovigilance measures under the Safety Agreement, Recalls, Product life cycle management and Medical Affairs strategy and messaging throughout the Territory provided that, in exercising such final decision making authority, such final decision shall not (A) with the exception of Section 5.3(b)(i), increase the activities to be undertaken by Dermira under the Development Plan, Medical Affairs Plan or the Commercialisation Plan such that any such increase in activities would increase the total Development Costs payable by Dermira under the JDC-Approved

Development Budget or the total costs and expenses payable by Dermira under the then current budget relating to the Dermira Commercial Activities or Medical Affairs activities; (B) except for in relation to any safety issue identified from the Safety Process, suspend, terminate or delay the Development of the Product in the Development Indication; (C) withhold its approval unreasonably in connection with the JCC’s adjustment to Dermira’s Commercialisation diligence obligation as set forth in Section 7.9; (D) apply to the level of UCB support under Section 7.4(a) and the UCB Support Budget in relation thereto; or (E) any modification to the Development Responsibilty Matrix and/or the Regulatory Responsibility Matrix shall require the mutual written agreement by the Parties.

(b)                                 Dermira shall have final decision making authority for the following matters:

(i)                           subject to Dermira’s obligation to use Commercially Reasonable Efforts to conduct the Dermira Commercial Activities, (A) the level of the Dermira Commercial Activities undertaken by Dermira under the Commercialisation Plan, including the level of Dermira Commercial Activities set out in the plans contained in the Commercialisation Plan such as the Launch Plan and each Local Dermira Commercial Plan, (B) the level of Medical Affairs activities for which Dermira will be responsible under the Medical Affairs Plan, and (C) the budgets set forth under each such plan for which Dermira will be responsible, including the UCB Support Budget that is subject to the UCB Commercialisation Cost Deductions from Gross Margin; and

(ii)                        subject to Dermira conforming with and adhering to UCB’s policies and procedures relating to the engagement of key opinion leaders to the extent such policies and procedures are provided by UCB to Dermira in writing in advance, the selection and management of dermatology key opinion leaders and conferences and patient advocacy sponsorships within the field of dermatology, provided that Dermira shall not exercise such final decision making authority under this subsection (ii) if UCB should notify Dermira that such exercise would be inconsistent with UCB’s overall Commercialisation strategy with respect to the Product provided that, in exercising such final decision making authority, such final decision shall not (A) increase the activities to be undertaken by UCB on behalf of UCB under the Development Plan, Medical Affairs Plan or the Commercialisation Plan such that any such increase in activities would increase the total Development Costs payable by UCB under the JDC-Approved Development Budget or the total of the UCB Support Budget, or (B) save in relation to any safety issue identified from the Safety Process, suspend, terminate or delay the Development of the Product in the Development Indication.

4.12                        The Parties recognize that each Party possesses an internal structure (including various internal committees, teams and review boards) that will be involved in administering such Party’s activities under this Agreement.  Each Committee shall establish procedures to facilitate communications between such Committee and any project teams established by such Committee and the relevant internal committee, team or board of each of the Parties, as well as joint teams (such as the JDT and JCT), in order to ensure the efficient conduct of the collaboration, including by requiring appropriate members of such Committee to be available at reasonable times and places and upon reasonable prior notice for making appropriate oral reports to, and responding to reasonable inquiries from, the relevant internal committee, team or board, and conducting deliberations and rendering decisions (including exercising any final decision making authority granted to it under this Agreement) on matters referred to it in a fair, efficient and expeditious manner so as to minimize any disruption in the Development of the Product under the Development Plan. The Parties have entered into this Agreement acknowledging that UCB is managing the Cimzia® franchise across a variety of international markets and indications, and that decisions made in respect of branding strategy, pricing policy, regulatory strategy and other customary practices in relation to the Product may have varying effects on each indication in different countries in the Territory.  In addition, the Parties have entered into this Agreement based on the assumption that the interests of the Parties across various indications will be generally aligned having regard to the fact that the Parties acknowledge that the commercial value, potential and stage of development of the various indications for the Product are inherently not the same and are each subject to being adversely affected (often to differing degrees) by many factors which are outside of the control of the Parties. Accordingly, following Launch and provided that Dermira is performing the Dermira Commercial Activities in accordance with the provisions of Section 7, Dermira may, subject to the following proviso, [*] pursuant to [*] within [*] Calendar Months of Dermira’s becoming aware of [*]  if UCB [*] one or more [*] and [*] the Development Indication [*] with the [*] of [*] the [*] of [*] and that UCB knew or reasonably should have known that [*] would, and such [*] did, in fact, result in a [*] in the amount of [*] based on the [*] payable to Dermira under this Agreement as determined by comparing: (a) the greater of (i) the then mutually agreed forecast for the Royalty Bearing Sales in the six (6) Calendar Month period immediately following the [*] of such [*] or (ii) the Royalty-Bearing Sales of the Product in the six (6) Calendar Month period immediately preceding the [*] of such [*] with (b) the actual Royalty Bearing Sales for the six (6) Calendar Month period immediately after the [*] of such [*] provided always that Dermira shall have [*] pursuant to [*] if UCB (i) initiates [*] on receipt by it of a notice from Dermira to [*] in the amount of royalties based on Royalty Bearing Sales payable to Dermira under this Agreement; and (ii) until such [*] has taken effect so

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as to [*] in an amount equivalent to the [*] royalties based on Royalty Bearing Sales under this Agreement from the date of the implementation of such [*] up to the date of such [*]. For clarity, Dermira acknowledges that UCB will need to make business decisions that could adversely affect one indication more or less than another indication and the foregoing shall not be construed as requiring UCB to [*] to evaluate the potential effect prior to making each [*] in order to [*] on any one [*] to any other [*].

4.13                        As soon as practicable following the Commencement Date, each Party will appoint an Alliance Manager.  Each Alliance Manager will manage and oversee the governance of the Agreement and will serve as the primary contact person concerning on-going interactions between the Parties under this Agreement.  The Alliance Managers will coordinate and attend all meetings of the JSC and will be responsible for the preparation and circulation of JSC meeting minutes for approval and will facilitate the scheduling and conduct of JSC meetings.  The Alliance Managers may also attend meetings of the JDC, JCC and any other Committee established pursuant to Section 4.4.  The Alliance Managers will not also be members of the JSC, the JDC or the JCC, nor will they have any voting rights or decision making authority with respect to matters for which such Committees are responsible.

JOINT STEERING COMMITTEE: JSC

4.14                        On or within twenty (20) Business Days after the Effective Date, the Parties shall establish the JSC.

4.15                        The JSC shall consist of a total of six (6) members and shall be comprised of three (3) senior employees of each Party being executive level managers, and the composition of each Party’s representation on the JSC may be altered by the relevant Party at any time provided that, prior to any such alteration, the Party requiring such alteration shall:

(a)                                 notify the other Party in writing of such alteration, including in such notification the identity of the representative being replaced, and the identity and level of responsibility of the replacement representative; and

(b)                                 ensure that any replacement representative is capable of making decisions in accordance with Section 4.3; and

(c)                                  ensure that at least one (1) representative of the JSC (i) in the case of UCB, a senior executive reporting directly to a member of UCB’s Executive Committee and (ii) in the case of Dermira, a senior executive reporting directly to the CEO of Dermira.

Other employee representatives of each Party may attend and participate (but not vote) in meetings of the JSC.

4.16                        The initial members of the JSC shall be:

(a)                                 in the case of UCB:   ; and

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(b)                                 in the case of Dermira:   .

4.17                        As soon as reasonably practicable following the formation of the JSC, the Parties shall appoint a chairperson (the “JSC Chair”) responsible for the scheduling and conduct of all JSC meetings as indicated in Section 4.4 and for the production and circulation of JSC, JDC and JCC meeting minutes. The JSC Chair shall promptly accommodate requests by either Party to schedule meetings of the JSC and/or add agenda items to the agenda for JSC meetings.

4.18                        The JSC shall have responsibility for the oversight, strategic planning, and decision making, and overall management of the Parties’ activities relating to the Development of the Product in the Development Indication in the Development Territory as identified in the Development Plan, the Dermira Commercial Activities and Medical Affairs activities for the Product in the Promotion Territory in the Promotion Indication and the Development Indication and UCB’s activities in support thereof, in each case in accordance with this Agreement, including responsibility for:

(a)                                 the strategic oversight of the Development of the Product in the Development Indication in the Development Territory and the Dermira Commercial Activities for the Product in the Promotion Territory in the Promotion Indication and the Development Indication, as appropriate;

(b)                                 approving the formation of such other Committee as it should deem necessary to be formed for the performance of the Parties’ respective obligations pursuant to this Agreement;

(c)                                  approving the Development Plan, the Medial Affairs Plan, and the Commercialisation Plan, including the Launch Plan, and each Local Dermira Commercial Plan;

(d)                                 resolution of disputes referred to it by the JDC or the JCC;

(e)                                  reviewing any referral made by the JDC pursuant to Section 4.23(c);

(f)                                   approval of the adoption and use of alternative sources of Market Information pursuant to Section 10.8;

(g)                                  performing such other functions as are allocated to it under the other provisions of this Agreement or as appropriate to further the purposes of this Agreement as agreed by the Parties from time to time in writing.

4.19                        Each JSC Chair shall serve as chairperson for a period of twelve (12) Calendar Months and shall rotate as between the Parties. The first JSC Chair shall be a UCB member of the JSC.

JOINT DEVELOPMENT COMMITTEE: JDC

4.20                        On or within twenty (20) Business Days after the Effective Date, the Parties shall establish the JDC.

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4.21                        The JDC shall consist of a total of six (6) members and shall be comprised of three (3) senior employees of each Party having the requisite experience seniority to be able to make decisions of the JDC on behalf of the relevant Party, and the composition of each Party’s representation on the JDC may be altered by the relevant Party at any time provided that, prior to any such alteration, the Party requiring such alteration shall:

(a)                                 notify the other Party in writing of such alteration, including in such notification the identity of the representative being replaced, and the identity and level of responsibility of the replacement representative; and

(b)                                 ensure that any replacement representative is capable of making decisions in accordance with Section 4.3; and

(c)                                  ensure that at least one (1) representative of the JDC is a member of (i) in the case of UCB,  a Vice President having responsibility for clinical research and (i) in the case of Dermira, a Vice President having responsibility for product development.

Other employee representatives of each Party may attend and participate (but not vote) in meetings of the JDC.

4.22                        As soon as reasonably practicable following the formation of the JDC, Dermira shall appoint a chairperson (the “JDC Chair”) responsible for the scheduling and conduct of all JDC meetings as indicated in Section 4.4 and for the production and circulation of JDC meeting minutes. Meetings of the JDC shall take place during the Development Term until at least the date on which Regulatory Approval for the Product in the Development Indication has been granted by the FDA. The JDC Chair shall promptly accommodate requests by either Party to schedule meetings of the JDC and/or add agenda items to the agenda for JDC meetings.

4.23                        The JDC shall have responsibility for the oversight, strategic planning, decision making and overall management and coordination of activities relating to Development and the Development Plan, including responsibility for:

(a)                                 reviewing of and commenting on the Development Plan and any Medical Affairs Plan prepared by the JDT and, if acceptable, recommending such Development Plan or Medical Affairs Plan for approval by the JSC;

(b)                                 reviewing and commenting on the amendments to the Initial Development Plan following the FDA Development Meeting and the EMA Development Meeting, and if acceptable, recommending such amendments for approval by the JSC;

(c)                                  if unresolved, referring any notification of anticipated delay in meeting any timelines or target completion dates set forth in the Development Plan provided by the JDT pursuant to Section 5.16 to the JSC;

(d)                                 reviewing and approving the Development Plan and the JDC-Approved Development Budget and discussing and considering proposed changes to the same (including amendments to the JDC-Approved Development Budget);

(e)                                  reviewing and approving the Medical Affairs Plans and the Medical Affairs Budgets and discussing and considering proposed changes to the same (including amendments to any approved Medical Affairs Budget);

(f)                                   the formation and oversight of the JDT to oversee the performance of the day-to-day activities set out in the Development Plan;

(g)                                  subject to the provisions of Section 5.6, coordinating and establishing strategies for obtaining Regulatory Approvals and strategies for communications and interactions with Regulatory Authorities in relation to the Development of the Product in the Development Indication in the Development Territory;

(h)                                 considering and attempting to resolve disputes arising within the JDT;

(i)                                    referring disagreements arising in the JDC to the JSC;

(j)                                    approving Post-Approval Studies and Post-Approval Study Protocols, in each case, in the Development Indication;

(k)                                 developing and approving the Development Transition Plan within sixty (60) Business Days of the Commencement Date;

(l)                                     performing such other functions as are allocated to it under the other provisions of this Agreement or as appropriate to further the purposes of this Agreement as agreed by the Parties from time to time in writing.

4.24                        Each JDC Chair shall serve as chairperson for a period of twelve (12) Calendar Months and shall rotate as between the Parties. The first JDC Chair shall be a Dermira member of the JDC.

4.25                        The overall operational compliance with and execution of the Development Plan, including but not limited to the following matters, shall be subject to the day-to-day management at the JDT, and the JDT shall endeavour to resolve such matters in a fair, expeditious and efficient manner.  The JDT may seek the JDC’s guidance on such matters, and the JDC shall, upon the request of the JDT, make decisions on such matters without referring such matters to the JSC (each, a “Development Matter”).  In the event the JDC cannot agree on any such Development Matter, such matter shall be referred to the JSC for determination, and if the JSC cannot reach agreement on such matter within five (5) Business Days after such matter has been referred to it for resolution, then [*] such Development Matter, having regard for the terms and conditions of this Agreement and the [*]:

(a)                                 the [*] and [*] of [*];

(b)                                 reporting obligations in the [*] with respect to [*] and [*];

(c)                                  quality assurance, including auditing of [*] and [*];

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(d)                                 the [*] for the Product if the same has not already been produced by UCB prior to the Effective Date, and each issuance of a new version of such [*];

(e)                                  the [*] and any other information to be provided to potential [*] to [*] to participate in [*], and any [*] in the Development Indication;

(f)                                   the form of [*] to be used for [*], and each [*] in the Development Indication; and

(g)                                  each amendment to any such [*], provided that the initial form of each such [*] shall be approved prior to the FDA Development Meeting, and in the case of this Section 4.25(g), Dermira may request expedited approval within fifteen (15) Business Days from UCB via UCB’s relevant Contact (in lieu of JDC approval), and UCB shall use reasonable efforts to expedite its review and give such approval (or communicate any comments or concerns to Dermira’s Contacts, as applicable) within such period of time.

4.26                        Other than as expressly set out in Section 4.25 as being subject to the expedited dispute resolution process, any other unresolved disputes of the JDC shall be referred to the JSC for resolution as set forth in Section 4.11.

JOINT DEVELOPMENT TEAM: JDT.

4.27                        The Parties shall establish a Joint Development Team consisting of such number of representatives from each Party as the Parties may decide (the “JDT”) as soon as practicable after the Effective Date. The JDT shall meet on an as-needed basis, either in person or by teleconference, and shall serve as a working group that coordinates between the Parties in the conduct of the day-to-day Development activities under the Development Plan and Medical Affairs activities under the Medical Affairs Plan, including UCB’s regulatory responsibilities and UCB’s supply of Product and Comparator Drugs and Placebo in connection therewith.  The JDT shall endeavour to resolve any operational issues that arise from the conduct of the Development of the Product in the Development Indication in the Development Territory in accordance with the Development Plan, the conduct of the Medical Affairs activities under the Medical Affairs Plan, and the provisions of this Agreement in a fair, efficient and expeditious manner, and shall refer any unresolved issues to the JDC for resolution.  Each Party shall designate a member of the JDT as the primary contact (the “Development Contact”) for such Party to coordinate the Development activities between the Parties. If at any time prior to the first Regulatory Approval of the Product in the Development Indication in the Promotion Territory, UCB commences a safety signal assessment report (“SSAR”) in accordance with UCB’s Safety Process for the Product, then UCB shall notify Dermira in writing within five (5) Business Days of completing such SSAR that a validated safety signal has been detected, if the safety

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signal relates to the Development Indication, UCB and shall provide Dermira the data and other information upon which such assessment is based. UCB shall keep Dermira informed of the status, progress and outcome of such safety assessment, and shall provide ongoing updates to Dermira, through the JDT, and UCB shall take into consideration Dermira’s comments and feedback with respect to such assessment.  Final approval of all signal assessment reports shall rest with UCB benefit risk team. If such validated safety signal is of sufficient concern, UCB shall notify Dermira and may terminate this Agreement pursuant to Section 20.6(d).

JOINT COMMERCIALISATION COMMITTEE: JCC

4.28                        At either Party’s request during the Term but in any event no earlier than six (6) months after the Commencement Date and no later than twelve (12) months prior to the first anticipated Regulatory Approval of the Product in the Development Indication in the Promotion Territory, the Parties shall establish the JCC.

4.29                        The JCC shall consist of a total of six (6) members and shall be comprised of three (3) senior employees of each Party having the requisite experience seniority to be able to make decisions of the JCC on behalf of the relevant Party, and the composition of each Party’s representation on the JCC may be altered by the relevant Party at any time provided that, prior to any such alteration, the Party requiring such alteration shall:

(a)                                 notify the other Party in writing of such alteration, including in such notification the identity of the representative being replaced, and the identity and level of responsibility of the replacement representative; and

(b)                                 ensure that any replacement representative is capable of making decisions in accordance with Section 4.3; and

(c)                                  ensure that at least one (1) representative of the JCC is a member of (i) in the case of UCB, a Vice President having responsibility for Commercialisation of the Product in the United States of America and (i) in the case of Dermira a Vice President having responsibility for Commercialisation of the Product in the US.

Other employee representatives of each Party may attend and participate (but not vote) in meetings of the JCC.

4.30                        As soon as reasonably practicable following the formation of the JCC, UCB shall appoint a chairperson (the “JCC Chair”) responsible for the scheduling and conduct of all JCC meetings as indicated in Section 4.4 and for the production and circulation of JCC meeting minutes. Meetings of the JCC shall take place during the Term until at least the date on which Regulatory Approval for the Product in the Development Indication has been obtained. The JCC Chair shall promptly accommodate requests by either Party to schedule meetings of the JCC and/or add agenda items to the agenda for JCC meetings.

4.31                        The JCC shall have responsibility for the oversight, strategic planning, decision making and overall management and coordination of activities relating to the Dermira

Commercial Activities for the Product in the Promotion Territory in the Promotion Indication and the Development Indication in accordance with the Commercialisation Plan and the terms of this Agreement, as well as UCB’s Commercialisation activities under the Commercialisation Plan, including responsibility for:

(a)                                 reviewing and commenting on the Commercialisation Plan (including long-term and peak-year sales forecasts) and recommending such Commercialisation Plan for approval by the JSC;

(b)                                 overseeing the implementation of the Commercialisation Plan, including the Dermira Commercial Activities, for the Product in the Promotion Indication and the Development Indication to Dermatologists in the Promotion Territory;

(c)                                  reviewing, considering, commenting on and making suggestions in relation to the reports presented to the JCC by the JCT pursuant to Section 7.5;

(d)                                 managing issues relating to the timelines, resources, and budget as detailed in the relevant Local Dermira Commercial Plans, including reviewing UCB’s supply of the Product based on the forecast of sales attributable to Dermatologists;

(e)                                  reviewing Local Dermira Commercial Plans;

(f)                                   reviewing and monitoring the Market Information for accuracy, reliability and suitability;

(g)                                  overseeing the formation of the JCT to undertake the day-to-day activities set out in each Local Dermira Commercial Plan;

(h)                                 discussing Medical Affairs activities undertaken by the Parties and communications by UCB with Regulatory Authorities for the Product in the Promotion Territory in the Promotion Indication and the Development Indication;

(i)                                     exchanging information with respect to UCB’s Commercialisation activities with respect to the Product in accordance with the Commercialisation Plan so as to inform Dermira’s plan and conduct of Dermira Commercial Activities;

(j)                                    discussing any New Presentation proposed by Dermira for use in the Development Indication and/or Promotion Indication and, provided that the JCC agrees to consider the same, a plan to supply the Product in such New Presentation to accommodate any new dosing regimen for the Development Indication and/or Promotion Indication;

(k)                                 considering and resolving disputes arising between the Parties’ respective project teams;

(l)                                     referring disagreements arising in the JCC to the JSC;

(m)                             developing and approving the Commercial Transition Plan within sixty (60) Business Days of the Commencement Date;

(n)                                 performing such other functions as are allocated to it under the other provisions of this Agreement or as appropriate to further the purposes of this Agreement as agreed by the Parties from time to time in writing.

4.32                        Each JCC Chair shall serve as chairperson for a period of twelve (12) Calendar Months and shall rotate as between the Parties. The first JCC Chair shall be a UCB member of the JCC. A JCC member from either Party may be a member of the JDC.

JOINT COMMERCIALISATION TEAM: JCT.

4.33                        The Parties shall establish a Joint Commercialisation Team consisting of such number of representatives from each Party as the Parties may decide (the “JCT”) at the same time the Parties establish the JCC.  The JCT shall meet on an as-needed basis but no less frequently than once every three (3) Calendar Months during the period that begins twelve (12) Calendar Months prior to the first anticipated Launch of the Product in the Development Indication in the Promotion Territory, and ending on the day that is the first anniversary of such Launch, either in person or by teleconference, and shall serve as a working group that coordinates between the Parties in the conduct of the day-to-day Commercialisation activities under the Commercialisation Plan, the Launch Plan and each Local Dermira Commercial Plan, including UCB’s Commercialisation activities in support of the Dermira Commercial Activities.  The JCT shall endeavor to resolve any operational issues that arise in connection with the Dermira Commercial Activities for the Product in the Promotion Territory in the Promotion Indication and the Development Indication, in accordance with the Commercialisation Plan (including Launch Plan and each Local Dermira Commercial Plan) and the provisions of this Agreement in a fair, efficient and expeditors manner, and shall refer any unresolved issues to the JCC for resolution. Each Party shall designate a member of the JCT as the primary contact (the “Commercial Contact” and together with the Development Contacts, the “Contacts”) for such Party to coordinate each Parties’ respective activities as contemplated by this Section 4.

5.                                      DEVELOPMENT

5.1                               Initial Development Plan. The Parties have agreed upon an Initial Development Plan setting forth the design, costs, protocols, roles and responsibilities, and timelines of the Development activities to be undertaken with the objective of obtaining Regulatory Approval for the Product in the Development Indication by the FDA, Health Canada and EMA, as further set forth in this Section 5.1.  The clinical and regulatory strategy contemplated by the agreed Initial Development Plan will be submitted to the FDA in advance of the FDA Development Meeting, which meeting will be held as soon as practicable after the Effective Date but in any event the Parties shall endeavor to schedule such FDA Development Meeting to occur within [*] Calendar Months after the Effective Date.  Following the FDA Development Meeting:

(a)                                 If no material changes or alterations of the Initial Development Plan (including the JDC-Approved Development Budget) are required, then it shall be deemed a

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JSC approved Development Plan, and, subject to the satisfaction of the conditions set out in Section 2.2, the Parties shall commence Development of the Product in the Development Indication in the Development Territory in accordance with such Development Plan as soon as practicable thereafter;

(b)                                 If either Party believes that any decision, recommendation or other feedback from the FDA requires amendment of the Initial Development Plan, the JDT shall promptly meet and decide how to implement such amendment.  Except as otherwise set forth in Section 5.1(c), if the JDC approves such proposed amendment by the JDT, then the Initial Development Plan (including the JDC-Approved Development Budget contained in such Development Plan, which shall be amended accordingly in a manner that minimizes any increase in such JDC-Approved Development Budget whilst still giving effect to such JDC approved amendment) shall be amended accordingly and shall, subject to JSC approval, be deemed to be the Development Plan and the new JDC-Approved Development Budget, and, subject to the satisfaction of the conditions set out in Section 2.2, the Parties shall commence Development of the Product in the Development Indication in the Development Territory in accordance with such Development Plan as soon as practicable thereafter;

(c)                                  If any amendment to the Initial Development Plan (including the JDC-Approved Development Budget therein) required to address such FDA feedback will (i) significantly increase the costs of Development, and/or (ii) extend the projected timeline for completion of Development, and/or (iii) otherwise require material modifications to the Initial Development Plan, then either Party may object if it reasonably determines that such amendment will adversely affect the medical and scientific basis and/or commercial objectives for undertaking the Development of the Product in the Development Indication in the Development Territory. The objecting Party shall inform the JDC which shall promptly meet to discuss the factual basis for such determination;

(d)                                 Any amendment to the Development Plan (including the JDC-Approved Development Budget) under Section 5.1(b) or (c) shall be finalized and approved by JSC within [*] days after the FDA Development Meeting.  Following any such amendment over a Party’s objection under Section 5.1(c), such Party may terminate this Agreement pursuant to Section 20.3 on [*] Business Days’ written notice to the other Party and the consequences set out in Section 21.1 shall apply, provided that: such Party shall provide such notice within [*] Business Days after the approval of such Development Plan (including the JDC-Approved Development Budget).

5.2                               EMA Development Meeting. In addition to the FDA Development Meeting, the Parties anticipate that the clinical and regulatory strategy contemplated in the Development Plan as referred to in Section 5.1(b) will also be submitted to the EMA for review and comment by the EMA (the “EMA Development Meeting”), which review will be held as soon as practicable.  After such EMA Development Meeting, the JDT will review and amend, if appropriate, the Development Plan (including the

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JDC-Approved Development Budget therein) for the recommendation by the JDC to seek approval from the JSC to reflect any requirement from the EMA for the Regulatory Approval by the EMA for the Product in the Development Indication.  If any amendment to the Development Plan (including the JDC-Approved Development Budget therein) required to address such EMA feedback will (i) increase the JDC-Approved Development Budget to [*] dollars ($ [*] or more, and/or (ii) extend the projected timeline in the Development Plan for the submission to the FDA of a Drug Approval Application for the Product for the Development Indication to [*] then within [*] Business Days after the approval of such amended Development Plan by the JSC, Dermira may terminate this Agreement pursuant to Section 20.3 on [*] Business Days’ written notice to UCB and the consequences set out in Section 21.1 shall apply.

5.3                               Amendments to Development Plan and JDC-Approved Development Budget.

(a)                                 The Initial Development Plan (including the JDC-Approved Development Budget as of the Effective Date) is set forth in Schedule 8.

(b)                                 After the Effective Date, the Development Plan (including the JDC-Approved Development Budget therein) may only be amended as follows:

(i)                           Following each of the FDA Development Meeting and the EMA Development Meeting, until the expiration of the termination rights under Sections 5.1 and 5.2, respectively, the Development Plan (including the JDC-Approved Development Budget therein) may be amended pursuant to Section 5.1 or 5.2 above;

(ii)                        Following expiry of the termination rights referred to in Section 5.3(b)(i), the Development Plan (including the JDC-Approved Development Budget therein) may only be amended as necessary to meet the requirement of the FDA or the EMA or Health Canada for the Regulatory Approval for the Product in the Development Indication.  Any such amendment(s) (including any amendment that would result in the termination of the Development of the Product in the Development Indication) shall be prepared by the JDT and reviewed and recommended by the JDC for JSC’s approval, and any such amendments shall attempt to minimize any disruption to the Development of the Product in the Development Indication and minimise any increase in the JDC-Approved Development Budget.  Such amendment in the Development Plan (including the JDC-Approved Development Budget therein) shall become effective only upon the approval of the JSC, and neither Party shall have the final decision making authority with respect to such approval.  Notwithstanding the foregoing, neither Party shall withhold its approval on the JSC for such amendment to the extent such amendment is required by the FDA, Health Canada, or the EMA for the Regulatory Approval by the FDA, Health Canada, and/or the EMA for the Product in the Development Indication.

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5.4                               Post-Approval Studies.

(a)                                 UCB agrees to [*] for the Product in the Development Indication from the FDA so that the FDA [*] the Product in the Development Indication [*] of the Product for use in the Development Indication.  To the extent the FDA requires a Paediatric Plan to be undertaken as a condition for the Regulatory Approval of the Product in the Development Indication, such Paediatric Plan shall be included within the Development Plan.

(b)                                 If the EMA requires a Paediatric Plan to be undertaken as a condition for Regulatory Approval of the Product for the Development Indication by the EMA, such Paediatric Plan shall be included within the Development Plan.

(c)                                  If the Development activities to be conducted under the Development Plan to satisfy the requirements of the FDA and EMA for the Regulatory Approval of the Product in the Development Indication, including any Paediatric Plan and/or other Post-Approval Studies, are not sufficient to satisfy the requirements of Health Canada for the Regulatory Approval of the Product in the Development Indication (the “Health Canada Additional Requirement”), Dermira shall have the right to terminate its rights and obligations under this Agreement with respect to Canada by providing written notification to UCB within sixty (60) Business Days after learning about such Health Canada Additional Requirement, whereupon: (A)  Canada shall no longer be included in the Promotion Territory, (B) all of Dermira’s obligations with respect to the Product in Canada shall terminate, and (C) any costs and expenses incurred in connection with any Development activities to be conducted by or on behalf of UCB thereafter for the purpose of obtaining Regulatory Approval from Health Canada shall be solely borne by UCB.  In the event there exists no Health Canada Additional Requirement, or if Dermira does not provide UCB with such written notification of termination as set forth in the preceding sentence, then: (X) Canada shall remain included in the Promotion Territory, (Y) to the extent there exists any Health Canada Additional Requirement, the Development Plan (together with the JDC-Approved Development Budget therein) shall be modified to include the Development activities that would satisfy such Health Canada Additional Requirement; and (Z) the Development Costs in connection therewith shall be deemed to be included in the FDA/EMA Development Costs, provided that Dermira’s share of such Development Costs, as incurred, shall be counted towards the Cap.

(d)                                 The Parties anticipate [*] to consist of [*] the requirements of [*] with respect to [*]. The Parties shall share the Development Costs in connection with [*] Paediatric Plan equally through the reimbursement mechanism set forth in Section 10.13, such Development Costs shall be included in the JDC-Approved Development Budget and Dermira’s share of such Development Costs shall be counted towards the Cap.

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(e)                                  For clarity, other than the Paediatric Plans requested by the EMA relating to the use of the Product in the Development Indication as set forth in Section 5.4(b), Dermira shall not be responsible for the conduct or the costs of any Post-Approval Studies that are only required by the EMA but not for Regulatory Approval in the Promotion Territory (an “EMA-Specific Post-Approval Study”). Such EMA-Specific Post-Approval Study shall be the sole responsibility, and shall be conducted solely by and at the cost, of UCB and the costs and expenses incurred in connection with such Clinical Studies shall not be included in the Development Costs.

(f)                                   Notwithstanding anything to the contrary herein: (i) while the Parties recognize that any Post-Approval Studies, if necessary, need to be adequate and sufficient to satisfy the requirement for Regulatory Approval(s) by the FDA, EMA and/or Health Canada (to the extent Dermira does not elect to terminate its rights in Canada under Section 5.4(c)), UCB shall endeavour to limit the number and scope of the Post-Approval Studies, including any Paediatric Plan, for the Product in the Development Indication; and (ii) any and all of Dermira’s obligations under this Agreement with respect to Post-Approval Studies shall be subject to the responsibility and costs allocation described in this Section 5.4.

5.5                               Development Diligence. Under the supervision of the JDC and during the Development Term, Dermira shall use Commercially Reasonable Efforts to perform all activities assigned to it in the Development Plan and UCB shall use Commercially Reasonable Efforts to undertake such of the activities under the Development Plan subcontracted to it by Dermira.  In addition, except as otherwise set forth in Section 5.1, Dermira shall be responsible for the payment of all Development Costs incurred under the Development Plan, including the Cost of Goods for of Product and Comparator Drugs and Placebo ordered in connection with such Development activities, all as set out in the JDC-Approved Development Budget. For clarity, Dermira shall not be required to reimburse UCB for any Development Costs incurred by UCB except to the extent set forth in the Development Plan, as identified in the JDC-Approved Development Budget as being subject to reimbursement by Dermira. Each Party shall use Commercially Reasonable Efforts to perform such activities assigned to it under the Development Plan and/or as set forth in the Development Responsibility Matrix and/or Regulatory Responsibility Matrix (in the case of UCB, including its supply responsibilities) in good scientific manner, in accordance with Applicable Law, GMP (except in relation to Comparator Drug and Comparator Placebo), GCP and ICH Guidelines, as applicable, as well as the terms of this Agreement and the Safety Agreement.  The JDT shall coordinate the Parties’ performance of such activities in a fair, efficient and expeditious manner. Each Party shall allocate appropriate resources, effort, equipment and personnel for the effective implementation and performance of its specified responsibilities set out in Development Plan, including in the case of UCB, its regulatory and supply responsibilities as set forth in this Agreement, so as to complete such activities fully and promptly, and in accordance with the Development Plan and the timelines set out therein.  If either Party suspects that there may be a delay in meeting any timelines set out in the Development Plan, it shall promptly raise such issue with the JDT.

5.6                               Regulatory Interactions. In relation to the Product, UCB shall, at its sole cost and expense, have overall responsibility for the strategy, and communication and interactions with Regulatory Authorities and shall prepare and submit all Regulatory Documentation relating to the Development of the Product in the Development Indication throughout the Development Territory, except that Dermira shall carry out such specific activities delegated to Dermira under the Regulatory Responsibility Matrix, and the Parties’ respective roles and responsibilities shall be further set forth in the Regulatory Responsibility Matrix.  During the Development Term, UCB shall communicate and interact with Regulatory Authorities in a manner that is consistent with such overall strategy, and shall consult with Dermira prior to any such communications and shall keep Dermira informed, through the JDT, of the progress, strategy and updates with respect to the regulatory activities for the Product in the Development Indication in the Development Territory.  UCB shall provide Dermira with drafts of material Regulatory Documentation and material correspondence with the Regulatory Authorities with respect to the Development Indication and/or the Promotion Indication for Dermira’s review and comment. In addition, UCB shall, to the extent practicable, provide Dermira with advance notification of any and all meetings with the FDA, EMA and Health Canada with respect to the Development Indication and/or the Promotion Indication, and allow Dermira to participate in such meetings as agreed by the JDC prior to such meetings.

5.7                               Reports.

(a)                                 No less than once during each Calendar Quarter, the JDT shall provide to the JDC detailed reports of the progress of the Development of the Product in the Development Indication and the activities undertaken under by it, and outcomes of the Development work conducted pursuant to, the Development Plan.

(b)                                 After obtaining the necessary data to do so, Dermira shall provide UCB with the interim clinical study report after each Clinical Study conducted by Dermira under the Development Plan, in the form and containing the detail set forth in Schedule 16 (the “Interim Clinical Study Report”).

(c)                                  UCB shall have the right to comment as to whether the level of detail of such Interim Clinical Study Report is sufficient for submission of the Interim Clinical Study Report to the FDA, EMA and Health Canada, and Dermira shall revise such Interim Clinical Study Report based on such comments received from UCB.

(d)                                 After Dermira’s completion of such Interim Clinical Study Report based on UCB’s comments and provided the Interim Clinical Study Report meets the criteria in Section 5.7(b), or after UCB’s first submission of such Interim Clinical Study Report to a Regulatory Authority, whichever is earlier, UCB shall pay to Dermira Development milestone number 3 in Section 10.2.  UCB shall submit to the FDA a Drug Approval Application for the Product for the

Development Indication, and shall seek Regulatory Approval for the Product for the Development Indication, as soon as practicable after Dermira’s completion of the Interim Clinical Study Report but in any event by the later of: (i) [*] Calendar Months after Dermira’s completion of the Interim Clinical Study Report; and (ii) [*] Calendar Months after the database lock for the Clinical Study identified in the Development Plan as [*].

5.8                               Review Board Approvals. Following approval by the JDC, UCB shall delegate the responsibility for obtaining required Review Board approvals to Dermira and Dermira shall communicate all such approvals of the Phase 3 Protocol, or any Post-Approval Study Protocol, each in the Development Indication, and the associated IB, CRF and template ICF, including amendments to any of the foregoing, to the JDT, and no such protocol, IB, CRF and ICF, or amendment to any of the foregoing shall become effective or be used (as applicable) until required Review Board approval thereof, if applicable, has been obtained.  In addition, Dermira shall be responsible for seeking required Review Board approvals of any Phase 3 Study or any Post-Approval Study, each in the Development Indication.

5.9                               Maintenance of Authorisation to Conduct Clinical Studies. UCB shall be the sponsor of all Phase 3 Studies and all Post-Approval Studies and UCB shall be [*] responsible for preparing, submitting and maintaining all authorizations of, and filings with, Regulatory Authorities (including INDs and Drug Approval Applications) required for the initiation and conduct of any Phase 3 Study and any Post-Approval Study, and for all communications with any Regulatory Authority in relation to any Phase 3 Study, any Post-Approval Study, or any Product or Comparator Drugs and Placebo, except for certain responsibilities delegated to Dermira as set forth in the Regulatory Responsibility Matrix and/or Development Responsibility Matrix, and subject to Dermira’s information and participation rights set forth in Section 5.6.  In the protocols for such Phase 3 Studies and Post-Approval Studies, UCB shall identify Dermira as a collaborator for such Clinical Studies and shall provide Dermira’s contact information on the contact page of the Phase 3 Protocols and/or the Post-Approval Study Protocols.  Notwithstanding the foregoing, Dermira acknowledges that, as sponsor, UCB may delegate to Dermira certain of its responsibilities, as set forth in the Regulatory Responsibility Matrix. Without limiting the generality of the foregoing, in relation to the Development of the Product in the Development Indication in the Development Territory, UCB shall be [*] responsible for the filing of the Phase 3 Protocol, IB (if filing is required), template ICF, form of CRF (if required), and amendment to any of the foregoing with the applicable Regulatory Authorities, except for certain responsibilities delegated to Dermira as set forth in the Regulatory Responsibility Matrix and/or Development Responsibility Matrix, subject to Dermira’s information and participation rights set forth in Section 5.6.  Each Party shall cooperate with the other Party, and provide such assistance as such other Party may reasonably request, in the preparation of the aforesaid regulatory submissions and responses to any request, inquiry or other communication from any Regulatory Authority in relation to a Phase 3 Study, any Post-Approval Study or the Product.

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5.10                        Appointment of CROs and other Third Party Subcontractors.

(a)                                 CROs

(i)                           Subject to the terms and conditions of this Agreement, Dermira shall, in relation to the Development of the Product in the Development Indication in the Development Territory, have primary responsibility for selection and appointment of (i) the CROs that will manage any Phase 3 Study, or any Post-Approval Study in the Development Indication, (ii) the institutions at which a Phase 3 Study, and any Post-Approval Study in the Development Indication, will be performed (“Institutions”), and (iii) the principal investigator at each Institution designated to supervise the work of all persons who assist in performing a Phase 3 Study, or any Post-Approval Study in the Development Indication, at such Institution (each, an “Investigator”), including replacement Investigators.

(ii)                        Dermira’s selection, removal and/or replacement of the CROs for the Phase 3 Study, and any Post-Approval Study in the Development Indication shall be subject to discussion at the JDT and the approval by the JDC and the JSC, if applicable, and as the case may be, as a Development Matter under Section 4.25, provided that Dermira may not remove and/or replace [*] CROs at any one time.

(iii)                     The form of any agreement with either CRO entered into hereunder (a “CRO Agreement”) shall, in the case of a CRO Agreement to be entered into by or on behalf of Dermira, be subject to approval by UCB.  Each CRO Agreement entered into by Dermira, as it may be amended from time to time, shall contain provisions that comply, or permit Dermira to comply (as applicable), with its obligations under this Section 5.10 and the Safety Agreement and that are otherwise consistent with this Agreement. Dermira shall provide a copy of each UCB approved fully-executed CRO Agreement entered into by Dermira and amendments thereto to the JDT promptly following the execution thereof, and shall ensure that no CRO shall commence any activities (other than preliminary feasibility work in order to provide a quote) with respect to any Phase 3 Study or any Post-Approval Study unless and until the JDC has received a fully-executed CRO Agreement.

(iv)                    If either or both CROs is or are unable or unwilling to continue in such role, Dermira’s Contact shall promptly notify UCB’s Contact thereof, and Dermira shall use Commercially Reasonable Efforts to find a suitable replacement, subject to Section 5.10(a)(ii).

(b)                                 Investigators. Subject to Section 5.10(a), Dermira shall use Commercially Reasonable Efforts to engage such number of Investigators and Institutions in order to satisfy the patient enrolment anticipated by and set forth in the Development Plan or the Phase 3 Protocol, or the Post-Approval Study Protocol

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in order to undertake the Development of the Product in the Development Indication in the Development Territory in accordance with the timelines set out in the Development Plan.  In selecting Investigators, Dermira shall, and shall ensure any Third Party subcontractor (including either CRO) shall, comply with Applicable Law as it applies to the selection of investigators, including 21 C.F.R. §312.53 (or the equivalent regulation in the case of Investigators located outside of the U.S.). Dermira shall ensure that no Investigators are selected to participate in any Phase 3 Study, and any Post-Approval Study in the Development Indication, as an inducement to, or in return for, past, present, or future prescribing, purchasing, recommending, using, dispensing or granting preferential formulary status for any other product or service.  Dermira may remove and/or replace any Investigator for non-performance or non-compliance with, as applicable, the Phase 3 Protocol or Post-Approval Study Protocol at any time.

(c)                                  Clinical Site Agreements. Dermira shall provide to the JDT a draft of the form of Clinical Site Agreement that Dermira proposes to use in connection with the Development of the Product in the Development Indication in the Development Territory through the conduct of a Phase 3 Study, or a Post-Approval Study, which draft form shall be approved by the JDC as a Development Matter prior to the date on which Dermira first expects to use such form. UCB’s representatives on the JDT shall provide to Dermira within ten (10) Business Days any comments or questions that UCB may have, and the Parties’ respective representatives on the JDT, acting reasonably and in good faith, shall negotiate and use Commercially Reasonable Efforts to agree on, within a further three (3) Business Days, such form to be used by Dermira.  Following agreement by the JDT as to such form of Clinical Site Agreement, Dermira shall be free to use such Clinical Site Agreement for a Phase 3 Study, or a Post-Approval Study in the Development Indication, and to negotiate such changes to the terms of such Clinical Site Agreement with individual Institutions as are reasonably acceptable to Dermira, provided, however, that: (i) each such negotiated Clinical Site Agreement shall contain provisions that comply, or permit Dermira to comply (as applicable), with its obligations under this Section 5.10(c), the Safety Agreement and this Agreement; and (ii) Dermira shall not agree to substantive changes to the [*] provisions that are less favourable to, and protective of, Dermira than [*], without, in each case, first obtaining the prior approval of UCB.  Dermira shall also have the right to negotiate and enter into amendments to such Clinical Site Agreements, subject to the proviso in the preceding sentence.  Except where prohibited by Applicable Law or Institution policy, the applicable Investigator at each such Institution shall acknowledge, by his or her signature of the Clinical Site Agreement between Dermira (or the CRO) and such Institution, that he or she has read and understands his or her obligations under the Clinical Site Agreement and the Phase 3 Protocol, or Post-Approval Study Protocol in the

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Development Indication, as applicable.  Dermira shall provide a copy of each fully-executed Clinical Site Agreement entered into by Dermira and any amendment thereto to UCB’s Contact promptly following the execution thereof.

(d)                                 CRO, Investigator and Institution Payments. In accordance with all Applicable Law, Dermira shall be solely responsible for the payment of all amounts due to CROs, Institutions and Investigators under CRO Agreements and Clinical Site Agreements entered into by Dermira for the performance of any Phase 3 Study, and any Post-Approval Study in the Development Indication.

(e)                                  Visitation, inspection, examination and copying rights. Without prejudice to any other obligation of Dermira hereunder, Dermira shall procure that:

(i)                           its CRO Agreements include commercially reasonable and customary visitation, inspection, examination and copying rights with respect to the Development Plan activities for the Development of the Product in the Development Indication in the Development Territory conducted by or on behalf of either CRO that are parties thereto and the books and records of such CRO with respect to such activities;

(ii)                        its Clinical Site Agreements either (i) include commercially reasonable and customary visitation, inspection, examination and copying rights with respect to the Development Plan activities conducted at Institutions and the books and records of such Institutions with respect to such activities or (ii) are on UCB standard site agreement terms; and

(iii)                     the applicable provisions of such CRO Agreements and Clinical Site Agreements permit UCB’s representatives (which may include Third Party contractors of UCB) to exercise the rights described in Sections 5.10(e)(i) and 5.10(e)(ii), respectively, provided that UCB notifies Dermira in writing and coordinates with Dermira prior to the exercise of any such rights, and permits Dermira to participate in UCB’s exercise of any such rights to the extent requested by Dermira in writing.

(f)                                   Investigator Documentation. Dermira shall ensure that no Investigator enrols any subject in any Phase 3 Study, or any Post-Approval Study in the Development Indication, unless and until Dermira has received: (a) from such Investigator the information and documentation required by Applicable Law as it applies to the selection of investigators, including 21 C.F.R. §§312.53 and 312.64 (or the equivalent regulations in the case of Investigators located outside of the United States); and (b) from the applicable Review Board written confirmation that the required Review Board approvals for a Phase 3 Study and any Post-Approval Study for the Development of the Product in the Development Indication in the Development Territory described in Section 5.8 have been received.  Upon the completion or earlier termination of a Phase 3

Study, or a Post-Approval Study in the Development Indication, Dermira shall provide UCB with the original documents described in this Section 5.10(f).

(g)                                  Communication with Investigators. Dermira shall be responsible for all communications with the Investigators with respect to a Phase 3 Study, and any Post-Approval Study in relation to the Development of the Product in the Development Indication in the Development Territory.  Without limiting either Party’s obligations under the Safety Agreement, prior to the commencement of a Phase 3 Study, or any Post-Approval Study in the Development Indication, Dermira shall provide each Investigator with the applicable Phase 3 Protocol, and Post-Approval Study Protocol in the Development Indication, and corresponding IBs and ICFs.  Thereafter, Dermira shall provide each Investigator with any amendments to any of the foregoing, provided that such amendments have received all required approvals set forth in Section 5.8.

(h)                                 Monitoring. Dermira (or the applicable CRO acting on Dermira’s behalf) shall monitor each Institution and any other site at which a Phase 3 Study, or any Post-Approval Study in relation to the Development of the Product in the Development Indication in the Development Territory is performed and collect Product Data therefrom, including CRFs, in compliance with Applicable Law, the Safety Agreement, and the applicable CRO Agreement.  If Dermira is conducting on-site visits, Dermira shall prepare and maintain reports of site visits in accordance with the Safety Agreement and shall promptly provide UCB’s Contacts with a copy of each such report in accordance with the Safety Agreement.

(i)                                     Disclosure of Study Documentation. Upon UCB’s written request, Dermira shall provide, or cause to be provided, to the relevant UCB Contact a copy of all Study Documentation and such other Information necessary or useful for UCB’s preparation of Regulatory Documentation, and any supplemental application or variation generated by or on behalf of Dermira during the Development Term or during the duration of any Post-Approval Study in relation to the Development of the Product in the Development Indication in the Development Territory. Dermira shall diligently, in good scientific manner and in accordance with prevailing industry practices concerning the conduct of Clinical Studies, GCP, ICH Guidelines and Applicable Law, attempt to identify, or cause to be identified, and to resolve expeditiously, inconsistencies and deficiencies in Product Data from any Phase 3 Study, or any Post-Approval Study in the Development Indication, conducted by or on behalf of Dermira.

(j)                                    Transfer of Obligations. The appropriate Contacts of the Parties shall work together through the JDT in good faith to finalize and mutually agree to the Transfer of Obligations Checklist, which shall be consistent with the allocation of responsibilities between the Parties set forth in the Agreement.  Dermira shall be responsible for the obligations transferred or delegated under the Transfer of Obligations Checklist in relation to the Development of the Product in the Development Indication in the Development Territory, and such responsibilities shall be deemed transferred or delegated as described in 21

C.F.R. §312.52 and any analogous applicable law or regulation outside of the United States. UCB shall cooperate with Dermira to permit Dermira to comply with the regulatory obligations that have been transferred or delegated by UCB to Dermira. Notwithstanding the foregoing, subject to the Parties’ mutual written agreement, UCB may re-assume through written notice any such obligation transferred or delegated to Dermira at any time, or may issue specific written instructions to Dermira with respect to any such obligation, subject to Applicable Law. Any responsibilities not specifically transferred in the Transfer of Obligations Checklist shall remain, as between the Parties, the regulatory responsibility of UCB.  If any amendment hereto affects the scope of the regulatory obligations that have been transferred or delegated to Dermira, the Parties shall execute a corresponding amendment to the Transfer of Obligations Checklist, and the Parties shall cooperate to ensure an orderly transition of any such obligation.  UCB shall be responsible for any required filing of the Transfer of Obligations Checklist or amendment thereto with the FDA and any other relevant Regulatory Authorities.

(k)                                 SOP Approval. For the purposes of this Section 5.10, in conducting the activities with respect to the Clinical Studies hereunder, each Party shall do so in compliance with its SOPs, provided that, prior to working under any such SOP, each Party has agreed that the other Party’s relevant SOP is acceptable for use in connection with such activities.

5.11                        Supply of Product for Clinical Studies.

(a)                                 Supply Obligations. Subject to the terms and conditions of this Agreement, UCB (or its designee) shall supply, in a timely manner in quantities and timing as agreed by the JDT to satisfy the Development activities set forth in the Development Plan in the manner set forth in the Development Responsibility Matrix, with required quantities of the Product in final packaged form, and Comparator Drugs and Placebo, to be used in a Phase 3 Study, and any Post-Approval Study in the Development Indication.  UCB represents and warrants that: (a) all Product and Product Placebo shall have been manufactured in accordance with Applicable Law, including GMP; and (b) any Product and Product Placebo supplied to an Investigator or Institution will, at the time of delivery to such Investigator or Institution, conform to the applicable specifications for the Product or Product Placebo, as applicable, in effect at the date of delivery and shall not be adulterated or misbranded within the meaning of the PHSA ((a) and (b) collectively, the “Product Warranty”).  Dermira shall, in accordance with Section 10.13, pay the costs and expenses for the supply of Product and Comparator Drugs and Placebo, which shall be UCB’s Cost of Goods for the Product and Comparator Drugs and Placebo for activities undertaken by or on behalf of Dermira under the Development Plan (and including those activities undertaken by or on behalf of Dermira in relation to any Post-Approval Studies in the Development Indication to the extent and in the same ratio Dermira is responsible for the Development Costs for such Post-Approval Studies as set forth in Section 5.4) all in relation to the

Development of the Product in the Development Indication in the Development Territory.  Dermira shall be solely responsible for ensuring that all Investigators engaged by Dermira under the Development Plan meet all applicable requirements of 21 C.F.R. Part 312, including the record-keeping requirements specified in Section 5.12(b). UCB acknowledges that Institutions may require Dermira to include in Clinical Site Agreements representations and warranties regarding Product and/or Product Placebo supplied to Institutions or Investigators for use in a Phase 3 Study, or any Post-Approval Study in the Development Indication, and will require Dermira to include in such Clinical Site Agreements standard indemnities regarding the Product and/or Product Placebo. UCB further acknowledges and agrees that: (A) Dermira will be entitled to, and will, rely exclusively on the Product Warranty in making any such representation, warranty or statement that is consistent with, and does not exceed the scope of, the Product Warranty; and (B) as between Dermira and UCB, UCB shall be solely responsible for the failure of the Product and/or Product Placebo to conform to the Product Warranty provided that the Product and/or Product Placebo is handled and stored in accordance with the instructions provided with the same at the time of delivery to the Institution. UCB shall purchase Comparator Drug and Comparator Drug Placebo from Third Parties in accordance with its customary practices and shall supply such Materials for use in the Phase 3 Study and any Post-Approval Studies as set forth in the Development Plan.  UCB does not provide a product warranty with respect to such Comparator Drug and Comparator Drug Placebo, but in the event of any alleged defect in any such Comparator Drug or Comparator Drug Placebo, UCB shall assign, to the extent permitted by the applicable sale and purchase agreement for such Comparator Drug or Comparator Placebo or Applicable Law, to Dermira all warranties, express and implied, and other rights and causes of action it obtains from or against the suppliers of such materials (if any) (“Comparator Drug Rights”).  In the event Dermira instructs UCB to enforce such Comparator Drug Rights, Dermira shall reimburse all costs and expenses reasonably incurred by UCB in connection with such enforcement.  In the event UCB experiences any supply shortfall with respect to the Product or the Comparator Drugs and Placebo, UCB shall immediately notify Dermira and the Parties shall discuss in good faith measures to be taken to minimize the impact of such shortfall for the Development of the Product in the Development Indication.

(b)                                 Ownership and Use. All Product and Comparator Drugs and Placebo supplied to Investigators or Institutions shall remain the exclusive property of UCB unless and until administered or dispensed to subjects during a Phase 3 Study, or a Post-Approval Study in the Development Indication in relation to the Development of the Product in the Development Indication in the Development Territory.  In no event shall any Product or Comparator Drugs or Placebos supplied for use in such Phase 3 Study, or a Post-Approval Study in the Development Indication, be used by or on behalf of Dermira for any purpose other than as contemplated by the Development Plan in relation to the

Development of the Product in the Development Indication in the Development Territory.

(c)                                  Supply Records and Other Obligations.

(i)                           UCB shall maintain and retain, as required by Applicable Law regarding the control and disposition of investigational drugs and by GCP, including 21 C.F.R. §312.57, complete and accurate records relating to the disposition of all Product supplied in connection with a Phase 3 Study and each Post-Approval Study in relation to the Development of the Product in the Development Indication in the Development Territory.  In accordance with 21 C.F.R. § 312.52, the Transfer of Obligations Checklist will provide for the transfer to Dermira of the responsibility to maintain and retain as required by Applicable Law regarding the control and disposition of investigational drugs and by GCP, including 21 C.F.R. §312.57, complete and accurate records regarding the control and disposition of all such supplied Product, Comparator Drugs and Placebo from and after delivery to Institutions or Investigators. On request, UCB shall provide Dermira with copies of certificates of analysis for the Product and Product Placebo supplied by UCB for use in connection with the Development activities under the Development Plan.

(ii)                        Dermira shall procure that each Institution and Investigator engaged in the performance of any Phase 3 Study or any Post Approval Study in relation to the Development of the Product in the Development Indication in the Development Territory shall take such measures as are necessary to permit UCB to comply with Applicable Law regarding the control and disposition of investigational drugs, the ICH Guidelines and GCP, including 21 C.F.R. §§312.59 through 312.62 inclusive.  Without prejudice to the preceding sentence, Dermira shall maintain and retain, or shall cause to be maintained and retained, complete and accurate records relating to the disposition of all Product and Comparator Drugs and Placebo supplied to any Institution or Investigator engaged in the performance of the Development of the Product in the Development Indication in the Development Territory, which records (i) shall include the quantity and batch code of such Product, Comparator Drugs and Placebo; and (ii) shall identify all Product, Comparator Drugs and Placebo (A) received from or on behalf of UCB; (B) delivered to each Investigator; (C) dispensed by each Investigator; (D) spilled or otherwise lost (by whom and with appropriate documentation thereof); (E) returned to UCB or disposed of at the written request of UCB and in accordance with UCB’s written instructions (with appropriate documentation thereof and with respective dates for each such event).

(d)                                 Disclaimer. EXCEPT FOR THE PRODUCT WARRANTY EXPRESSLY PROVIDED UNDER SECTION 5.11(a), UCB HEREBY DISCLAIMS TO

THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW ALL REPRESENTATIONS AND WARRANTIES, WHETHER WRITTEN OR ORAL OR EXPRESSED OR IMPLIED, WITH RESPECT TO PRODUCT SUPPLIED IN CONNECTION WITH SECTION 5.11, INCLUDING ANY REPRESENTATION OR WARRANTY OF QUALITY, PERFORMANCE, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR USE OR PURPOSE, OR THAT THE USE OF ANY PRODUCT FOR PURPOSES OTHER THAN THOSE SPECIFIED IN THIS AGREEMENT WILL NOT INFRINGE THE INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY.  DERMIRA ACKNOWLEDGES AND AGREES THAT THE PRODUCT HAS NOT BEEN APPROVED BY ANY REGULATORY AUTHORITY FOR THE USES SET FORTH IN THE PHASE 3 PROTOCOL OR A POST-APPROVAL STUDY PROTOCOL IN THE DEVELOPMENT INDICATION (OTHER THAN FOR INVESTIGATIONAL USE IN ACCORDANCE THEREWITH) AND THAT A PHASE 3 STUDY AND ANY POST-APPROVAL STUDY IN THE DEVELOPMENT INDICATION IS BEING CONDUCTED, INTER ALIA, TO DETERMINE WHETHER THE PRODUCT IS SAFE AND EFFICACIOUS FOR SUCH USE.  NOTHING CONTAINED IN THIS SECTION 5.11(d) ALTERS UCB’S INDEMNIFICATION OBLIGATIONS SET FORTH IN SECTION 16.2 OF THE AGREEMENT.

5.12                        Records.

(a)                                 Record Keeping. Dermira shall collect, or cause to be collected, prepared and maintained complete, current, accurate, organized and legible records of Product Data from each Phase 3 Study, or each Post-Approval Study in relation to the Development of the Product in the Development Indication in the Development Territory, in sufficient detail and in a manner suitable for submission to, or review by, applicable Regulatory Authorities and in compliance with the applicable Phase 3 Protocol, or Post-Approval Study Protocol in the Development Indication and Applicable Law, including 21 C.F.R. §312.62. All right, title and interest in and to all Product Data and all Intellectual Property Rights therein shall be owned by UCB.

(b)                                 Record Retention. Dermira shall retain, or cause to be retained, all Study Documentation generated by, or by a Third Party on behalf of, Dermira during the Development Term and, except as expressly set forth below, thereafter until (i) the second anniversary of the date upon which Regulatory Approval is received for the Product for the Development Indication throughout the Development Territory or, if no Drug Approval Application is to be filed or if Regulatory Approval is not received for the Product in the Development Indication in the Development Territory, the second anniversary of the date upon which the relevant Regulatory Authority is notified that shipment and delivery of the Product has been discontinued in relation to the Development of the Product in the Development Indication in the Development Territory or (ii) such later date as may be required by Applicable Law (the “Retention

Period”).  All such Study Documentation shall be retained in a secure area reasonably protected from fire, theft and destruction and with the same degree of protection as Dermira would use with its own materials and data.  Any additional methods of storage and back-up provisions shall be agreed upon in writing by the Parties.  Dermira shall, upon UCB’s request, make, or direct the applicable CRO to make, all such Study Documentation available at its or the CRO’s offices, or the Institutions or other sites at which the Development of the Product in the Development Indication in the Development Territory is performed, if applicable, for review, copying and audit pursuant to Section 5.10(e) of this Agreement.  At the end of the applicable Retention Period or earlier as requested by UCB, all such Study Documentation generated by or on behalf of Dermira shall, at UCB’s option, be (x) delivered to UCB or its designee, in accordance with UCB’s written direction and at UCB’s cost, (y) retained by or on behalf of Dermira for an agreed period of time or otherwise in accordance with Applicable Law, or (z) destroyed at UCB’s cost, unless such material is otherwise required to be stored or maintained by or on behalf of Dermira pursuant to Applicable Law, in which case Dermira shall have the right to retain, but not use or disclose (except as required by Applicable Law), an archival copy of such Study Documentation at its own expense.  For clarity, Dermira shall not discard or destroy any Study Documentation without the prior written approval of UCB.

(c)                                  Clinical Study Data. At the reasonable request of UCB, Dermira shall provide to UCB the complete Trial Master File, the original CRFs and, if applicable, laboratory data transfer files for each subject participating in the Development of the Product in the Development Indication in the Development Territory, and such other subject data reports and other Information as are required by the applicable Phase 3 Protocol, or Post-Approval Study Protocol for the Development of the Product in the Development Indication in the Development Territory, the ICH Guidelines or GCP, including 21 C.F.R. §312.64.  Dermira shall provide to the JDT the final data and reports as set forth in the Development Plan, including the original CRFs for each subject, when and as set forth in the Development Plan or on such other date(s) as the JDT may determine.

5.13                        Qualifications and Absence of Conflicts.

(a)                                 All personnel of a Party assigned to perform such Party’s obligations under this Agreement, including this Section 5.13, shall at all material times be qualified by training, experience, and appropriate expertise to perform such obligations.

(b)                                 Each Party represents, warrants and covenants to the other Party that such Party and its employees and representatives have, and at all material times shall have, all appropriate licenses, approvals and certifications necessary to lawfully perform its obligations hereunder.

5.14                        Regulatory Assistance; Response to Regulatory Actions and Audits.

(a)                                 Notification of Regulatory Actions. Each Party shall notify the other Party’s relevant Contact within twenty four (24) hours if any Regulatory Authority (i) contacts such Party regarding the Development of the Product in the Development Indication in the Development Territory or the supply of the Product supplied for use therein (or if either Party becomes aware that any Regulatory Authority has contacted any Affiliate or any Third Party subcontractor of such Party regarding any of the foregoing), (ii) conducts, or gives notice of its intent to conduct, an inspection at the facilities of such Party, any of its Affiliates, or any of its Third Party subcontractors where any Development or supply of the Product in the Development Indication in the Development Territory is conducted or the Product or stored, or (iii) takes, or gives notice of its intent to take, any other regulatory action alleging any failure of such Party, any of its Affiliates, or any of its Third Party subcontractors to comply with Applicable Law in connection with the Development of the Product in the Development Indication in the Development Territory or the supply of the Product supplied for use therein.  Each Party shall provide the other Party’s Contact with copies of such notice(s) and related correspondence within three (3) Business Days of receipt (or as otherwise expressly set forth in the Safety Agreement).  In the event Dermira is the Party subject to such audit or inspection, to the extent practicable under the circumstances and permitted by Applicable Law, Dermira shall provide any such notice or correspondence received by it to UCB’s Contacts in sufficient time for UCB’s representatives to be, and shall permit UCB’s representatives to be, present at, or otherwise participate in, such inspections or regulatory actions, and Dermira shall supply UCB with all documentation and information in Dermira’s possession or control that is pertinent thereto.  In the event Dermira is the Party subject to such audit or inspection, Dermira shall also, to the extent practicable under the circumstances and permitted by Applicable Law, provide to UCB any proposed response which Dermira would suggest to be made by UCB to any Regulatory Authority. For the avoidance of doubt, UCB, not Dermira, shall be responsible for all interactions, responses and communications with any Regulatory Authority, except when Dermira is required by Applicable Law or any Regulatory Authority to do so. In the event Dermira is the Party subject to such audit or inspection and it does not receive prior notice of such a regulatory inspection or regulatory action, Dermira shall notify UCB as soon as practicable after such inspection or regulatory action, and shall provide UCB with copies of all materials, correspondence, statements, forms and records received or generated pursuant to any such inspection or regulatory action.  No admission or communication made by either Party to any Regulatory Authority in the absence of the other Party shall include any false or misleading information relating to the Development of the Product in the Development Indication in the Development Territory, the Product or the other Party.

(b)                                 Adverse Drug Experience Reports and Safety Information. The Parties shall enter into a Safety Agreement governing the procedure and timeline of the

Parties’ exchange of Adverse Drug Experience and/of safety information, consistent with the outline set forth in Schedule 5.  Each Party shall comply with its obligations under the Safety Agreement in respect of Adverse Drug Experience reporting and other drug safety and pharmacovigilance matters in connection with the Development of the Product in the Development Indication in the Development Territory or the Product supplied for use therein, and shall provide the other Party with such information as the other Party may reasonably require and request with respect to such matters, all in accordance with the timelines and procedures set forth in the Safety Agreement. Notwithstanding the above, Dermira shall ensure that the CRO shall include in the provisions in each Clinical Site Agreement for the notification of any Serious Adverse Event (as defined in 21CFR 312.32) by any Institution or any Investigator to the CRO within twenty four (24) hours of such Institution or Investigator becoming aware of such Serious Adverse Event.

5.15                        Materials. UCB shall own and retain all right, title and interest in and to all UCB Materials (including Product, Comparator Drugs and Placebo, equipment, documentation) and UCB Information.  Dermira shall (i) use the UCB Materials and UCB Information only for the purposes described in the Development Plan in order to Develop the Product in the Development Indication in the Development Territory, (ii) restrict access to and use of the UCB Materials and UCB Information to those of its employees and Third Party subcontractors as are required to conduct a Phase 3 Study, or a Post-Approval Study in the Development of the Product in the Development Indication in the Development Territory, (iii) take all actions reasonably necessary to preserve, protect and maintain the UCB Materials and the UCB Information in accordance with accepted industry standards; and (iv) deliver the UCB Materials and the UCB Information in its possession to UCB or its designee on the termination of this Agreement, or as otherwise requested or directed by UCB.  For purposes of this Section 5.15, “UCB” shall include any Affiliate of UCB.

5.16                        [*] Dermira will notify the JDC in the event it becomes aware of any facts or circumstances related to or managed by [*] which may have delayed, or may delay, in a material respect [*] in relation to the Development of the Product in the Development Indication in the Development Territory.  If Dermira should so notify the JDC of any such facts or circumstances, the JDC shall promptly meet to discuss the situation and use good faith efforts to agree upon and promptly [*] a mutually acceptable [*] to address them. If the JDC reasonably determines that the Development of the Development Indication would [*] then Dermira will request UCB to [*] Without prejudice to any other rights and remedies available under this Agreement or at law, if [*] provided for in this [*] such [*] shall be

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addressed, at UCB’s option, at the level of the JDC or the JSC, but such failure shall not be deemed to be a breach of this Agreement.

5.17                        If, following the receipt by UCB of the request for [*] under Section 5.16, UCB should notify Dermira in writing that [*] the Parties, through the JDC, shall promptly arrange to [*] as soon as possible, provided that the Parties, acting through the JDC, have agreed [*] until such time as [*] and has requested the JDC to [*] such [*] Pursuant to Section 5.16 and 5.17, the Parties will work through the JDC to determine the best course of action for the Development of the Development Indication.  If the JDC determines the Parties should [*] the Parties will work together as expeditiously as possible to [*]. Notwithstanding the foregoing, Dermira shall remain responsible for [*] associated with [*] and has provided such [*] pursuant to Sections 5.16 and 5.17, to the extent provided for in such mutually-agreed, JDC-Approved Development Budget, and [*] to be provided to Dermira by UCB.  For the avoidance of doubt, and provided that Dermira has [*] in undertaking such [*] up to the date of grant of Regulatory Approval for the Product in the Development Indication, shall not (i) preclude Dermira from undertaking the Dermira Commercial Activities and Medical Affairs activities for which Dermira is responsible in accordance with the provisions of this Agreement nor (ii) [*] the Development of the Product in the Development Indication. [*] pursuant to this Section 5.17 shall be [*].

5.18                        UCB shall have responsibility for all Development activities which are necessary to obtain and maintain Regulatory Approval for the Product in the Territory for the Promotion Indication and, for the avoidance of doubt, neither Dermira nor the JDC nor any other Committee shall have any jurisdiction or decision making power or any other authority over such Development activities.

6.                                      INFORMATION TRANSFER AND TECHNICAL ASSISTANCE

6.1                               In order for Dermira to commence the planning and implementation of the Development of the Product in the Development Territory in the Development Indication, including, without limitation, the conduct of any Phase 3 Study, or any Post-Approval Study in the Development Indication, UCB shall provide such Regulatory Documentation and other data and records in electronic form or, where electronic copies are not available, in paper form (or such other media as may be agreed

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between the Parties) which are necessary, or in UCB’s reasonable discretion, useful for Dermira to have access to in order to carry out its obligations under this Agreement.

6.2                               The provision of the information referred to in Section 6.1 shall, to the extent not already provide to Dermira by UCB prior to the Effective Date, occur within [*] Business Days of the Effective Date.

6.3                               For the avoidance of doubt, all materials and information transferred by UCB to Dermira pursuant to this Section 6 shall remain the Confidential Information of UCB and shall be subject to the provisions of Section 17, and nothing in this Section 6 shall be construed or interpreted as being an obligation on UCB to provide Dermira with any materials, information or documentation relating to the Product other than those that are necessary, or in UCB’s reasonable discretion, useful for Dermira to exercise its rights or carry out its obligations pursuant to this Agreement or as otherwise set forth in the Safety Agreement.

7.                                      COMMERCIALISATION

7.1                               Except for the activities to be conducted by Dermira under the Pre-Launch Medical Affiairs Plan as set forth in Section 9.3, Dermira shall have no right to undertake Dermira Commercial Activities for the Product in the Promotion Indication in any country within the Territory unless and until UCB has been granted Regulatory Approval to Commercialise the Product in the Development Indication, unless such Dermira Commercial Activities are identified in the Commercialisation Plan as to be conducted prior to such Regulatory Approval.  Notwithstanding anything to the contrary in this Agreement, Dermira shall have no diligence obligations with respect to the Promotion Indication but shall have those rights with respect to the Promotion Indication as set forth in this Agreement.

7.2                               Subject to the restriction on the Dermira Commercial Activities for the Product in the Promotion Indication and Development Indication in the Promotion Territory referred to in this Agreement, each Party will use Commercially Reasonable Efforts to conduct assigned Marketing and Corporate Functions and activities assigned to it under the Commercialisation Plan and to Commercialise the Product in the Promotion Territory for the Promotion Indication and the Development Indication, through the coordination of the JCT and under the oversight of the JCC and the JSC. All other aspects of the Commercialisation of the Product in the Territory are outside of the scope of this Agreement and shall remain under the responsibility and control of UCB.

7.3                               It is the Parties’ intent for Dermira to be the Party primarily responsible for the Dermira Commercial Activities in connection within the Promotion Indication and the Development Indication and solely to Dermatologists in the Promotion Territory, subject to the JCC approving all activities and UCB approving all Promotional Materials developed by Dermira.  In addition, Dermira shall have the right to perform the Medical Affairs activities under the approved Medical Affairs Plan or otherwise permitted under Section 9. All other aspects of the Commercialisation of the Product in

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the Territory, including the Commercial Functions, shall remain under the sole responsibility and control of UCB, except for activities delegated to Dermira under the Commercialisation Plan and/or Medical Affairs Plan (including the right to engage Third Party contractors in connection with such activities in accordance with Section 3.4).

7.4                               Commercialisation Plan and Information Transfer

(a)                                 At a time determined by the JCT, UCB’s representatives on the JCT shall provide Dermira with all information reasonably necessary or, in UCB’s reasonable discretion, useful for Dermira to prepare an initial draft of the Commercialisation Plan that is consistent with UCB’s overall strategy for the Commercialisation of the Product in the Promotion Territory, including information about UCB’s resources and activities in support of the Dermira Commercial Activities and the Branding Strategy.  Using such information, Dermira shall prepare such draft Commercialisation Plan and JCC approved amendments thereto in order to tailor the commercial strategy, messaging, field support and promotional plan to optimize the commercial opportunity for the Product among Dermatologists in a manner that is consistent with UCB’s overall strategy for Commercialisation of the Product.  Dermira shall include in such plan the activities to be conducted by Dermira and the Commercialisation support that Dermira requests from UCB, UCB Hub Services and any other proposed commercial support, together with a proposed budget for all such requested support for review by UCB.  To the extent UCB agrees to provide such requested support, Dermira will include the activities to be conducted by UCB as part of such Commercialisation Plan, along with a proposed budget for all such activities (the “UCB Support Budget”) for approval by the JCC.  To the extent that UCB declines to provide such requested support, Dermira shall have the right, following JCC approval to conduct such support activities and such activities shall be deemed delegated to Dermira by UCB under this Agreement, except to the extent such activities are otherwise expressly prohibited under this Agreement.

(b)                                 The JCT shall review and modify as needed drafts of the Commercialisation Plan and any amendment thereof prepared by Dermira, and shall submit such plan for review by the JCC and recommendation by the JCC for the JSC’s approval, provided that UCB’s representatives on the JCT and JCC shall ensure and confirm that all such plans are consistent with UCB’s overall strategy for the Commercialisation of the Product in the Promotion Territory prior to submitting such plans for the JSC’s approval. The JCT shall revise such drafts based on any comments provided by the JCC or JSC, subject to Dermira’s final decision making authority under Section 4.11(b).

(c)                                  On an ongoing basis during the Term, the JCT will coordinate the activities of the Parties under the Commercialisation Plan and communication between the Parties to ensure each Party remains aware of relevant information pertaining to the other Party’s activities under the Commercialisation Plan.

7.5                               Each Party shall provide written reports to the JCT, for review and submission to the JCC, every Calendar Quarter describing the activities undertaken by such Party in the preceding Calendar Quarter in relation to the Commercialisation of the Product in the Promotion Indication and the Development Indication, in the Promotion Territory.

7.6                               From the Commencement Date and throughout the Term, Dermira, whether acting directly or through its Affiliates, shall use Commercially Reasonable Efforts to undertake the Dermira Commercial Activities for the Product under the Cimzia® Trademark in the Promotion Territory for (i) the Promotion Indication and (ii) the Development Indication, in each case (i) and (ii) through undertaking the Dermira Commercial Activities for the Product solely to Dermatologists and to no other Healthcare Professionals, and in accordance with each JCC approved Commercialisation Plan (including the applicable Local Dermira Commercial Plan) and the Branding Strategy.

7.7                               Except as provided in Section 9, Dermira shall be solely responsible for all costs and expenses incurred by it in connection with the conduct of all Dermira Commercial Activities and Medical Affairs activities undertaken by it pursuant to and in accordance with this Agreement.  In addition, as provided in the definition of Gross Margin, UCB shall have the right to deduct from the Royalty Bearing Sales any and all out-of-pocket costs incurred by UCB (including any payments made by UCB to its Third Party contractors and consultants) in connection with its Medical Affairs activities and any market access activities (in each case to the extent any such activities result in any incremental, additional costs to UCB as compared with UCB’s commercialisation activities not directed to the Development Indication and/or Promotion Indication in the Promotion Territory) assigned to UCB by the JCC, to the extent incurred by UCB on behalf of Dermira in accordance with the Medical Affairs Plan, and the UCB Hub Services in accordance with the Local Dermira Commercial Plan, in each case [*] (the “UCB Commercialisation Cost Deductions”).

7.8                               Dermira shall, at its election, on a Sales Year-by-Sales Year basis and in any given Sales Year, either

(a)                                 undertake not less than [*] Details in the Development Indication in the United States of America during the First Sales Year and thereafter [*] Details in each Subsequent Sales Year until the Expiry Date (with the number of required Details for the last Subsequent Sales Year being prorated as at the Expiry Date); or

(b)                                 structure the Incentive Compensation so that: (i) for the [*], the percentage of the total achieved Incentive Compensation that is attributable to the sales of the Product to Dermatologists for at least [*] Dermira Sales Representatives in the United States is not less than [*] percent ( [*] %); and (ii) thereafter until [*], the percentatge of  the total achieved Incentive Compensation that is attributable to the sales of the Product in the United States

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to Dermatologists for at least [*] Dermira Sales Representatives is not less than [*] percent ( [*] %).

7.9                               At any time, Dermira shall have the right to propose to the JCC to adjust the minimum requirements for the number of Details under Section 7.8(a), and/or the number of Dermira Sales Representatives whose Incentive Compensation would be subject to the requirement under Section 7.8(b), and JCC shall not unreasonably withhold its approval for such adjustment to the extent such proposed adjustment reflects the then-current market condition.

7.10                        If, in the Development Indication, Dermira does not undertake any Dermira Commercial Activities for which it is responsible in relation to Launch the Product in the Development Indication in Canada within [*] of the date of grant of Regulatory Approval for the Product in Canada UCB shall have the right, but not the obligation, to terminate the right for Dermira to undertake the Dermira Commercial Activities in relation to the Product in the Development Indication in Canada, and, if UCB should exercise such right of termination, Dermira’s right to undertake Dermira Commercial Activities for the Product in the Development Indication in Canada shall terminate and the rights and licences granted to Dermira pursuant to this Agreement shall terminate in relation to the Dermira Commercial Activities for the Product in the Development Indication in Canada.

7.11                        In accordance with Section 7.4, Dermira shall prepare as part of the Commercialisation Plan for the JCT’s review and JCC’s recommendation for JSC approval, each Local Dermira Commercial Plan for each Calendar Year including the budget thereof, provided that Dermira shall have the final decision making authority for each such Local Dermira Commercial Plan as set forth in and in accordance with Section 4.11. Each Local Dermira Commercial Plan shall include: (i) strategies for marketing and undertaking of the Dermira Commercial Activities for the Product in the Promotion Territory in the Promotion Indication and the Development Indication, including identification of targeted and agreed Dermatologists for such activities; (ii) market research activities; (iii) reimbursement field support activities; (iv) procedures for UCB’s provision of sales analytics, subject to Section 7.20; (v) anticipated marketing and sales efforts for undertaking Dermira Commercial Activities for the relevant Calendar Year, including any pre-Launch activities and any field support activities directed to Dermatologists, including training and reimbursement support in accordance with the provisions of Section 13; (vi) Dermira’s estimates of annual market and sales forecasts; and (vii) advertising, public relations and other programs relating to Dermira Commercial Activities and Sampling (if applicable). Each Local Dermira Commercial Plan shall be designed to optimize the commercial potential of the Product in the Promotion Territory in the Promotion Indication and the Development Indication. Each Local Dermira Commercial Plan for each subsequent Calendar Year shall be prepared and submitted to the JCC for approval at least [*] Calendar Months prior to end of the then current Calendar Year or at such other times as may be agreed by the JCC.

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7.12                        UCB shall be solely responsible for the gross and/or net pricing and market access strategy for the Commercialisation of the Product in the Territory in the Promotion Indication and the Development Indication, subject to Dermira’s right to be informed, to be consulted at least once every [*] Calendar [*], and to provide comments as the same relates to such activities within the Promotion Territory.  UCB shall be responsible for all terms and conditions of sale for the Product in the Promotion Territory in the Promotion Indication and the Development Indication including without limitation all negotiations and other interactions with Third Party purchasers and payors (including government purchasers) and/or with Regulatory Authorities with respect to obtaining or maintaining Pricing and Reimbursement Approvals. Notwithstanding the foregoing, UCB shall provide Dermira with an opportunity to discuss and comment on market access activities to the extent that such activities relate to Dermira’s interests in relation to the Dermira Commercial Activities.  At the beginning of each Calendar Year, UCB shall provide Dermira with an updated gross-to-net percentage forecast for each of the Calendar Quarters within such Calendar Year.

7.13                        Following grant of Regulatory Approval for the Product in the Development Indication in the Promotion Territory, and, as applicable, Pricing and Reimbursement Approval:

(a)                                 Dermira will, whether acting directly or through its Affiliates, undertake the Launch activities for the Product in each country in the Promotion Territory in accordance with the Launch Plan and the Dermira Commercial Activities for the Product under the Cimzia® Trademarks in the Development Indication in the Promotion Territory through the undertaking of Dermira Commercial Activities for the Product to Dermatologists only; and

(b)                                 UCB, whether acting directly or through its Affiliates, shall have the right but not the obligation to Commercialise the Product under the Cimzia® Trademarks in the Development Indication (i) in the Promotion Territory through the Commercialisation of the Product to all Healthcare Professionals but excluding Dermatologists and (ii) in the Reserved Territory through the Commercialisation of the Product to all Healthcare Professionals including Dermatologists.

7.14                        In connection with Dermira’s preparation of the Commercialisation Plan under Section 7.4, UCB shall prepare and provide Dermira with its branding strategy to govern use of the Cimzia® Trademarks and trade dress, as well as the OXO GOOD GRIPS Trademarks, in connection with the Commercialisation of the Product in the Promotion Indication, and, if applicable, the Development Indication, in the Promotion Territory (the “Branding Strategy”), subject to Dermira’s right to be informed, be consulted and provide comments. UCB shall remain responsible for and control the overall Branding Strategy and any amendments for the Product, with each Party being responsible for the proper implementation and compliance therewith when performing its obligations in respect to Commercialisation of the Product hereunder.  UCB shall be responsible for enforcing and protecting the branding of the Product in the Promotion Territory in accordance with the UCB approved Branding Strategy, which shall include, without

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limitation responsibility and control over the registration, maintenance, enforcement and defense of the Cimzia® Trademarks in the Promotion Territory.  This shall include UCB having responsibility for the registration and the maintenance of the INN and Cimzia® Trademarks throughout the Territory consistent with the Branding Strategy.  The Cimzia® Trademarks and trade dress used in connection with the Development and Commercialisation of the Product in the Territory shall be owned by UCB (or its designated Affiliates). At Dermira’s request from time to time, the Parties shall discuss opportunities to present the Dermira name and logo to Dermatologists in the Promotion Territory.

7.15                        UCB or its designated Affiliate shall be responsible for and shall carry out all sales and distribution activities in accordance with the Commercialisation Plan, including but not limited to all pricing and rebating activities, related to the Product in each country within the Promotion Territory.  Such responsibilities shall include undertaking and performing the receiving and processing of orders, pick, pack and ship operations, order delivery, invoicing and collection activities, inventory control and any other sales or distribution activities.  If Dermira or its Affiliate receives orders for the Product within the Promotion Territory or the Reserved Territory directly from Dermatologists, it shall transmit said orders to UCB within [*] Business Days of receipt. UCB shall be responsible for all pricing, Pricing and Reimbursement Approvals, discounting, market access, invoicing and booking of sales.

7.16                        The supplies of Samples of the Product intended for use in the Promotion Territory will be allocated among the countries within the Promotion Territory in accordance with the then current Commercialisation Plan.  For clarity, the supply of Samples allocated for the United States market in the Commercialisation Plan shall be consistent and in accordance with the then current UCB, Inc. sample policy and procedures. If there is any shortfall in the supplies of Samples, UCB shall determine the allocation of available supplies of Samples.  In considering the allocation of supplies of Samples within each country within the Promotion Territory, UCB will take into account Dermira’s Detailing activities under each approved Local Dermira Commercial Plan.  The Samples will be used and distributed strictly in accordance with the then applicable, approved Local Dermira Commercial Plan and shall be stored and distributed in full compliance with all Applicable Law, including the requirements of the U.S. Prescription Drug Marketing Act (“PDMA”).  Dermira (and its local Affiliates) will maintain appropriate Sample accountability procedures and policies, will generate and maintain all records required by the PDMA and/or other Applicable Law, and shall allow representatives of UCB a reasonable opportunity to inspect such records for the Samples on request.  With respect to the United States of America, UCB shall be responsible for the timely filing with the FDA of any necessary reports it is obligated to file in connection with the PDMA, and Dermira undertakes to UCB to assist UCB in such timely filing.  At Dermira’s request, the Parties shall cooperate in good faith to add the Dermira name and logo to the packaging for all Samples supplied on behalf of Dermira, subject to UCB’s approval as to (i) the design and placement of Dermira’s name and logo on such packaging and (ii) regulatory compliance.

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7.17                        Dermira and its Affiliates shall only use UCB-approved Promotional Materials that are created in accordance with the terms of this Section 7.17, and shall only conduct Dermira Commercial Activities for the Product in the Promotion Indication and the Development Indication that are ascribed to it in the approved Commercialisation Plan (including each applicable Local Dermira Commercial Plan) and this Section 7.  Dermira shall: (a) have the right to prepare all local Promotional Materials intended for use with respect to the Product in the Development Indication in each country within the Promotion Territory; and (b) shall have the right to either prepare new Promotional Materials directed to the Promotion Indication and/or the Development Indication or use existing UCB Promotional Materials for use with respect to the Product in the Promotion Indication and the Development Indication in each country within the Promotion Territory; provided that in each case Dermira shall have the right to include the Dermira name and logo on the Promotional Materials used in connection with the Dermira Commercial Activities and in connection with its conduct of Medical Affairs Activities, provided that UCB shall have the right to review and approve any such inclusion in Promotion Materials intended for use in Dermira’s Medical Affairs Activities to ensure compliance with Section 13. All Promotional Materials shall be (i) consistent with each approved Local Dermira Commercial Plan, (ii) in compliance with Applicable Law, and (iii) approved by UCB prior to use or distribution.  UCB’s representatives on the JCT shall ensure that such Promotional Materials are consistent with UCB’s Branding Strategy and meet UCB’s compliance standards for such purpose. Once any Promotional Materials developed and produced by Dermira have been approved by UCB, Dermira may not alter or otherwise amend any such Promotional Materials without first obtaining the written approval of UCB to do so, provided that UCB shall not unreasonably withhold or delay such approval if such alteration or amendment is required by Applicable Law or any applicable Regulatory Authority. For clarity, except for the Dermira name and logo, UCB shall own all copyrights and other rights throughout the Territory with respect to all Promotional Materials for the Product. Until such time as all Promotional Materials have been reviewed and approved by UCB, Dermira shall maintain in confidence and shall not use, disclose or distribute to any Third Party any Promotional Materials.

7.18                        Dermira agrees that it will comply in all material respects with UCB policies relating to the performance of Dermira Commercial Activities and Medical Affairs activities for the Product to the extent such policies are provided to Dermira in writing in advance.  UCB shall be responsible for, according to the then current UCB country-specific Review Committee policies and procedures (a) reviewing all Promotional Materials intended for use by Dermira in connection with the Dermira Commercial Activities for the Product to Dermatologists only in the Promotion Indication and, if applicable, the Development Indication in the Promotion Territory, and (b) all Medical Affairs materials intended for use by Dermira in connection with the Dermira Medical Affairs activities for the Product to Dermatologists in the Development Indication and the Promotion Indication, as applicable, in the Promotion Territory, and (c) ensuring that all such Promotional Materials and Medical Affairs materials comply with Applicable Law and with the Regulatory Approval for the Product in the Promotion Indication and

the Development Indication, including making any necessary submissions to and/or obtaining review or approval by Regulatory Authorities in countries within the Promotion Territory of any Promotional Materials intended for use in connection with any Commercialisation activities for the Product.  UCB will provide Dermira with written documentation of approvals for Promotional Materials for use by Dermira to undertake Dermira Commercial Activities to Dermatologists of the Product in the Promotion Indication and, if applicable, the Development Indication. Dermira acknowledges and agrees that it will rely upon such approvals by UCB as the basis for authorization to use such Promotional Materials in the Promotion Territory in relation to the Promotion Indication and, if applicable, the Development Indication to undertake Dermira Commercial Activities for the Product to Dermatologists and in accordance with Applicable Law. UCB shall provide Dermira with the form of the approved Promotional Materials for the Product, and Dermira shall have the right to duplicate but not modify such Promotional Materials for use in connection with the Dermira Commercial Activities for the Product in the Promotion Indication and the Development Indication in the Promotion Territory.

7.19                        Dermira shall, and shall cause its Affiliates to, perform its field-based obligations in respect of the Dermira Commercial Activities for the Product in the Territory using Sales Representatives who are qualified pharmaceutical sales representatives who have been properly trained, and shall ensure that all such Sales Representatives conduct those activities in accordance with the terms of Section 13.  Dermira shall establish, and throughout the Term maintain and implement, appropriate policies and procedures to ensure such compliance that are at least as stringent as those referred to in Section 13.  Through the JDT, the Parties shall coordinate to make available to Dermira those of UCB’s training materials and services necessary for Dermira to train its sales representatives with respect to the Dermira Commercial Activities for the Product by Dermira in the Promotion Territory.

7.20                        UCB Hub Services. Through the coordination of the JCT, UCB shall support the Dermira Commercial Activities for the Product in the Promotion Territory in the Promotion Indication and the Development Indication by Dermira by providing the UCB HUB Services in a manner agreed to be sufficient to support Dermira Commercial Activities, all in accordance with each Local Dermira Commercial Plan. Dermira shall not otherwise be permitted to offer or provide any analogous services for the Product, whether itself or through use of any Third Party contractors, without the prior written consent of UCB.  Through the JCT, UCB shall provide Dermira with sales analytics data, data from the UCB Hub Services, patient assistance program and distribution network for the Product in the Development Indication and the Promotion Indication in the Promotion Territory, at a level of detail, amount and frequency agreed and comparable to that UCB provides for other indications for the Product, for Dermira’s use in connection with the Dermira Commercial Activities, subject to the agreement between the Parties as to any costs incurred by UCB to obtain sales analytics data under such Local Dermira Commercial Plan that would otherwise not be obtained by UCB, and the agreement by Dermira to reimburse any such costs.

8.                                      MANUFACTURE AND SUPPLY

8.1                               UCB shall be responsible for and control all aspects of the Manufacture, distribution and supply of Product (including Samples) relating to the Commercialisation of the Product in the Territory.

8.2                               UCB shall have operational responsibility for the planning and oversight of the supply chain for Product, including periodic risk assessments and risk mitigation planning.

8.3                               UCB shall use Commercially Reasonably Efforts to supply Product requirements for the Development of the Product in the Development Territory and the Commercialisation of the Product in the Promotion Territory.  In the event UCB experiences any supply shortfall with respect to the Product, UCB shall immediately notify Dermira and the Parties shall discuss in good faith measures to be taken to correct such shortfall.

8.4                               Subject to Sections 8.1 and 8.2, the JCC will review and approve the forecasts and production plans prepared by UCB for supplies of the Product for use in Development of the Product by Dermira in the Development Indication in the Development Territory and the anticipated Commercial requirements of Product for distribution and sale in the Promotion Territory attributable to Dermatologists based on Dermira’s anticipated Dermira Commercial Activities.  Dermira shall prepare a rolling [*] month forecast of Dermira’s requirements for Product attributable to Dermatologists in the Promotion Territory, such rolling forecast to be provided each Calendar Quarter to the JCT, commencing [*] Calendar Months following the date of Launch, and UCB shall be responsible for ensuring that the agreed production plans for Product will be consistent with such forecasts.  UCB shall be responsible for updating and/or revising the forecasts and production plans prepared by UCB from time to time during the Term, and shall consult with Dermira in connection therewith, and UCB shall reasonably consider and appropriately address comments provided by Dermira with respect to such forecasts and production plans.

9.                                      MEDICAL AFFAIRS, PHARMACOVIGILANCE AND OTHER REGULATORY MATTERS

9.1                              During the Term, each Party whether acting directly or through its Affiliates, shall, at its own cost and expense except as set forth in Section 7.7 with respect to the UCB Commercialisation Costs Deductions, undertake and perform Medical Affairs activities for the Product in the Promotion Territory for the Promotion Indication and, if applicable, the Development Indication in accordance with the Medical Affairs Plan and the provisions of this Section 9. All Medical Affairs activities for the Product for the Promotion Indication and, if applicable, the Development Indication in the Promotion Territory shall be coordinated through the JDT and subject to the oversight of the JDC. For the avoidance of doubt, UCB shall be responsible for all Medical Affairs activities for the Product in the Promotion Indication and, if applicable, the

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Development Indication, in each case in the Reserved Territory, which activities shall not be subject to the oversight of the JSC or the terms of this Agreement.

9.2                               In accordance with Section 7.4, as part of the Commercialisation Plan Dermira shall prepare for the JDT’s review and JDC’s recommendation for JSC approval, a Medical Affairs Plan for each Calendar Year including budget thereof, provided that Dermira shall have the final decision making authority for its level of activities under and the budget under such Medical Affairs Plans as set forth in and in accordance with Section 4.11(b).  Each Medical Affairs Plan shall be consistent with UCB Medical Affairs and MSL activity related SOPs and include: (i) Medical Affairs programs, including professional symposia and other educational activities, grants, and guidelines and budgets for the support of investigator initiated interventional or observational (prospective and retrospective) clinical or health economics/outcomes studies and (ii) any post-approval Clinical Studies (other than Post-Approval Studies) in the Promotion Indication and Development Indication.  The Medical Affairs Plan will include an agreed budget for the current Calendar Year, as well as outline of the projected plan and an estimated budget for the next Calendar Year (“Medical Affairs Budget”).  The initial Medical Affairs Plan for the Product in the Development Indication and the Promotion Indication will be prepared by Dermira and submitted to the JDC for recommendation for approval by the JSC at least [*] before the anticipated first Launch of the Product in the Development Indication in the Promotion Territory. The Medical Affairs Plan for the Product for each subsequent Calendar Year shall be prepared by Dermira and submitted to the JSC for endorsement at least [*] prior to commencement of activities agreed and contemplated thereunder.

9.3                               The Parties acknowledge (i) UCB engages MSLs in relation to the Product and that Dermira may, during the term of this Agreement, want to engage its own MSLs and further that (ii) prior to any such engagement by Dermira and subject to agreement by the JCC, the Parties shall mutually agree the terms pursuant to which such engagement shall be made, having consideration for, amongst other things, co-ordination of the efforts and the scope, manner and involvement of each Parties’ MSLs. As such, from the Commencement Date and throughout the Term (even before the first Launch of the Product in the Development Indication) and subject to this Section 9.3, Dermira shall have the right to conduct Medical Affairs activities (including engaging MSLs) for the Product in the Development Indication and in the Promotion Indication in the Promotion Territory. Prior to conducting any such activities, Dermira shall provide a plan describing such activities to the JDT for review and approval, including training and reimbursement support in accordance with the provisions of Section 13 (the “Pre-Launch Medical Affairs Plan”).  The JDT shall present such plan to the JDC for review and submission to the JSC for approval. Dermira shall conduct such activities in accordance with such Pre-Launch Medical Affairs Plan, and UCB shall reimburse Dermira, pursuant to Section 10.13, for portions of the external costs and expenses incurred by Dermira in connection with the activities under the Pre-Launch Medical

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Affairs Plan to the extent agreed by the Parties in such Pre-Launch Medical Affairs Plan

9.4                               As soon as practicable after the Effective Date and in any event before the FDA Development Meeting, the Parties shall enter into the Safety Agreement governing the Parties’ respective responsibilities with respect to Adverse Drug Experiences, complaints and other safety-related matters relating to the Product.  UCB shall designate a drug safety physician who shall be responsible for pharmacovigilance matters and UCB shall notify Dermira of the identity of the person so designated. Each Party will ensure it has in place and shall maintain during the Term such drug safety and pharmacovigilance systems, procedures, training programs and documentation in order adequately to comply with its drug safety and pharmacovigilance obligations under this Agreement, the Safety Agreement and Applicable Law.  UCB shall own and maintain the global safety database with respect to the Product. Any Adverse Drug Experience known by a Party or its Affiliates or Third Party subcontractors must be reported to the other Party in writing in accordance with the timelines and procedures set forth in the Safety Agreement. Dermira shall cooperate with UCB to ensure the collection, reporting and follow-up of any safety data. UCB shall have the final decision on any drug safety or pharmacovigilance matters.  Dermira shall not, and shall ensure that each of its Affiliates, agents or Third Party subcontractors shall not, make any public statement or give any public opinion on drug safety or pharmacovigilance matters, whether orally or in writing, without first having received UCB’s express written consent to do so, provided that UCB shall not withhold, delay or condition such consent in a manner that would result in Dermira’s non-compliance with Applicable Law or the requirements of any Regulatory Authority or any other governmental authority.

9.5                               Each Party shall maintain a record of all non-medical and medical Product-related complaints it receives with respect to the Product.  Each Party shall promptly notify the other Party of any such complaint received by it in sufficient detail and in accordance with UCB’s timeframes and procedures to ensure timely reporting by UCB. UCB shall investigate and respond to all such complaints with respect to the Product as soon as reasonably practicable and provide a copy of all such responses to Dermira.  For clarity, to the extent that a Product-related complaint received by Dermira may also constitute an Adverse Drug Experience, Dermira shall comply with the obligations set out in Section 9.4, or, if entered into by the Parties, the Safety Agreement, in reporting such information to UCB.

9.6                               During the Term, UCB shall promptly consult with Dermira in good faith as to all decisions concerning any potential market recall, market withdrawal, correction, removal or seizure of a Product from the market in either country in the Promotion Territory in either the Promotion Indication or the Development Indication (each such event, a “Recall”), including, but not limited to, determining whether or not to implement any such Recall, the timing and scope of such Recall, and the means of conducting such Recall. For the avoidance of doubt, UCB shall in its sole discretion determine whether any Recall should be implemented, and the timing and extent of any such Recall.  Without limiting the foregoing, each Party shall keep the other Party promptly and fully informed of any notification or other information, whether received directly or indirectly, which might affect the marketability, safety or effectiveness of the Product and/or which might result in a Recall. If UCB elects to conduct any Recall, it shall have sole discretion and control with respect to conducting such Recall provided that UCB shall immediately notify Dermira of any potential, anticipated or planned Recall, and Dermira shall cooperate and assist UCB in relation to the same.  UCB shall bear all costs of Recall to the extent such Recall results from the non-conformity of the Product to the Product Warranty or from UCB’s activities with respect to the Product outside the Development of the Product in the Development Indication or the Commercialisation of the Product by UCB in the Promotion Indication or the Development Indication.  In all other cases, UCB shall have the right to deduct costs of Recall from the Gross Margin calculation to the extent such Recall results from the Development of the Product in the Development Indication, or the Dermira Commercial Activities for the Product in the Promotion Indication or the Development Indication.

10.                               FINANCIAL PROVISIONS

10.1                        Development Costs Allocation.

(a)                                 (i) Dermira shall bear its and (ii) UCB shall, in connection any activities assigned to it under the Development Plan (such activities shall be deemed subcontracted to it by Dermira), bear its, internal costs and expenses incurred in carrying out its obligations under the Development Plan or otherwise in connection with the Development of the Product in the Development Indication in the Development Territory, except as expressly set forth in the JDC-Approved Development Budget as to be reimbursed by a Party to the other Party.

(b)                                 Except as expressly set forth in Sections 5.4(c)(C), 5.4(d) and 5.4(e), Dermira shall bear one hundred percent (100%) of the Development Costs incurred by: (i) Dermira, and/or (ii) by UCB to the extent any Development activity is subcontracted to it by Dermira and specified in the Development Plan as to be reimbursed by Dermira, in each case under the Development Plan for Development activities that are necessary for obtaining Regulatory Approval by the FDA, the EMA and Health Canada, up to a cap of [*] dollars ($ [*]) (the “Cap”).  The Development Costs which will be incurred in order to conduct any EMA-Specific Post-Approval Studies shall be borne solely by UCB and shall not count towards the Cap.

(c)                                  The Parties shall share equally any and all Development Costs in excess of the Cap, to the extent incurred in accordance with the Development Plan. If an amendment to the JDC-Approved Development Budget is made under Section 5.3(b) that increases the JDC-Approved Development Budget above the Cap, or if the Development Costs otherwise exceed the Cap, each such amendment shall be documented and the provisions of Section 10.3 shall apply.

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(d)                                 If the JDC is unable to agree to the mechanism for such cost sharing, it shall refer such matter to the escalation procedure to Senior Executives as set out in Section 4.11, except that neither Party shall have final decision making authority on such matter, and if the Senior Executives of the Parties cannot agree on such mechanism, then the Parties shall share such excess Development Costs above the Cap equally through quarterly reimbursement as set forth in Section 10.13.

(e)                                  Dermira shall be responsible for the payment of one hundred percent (100%) of the Development Costs.  If UCB has an obligation to share such costs incurred in excess of the Cap in accordance with Sections 10.1(c) or 10.1(d), then Dermira shall have the right to receive the amount of such Development Costs owed by UCB: (i) for any such Development Costs incurred prior to the achievement of Milestone Number 4, through the milestone adjustment mechanism set forth in Section 10.3; and (ii) for any such Development Costs incurred on or after the achievement of Milestone Number 4, through the quarterly reimbursement mechanism set forth in Section 10.13.

(f)                                   Unless otherwise set forth herein or as otherwise agreed by the Parties in writing, each Party shall bear the costs and expenses incurred by or on account of such Party in connection with the Development of the Product in the Development Indication to the extent such costs and expenses are not included in the Development Costs.

10.2                        Development Milestones. UCB shall pay to Dermira the following one-time development milestone payments within [*] Business Days from the date of receipt of a valid invoice provided by Dermira and relating to the successful achievement of the corresponding milestone event.  UCB shall notify Dermira promptly after, and in any event within [*] Business Days after, each of (1) receipt of Pricing and Reimbursement Approval and (2) first commercial sale, in each case (1) and (2) in each of the countries listed below.

Milestone Number	Milestone Event	Milestone Payment in US$
1	[*] for the Development Indication in accordance with the Development Plan	[*]
2	[*] for the Development Indication in accordance with the Development Plan	[*]
3	[*] for the	[*]

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	Development Indication in accordance with the Development Plan	[*]
4	[*] for the Development Indication or [*] months after the completion of the event described milestone 3, whichever is earlier. (“Milestone Number 4”)	[*]
5	Grant of a Regulatory Approval* for the Product in the Development Indication in each of the following countries:	[*]
5a	[*]	[*]
5b	[*]	[*]
5c	[*]	[*]
5d	[*]	[*]
5e	[*]	[*]

*including Pricing and Reimbursement Approvals for each such country in accordance with the criteria as follows:

[*]: either the date of European marketing authorization in case the indication extension would not be subject to [*] of Cimzia® by [*] or the successful conclusion of [*] in case the indication extension in the Development Indication would result in [*];

[*]: the earliest of (1) [*] by the [*] in the Development Indication; (2) [*] on use of Cimzia® in the Development Indication; and (3) addition of Cimzia® onto formularies of [*] percent ([*] %) of [*] groups or equivalent bodies in [*] at the [*];

[*]: publication in the [*] of the price and extension of reimbursement of Cimzia® in the Development Indication;

[*]: addition of Cimzia® in the Development Indication to the [*] percent ([*] %) of the [*];

[*]: addition of Cimzia® in the Development Indication to the [*] percent ([*] %) of the [*].

For the avoidance of doubt, the milestone payment corresponding to each milestone event set out in the table in this Section 10.2 shall be payable only once, regardless of how many times the corresponding milestone event is achieved.

10.3                        Milestone Amendment. If the Parties agree pursuant to Section 10.1(c) or 10.1(d) to amend the Development Milestone Number 4 payment in the table set out in Section

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10.2, then the Development Milestone Number 4 payment of [*] United States dollars (US$[*]) shall be increased by an amount equal to [*] of the amount by which the Development Costs have exceeded the Cap referred to in Section 10.1(b).  Upon achievement of the milestone event for which the payment of Development Milestone Number 4 relates, the invoice submitted by Dermira shall reflect all amounts by which the Development Costs exceed the Cap. Any Development Costs incurred in excess of the Cap after achievement of the Development Milestone Number 4 will be [*] on a Calendar Quarterly basis pursuant to Section 10.13. In addition, if the Parties have agreed to a Milestone Number 4 amendment and the JDC determines that Development of the Product in the Development Indication will be terminated such that Development Milestone Number 4 is unlikely to be achieved, UCB shall pay the amount by which such milestone payment would have been increased under this Section 10.3 had such termination not occurred within [*] Business Days after such actual termination.

10.4                        The Parties acknowledge, agree and accept that Development milestone number [*] in the table set out in Section 10.2 will not be paid by UCB to Dermira prior to [*], notwithstanding the date on which such Development milestone number [*] is achieved, but such milestone payment number [*], if so deferred pursuant to this Section 10.4, shall become immediately due on [*] and payable within [*] Business Days thereafter.

10.5                        Royalties on Sales. In addition to the payments referred to in Section 10.2, UCB shall make the following quarterly royalty payments to Dermira within [*] Business Days after the end of each Calendar Quarter during the Term, and shall provide Dermira with such information as needed for Dermira to meet its audit or financial reporting obligations in a timely manner.  The amount of each such payment shall, subject to Section 10.6, be calculated as an amount equal to the applicable percentage of Gross Margin. UCB shall accompany each such payment with a statement setting forth the calculation for such payment, including the amount of Extended Unit Sales, WAC, deductions included in the definition of Net Sales, Royalty Bearing Sales and deductions from Royalty Bearing Sales included in the definition of Gross Margin.  The applicable percentage of Gross Margin shall be determined as follows:

Royalty Bearing Sales in the Promotion Territory	% of Gross Margin
The portion of Annual Net Sales on or after the Trigger Date of up to US$[*] in a given Calendar Year	[*]

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The portion of Annual Net Sales on or after the Trigger Date in a given Calendar Year over US$[*] and up to US$150,000,000	[*]
The portion of Annual Net Sales on or after the Trigger Date in a given Calendar Year of over US$150,000,000	50

10.6                        Calculation of Payments due Dermira on Royalty Bearing Sales.  The calculation of royalty payments referred to in Section 10.5 shall be made on a Calendar Quarter basis and shall be calculated as the applicable percentage (%) of the Gross Margin on Royalty Bearing Sales during such Calendar Quarter.

10.7                        In addition to the payments referred to in Section 10.2 and Section 10.5, UCB shall pay to Dermira the following sales-based milestones within [*] Business Days of the first successful occurrence of the level of Annual Net Sales in a single Calendar Year:

Royalty Bearing Sales in the Promotion Territory in a given Calendar Year	Milestone Payment in US$
Annual Net Sales over US$[*]	[*]
Annual Net Sales over US$[*]	[*]
Annual Net Sales over US$[*]	[*]
Annual Net Sales over US$[*]	[*]

For the avoidance of doubt, the milestone payment corresponding to each milestone event set out in the table in this Section 10.7 shall be payable only once, regardless of how many times the corresponding milestone event is achieved, and if more than one milestone payments are triggered within a single Calendar Year, each and every of such milestone payments shall become due at the end of such Calendar Year.

10.8                        [*] The Parties have structured the terms of this Agreement to provide an economic return to Dermira from the sales of the Product attributable to Dermatologists in the Promotion Territory, and in the United States, from sales that [*] using data from the [*]. The Parties recognize that the [*] certain [*] sales of Product, for which Dermira may receive [*],

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but the payment terms of this Section 10 have been negotiated by the Parties to take such sales into consideration.  If, due to market changes or the form and substance of [*] sales of Product using data from such report with substantially the same [*] the Parties shall make [*] for purposes of determining Extended Unit Sales as set forth in this Section 10.8.  No inference shall be drawn that an adjustment shall be made under this Section 10.8 simply because data is presented, and no adjustment shall be effective until approved by the JCC or a resolution has been reached pursuant to Section 23.2.

(a)                                 General.  Either Party may at any time bring data to the JCC that [*] sales of Product in the United States with [*] and such Party may request an adjustment in the method used to calculate Extended Unit Sales (an “Adjustment Request”).  In such event, the Parties through the JCC shall in good faith review such data and seek to agree on [*] with the purpose of restoring the economic terms of the Agreement to reflect the Parties’ agreement as narrated in the preamble to this Section 10.8.  With the sole exception of the adjustment provided for in Section 10.8(c), any such change in the method of measurement and calculation shall have prospective effect only and shall not change the amounts due with respect to previous reporting periods.  If the Parties cannot reach agreement within [*] Business Days following the date on which a Party submits an Adjustment Request to the JCC, then either Party may [*] under Section [*] to either confirm the validity of the existing method of measuring and calculating Extended Unit Sales or to establish a new method of measurement and calculation.

(b)                               Information Sharing.  UCB shall provide Dermira with [*] and any other information that UCB has used in its determination of Extended Unit Sales and to calculate the [*] subject to Dermira’s reimbursing UCB for any incremental payment made to any [*] provider to the extent such payment obligation directly results from UCB’s sharing such information with Dermira and subject to Dermira’s entering into any written agreement to comply with such Third Party’s requirement prior to receiving such information from UCB.  UCB shall provide such information it has used in its determination of Extended Unit Sales no less often than [*] per Calendar [*] and such information it has used to calculate the [*] no less often than [*] per Calendar [*].

(c)                                Retail Channel Accounting.  The Parties agree that the [*] of the retail sales of Cimzia® in the United States [*] the comparison of [*] which shows this calculation.  By [*] in each Calendar [*] UCB shall prepare and deliver to Dermira an updated

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analysis of the [*] for such recently-ended calendar [*]. If the [*] then as part of the [*] adjustment for the most recently ended Calendar [*] the number of Extended Unit Sales for such Calendar [*] otherwise calculated from [*] shall be multiplied by the [*].

(d)                                 [*] The Parties acknowledge that [*] Accordingly, in the course of negotiating and agreeing the terms of this Agreement, the Parties agreed to exclude [*] from the calculation of Extended Unit Sales.  The Parties have agreed that this is based on the understanding that on average approximately [*] percent ([*] %) of Cimzia® retail prescriptions [*]. If the percentage of Cimzia® prescriptions in the [*] exceeds on average [*] percent ([*] %) of the total of such Cimzia® prescriptions, then the Parties shall make an appropriate adjustment to the calculation of Extended Unit Sales to increase the number of Extended Unit Sales to reflect such change.  The Parties acknowledge that the data to support such assertion shall be provided by Dermira, and may be from sources other than [*] but in such event, such data shall be obtained from [*] and in either case such data shall be procured by Dermira at its own expense. For example, if Dermira demonstrates that the percentage of Cimzia prescriptions in [*] represents [*] % of the total, then the number of Extended Unit Sales derived from [*] would be increased by [*]

(e)                                  [*] The Parties acknowledge that as of the Effective Date, there are [*] sales of Cimzia® to dermatology practices.  So long as the [*] of Cimzia® sales to dermatology practices in the United States remains [*] percent ([*] %) of the unit volume attributable to dermatology practices in the [*] (as adjusted pursuant to Section 10.8(c) and 10.8(d), if applicable), the Parties agree to make no adjustment [*] If the unit volume of [*] Cimzia® sales to dermatology practices in the United States exceeds [*] percent ([*] %) of the unit volume attributable to Dermatologists in the [*], the Parties shall in future reporting periods increase the number of Extended Unit Sales by a percentage which is designed to capture [*]. For example, if the data demonstrate that in a particular Calendar [*] sales of Cimzia® to dermatology practices was [*] percent ([*] %) of the total, then the number of Extended Unit Sales derived from the [*] in the following Calendar [*] would be increased by [*].

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 (f)                              [*] If [*] ceases to be available, the Parties shall meet to identify and discuss the use of [*] and shall agree on a new method of calculating Extended Unit Sales using [*]. Pending agreement on such new method of calculation, UCB shall continue to make payments to Dermira under this Agreement based on the assumption that [*] immediately prior to the [*]. If the Parties cannot reach agreement within [*] Business Days following written notice by either Party to the other that the [*] then either Party may [*] to establish a new method of calculation.

 (g)                             [*] To determine sales attributable to Dermatologists [*] the Parties will agree on a mechanism for [*], to be conducted every [*], managed by the JCC and paid for equally by the Parties, to determine the percentage of total Product Net Sales [*] attributable to Dermatologists.  For the first [*] Calendar Quarters commencing with the Calendar Quarter during which Launch of the Product occurs [*] the Parties will agree, acting reasonably and in good faith, on a percentage and apply it for the purpose of determining Royalty-Bearing Sales [*]. Such percentage will be adjusted by [*] and the adjusted percentage will be applied to the calculation of future Royalty-Bearing Sales until any further adjustment based on [*]. If such data is not readily determinable in the form of Extended Unit Sales, the Parties will make reasonable assumptions using the available data to determine Royalty-Bearing Sales [*].

10.9                        Gross Sales. During the Term, the following shall be used for the calculation of gross sales:

(a)                                 Subject to Section 10.8, the [*] will be used as the source to calculate the number of extended units attributable to Dermatologists in a given Calendar Year “Extended Unit Sales”; and

(b)                                 the Extended Unit Sales shall be multiplied by the [*] price for the Product the mechanism set out sequentially in Sections 10.9(a) and 10.9(b) together providing the calculation of gross sales (“Gross Sales”).

10.10                 Prior to February 14 in any given Calendar Year, UCB shall make one (1) reconciliation to account for any adjustments to the [*] made throughout the previous Calendar Year. Any difference in the amount actually paid by UCB during the previous Calendar Year and the amount determined following such reconciliation shall be added to or deducted from the royalty payment on Royalty Bearing Sales to be made by UCB during the second Calendar Quarter for the first Calendar Quarter.

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10.11                 For the avoidance of doubt, other than as set out in this Section 10 or otherwise in Section 21, Dermira will not receive, and UCB shall be under no obligation to make, any payment of any kind based on any and all Net Sales of the Product (i) prior to the Effective Date, (ii) during the Term in the Promotion Territory and which are not Royalty Bearing Sales or (iii) during the Term in the Reserved Territory (collectively, the “Excluded Sales”).  The Excluded Sales shall be expressly excluded from any calculation of Annual Net Sales for any given time period.

10.12                 Branded Prescription Drug Tax. At the same time as the reconciliation referred to in Section 10.10 is undertaken, UCB will provide Dermira with a statement of the amount (in United States dollars) of tax which UCB is liable to pay under the Branded Prescription Drug Fee Program as promulgated by Section 9008 of the Affordable Care Act reasonably attributable to the Royalty Bearing Sales based on the [*] for the period during which such liability to tax has accrued, which amount shall be deducted from Royalty Bearing Sales in the current Calendar Quarter to arrive at Gross Margin for such Calendar Quarter.

10.13                 Reimbursement of Costs.  To the extent a Party is entitled to be reimbursed by the other Party for any costs and expenses under this Agreement, including Cost of Goods, Development Costs, costs and expenses relating to Commercialisation activities, and the like, such Party shall, within [*] Business Days after the end of each Calendar Quarter, prepare an invoice itemising such costs and expenses incurred by or on account of such Party during such Calendar Quarter and submit such invoice to the other Party.  Each Party shall pay the undisputed portion of the invoice received from the other Party within [*] Business Days after the date of receipt of such invoice.

10.14                 Payment.  UCB shall make payments under this Agreement when such payments become due and payable in immediately available funds to the bank account designated by Dermira from time to time, in accordance with Dermira’s instructions.  In addition, Dermira shall have the right to request that royalty payments made for Royalty Bearing Sales made in the United States of America and Canada be made to separate accounts designated by Dermira, and UCB shall promptly implement such request after receipt of the relevant information from Dermira.

10.15                 Interest. Any uncontested amount required to be paid by UCB to Dermira pursuant to this Section 10 which is not paid on the date due shall bear interest calculated and accrued at [*] from the date such payment was due.  Such interest shall be accrued daily.

10.16                 Exchange Rate. All amounts payable and calculations under this Agreement shall be in United States dollars. Where amounts payable or calculated under this Agreement are in a currency other than United States dollars, conversion of such amounts to United States dollars will be performed in a manner consistent with the average applicable exchange rate for converting such currency to United States dollars as published by the Wall Street Journal for the duration of the Calendar Quarter. If the Wall Street Journal

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does not publish a particular exchange rate for such period, the Parties shall use the rate published by the Financial Times during such period.

10.17                 New Third Party Licences. If, during the Term and following the Effective Date, UCB enters into an agreement with a Third Party in order to obtain a license under any Intellectual Property Rights of one or more Third Parties that is, in UCB’s reasonable judgement, necessary or desirable for UCB or its Affiliates to research, Develop and/or Commercialise the Product (a “New Third Party Licence”), then, upon entering into any such New Third Party Licence and for the remainder of the period during which UCB is obliged to make payments to Dermira based on Gross Margin, the [*] actually paid by UCB pursuant to the terms of any such New Third Party Licence to the extent attributable to the Development of the Product for the Development Indication in the Development Territory, or the Commercialisation of the Product in the Development Indication or Promotion Indication in the Promotion Territory, shall, for the purposes of the calculation of Cost of Goods, be Third Party Royalties.  For clarity, any such New Third Party Licence shall be included in the UCB Background IP.

11.                               REPORTING

11.1                        During the Term and for a period of three (3) Calendar Years thereafter, Dermira shall maintain, and shall cause its Affiliates to maintain, detailed and accurate records of all costs and expenses relating to the Development of the Product the Development Indication in the Development Territory in accordance with United States of America generally accepted accounting principles, consistently applied and all Dermira Commercial Activities and Medical Affairs activities, and shall also record the number of Details made by Sales Representatives of Dermira to Dermatologists in the Promotion Territory relating to the Promotion Indication and the Development Indication.

11.2                        During the Term and for a period of three (3) Calendar Years thereafter, UCB shall maintain, and shall cause its Affiliates to maintain, detailed and accurate records in order for Dermira to verify any payments owed to or by Dermira under this Agreement, in accordance with IFRS consistently applied, and all [*] relied on for the basis of determining [*] and/or [*] hereunder.

11.3                        Any and all payments made by UCB under or with respect to this Agreement to or for the account of Dermira shall [*] for or on account of any present or future [*] directly or indirectly [*] by or for the account of any [*] to the extent [*] required by Applicable Law.  If any tax is required by Applicable Law to be [*] the full amount [*]. Dermira agrees to cooperate with UCB to enable UCB to [*].

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If UCB is so required to [*] UCB shall (i) promptly notify Dermira of such requirement, (ii) [*], and (iii) promptly forward to Dermira [*]. As of the Effective Date, the Parties acknowledge the [*].

11.4                        Each Party shall have the right to examine and audit the other Party’s relevant books and records to verify the accuracy of any reports and and/or payments prepared and/or delivered by such Party pursuant to this Agreement, including any information related to calculations under Section 10.8 and any calculation of the Cost of Goods for the Product or Comparator Drugs and Placebo supplied by UCB (each and “Audit”).  Any such Audit shall be on at least [*] Business Days prior written notice.  A Party’s rights to perform an Audit under this Section 11.4 shall be limited to not more than [*] in any Calendar Year and shall be limited to the pertinent books and records for any Calendar Year ending not more than [*] Calendar Months before the date of the request.  In the absence of fraud, negligence, wilful misconduct or manifest error, any Audit shall be performed at the auditing Party’s sole expense by an independent certified public accounting firm of internationally recognized standing that is selected by the auditing Party and reasonably acceptable to the audited Party.  The accounting firm may be required to enter into a reasonable and customary confidentiality agreement with the audited Party to protect the confidentiality of its books and records.  The audited Party shall make the relevant books and records reasonably available during normal business hours for examination by the accounting firm.  Except as may otherwise be agreed, the accounting firm shall be provided access to such books and records at the audited Party’s and/or its Affiliates’ facilities where such books and records are normally kept.  Upon completion of the audit, the accounting firm shall provide both Parties a written report disclosing whether or not the relevant reports and/or payments are correct, and the specific details concerning any discrepancies.  The accounting firm shall not provide the auditing Party with any additional information or access to the audited Party’s confidential information.

11.5                        If an Audit pursuant to Section 11.4 correctly concludes as a result of such Audit that any additional amounts were due and payable to Dermira, such additional amounts shall be paid to Dermira within [*] Business Days of the date that the audited Party receives a statement therefor, plus all interest accrued on such late payment in accordance with Section 10.15. In the event that the total amount of any underpayments

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by one Party to the other Party for the audited period exceeds [*] of the aggregate total amount that was properly due and payable to relevant Party for such period, then the Party responsible for such underpayment shall also reimburse the other Party for the documented, reasonable out-of-pocket expenses incurred in conducting the Audit, except to the extent that such underpayment was due to any fraud, negligence, wilful misconduct or manifest error on the part of the Party subject to such Audit or any inaccurate or incomplete information provided to the Party undertaking such Audit.

12.                               EXCLUSIVITY AND NON-COMPETE

12.1                        During the Term, Dermira undertakes to UCB that it shall not, and it shall ensure that each of its Affiliates shall not, whether alone or in collaboration with a Third Party:

(a)                                 undertake activities or actions outside those contemplated by this Agreement with respect to the clinical development or Commercialisation of a pharmaceutical product which is a Competing Product; or

(b)                                 file an application with any Regulatory Authority in the Territory seeking Regulatory Approval for any pharmaceutical product which is a Competing Product; or

(c)                                  promote a Competing Product to any Dermatologist in the Promotion Territory.

12.2                        During the Term, UCB undertakes to Dermira that it shall not, and it shall ensure that each of its Affiliates shall not, whether alone or in collaboration with a Third Party:

(a)                                 undertake activities or actions outside those contemplated by this Agreement with respect to the clinical development or Commercialisation of a pharmaceutical product which is a Competing Product for the Promotion Indication or the Development Indication in the Promotion Territory; or

(b)                                 file an application with any Regulatory Authority in the Promotion Territory seeking Regulatory Approval for any pharmaceutical product which is a Competing Product for the Promotion Indication or the Development Indication in the Promotion Territory; or

(c)                                  promote a Competing Product to any Dermatologist in the Promotion Territory.

12.3                        If, during the Term, Dermira acquires or is acquired by, a Third Party that is clinically Developing or Commercialising a Competing Product, Dermira shall, notwithstanding the terms of Section 12.1, not be deemed to be in breach of Section 12.1 provided that Dermira either (i) within [*] of such acquisition, ceases clinically Developing or Commercialising such Competing Product; or (ii) Divests such Competing Product within [*] of the close of such transaction. If neither of the events referred to in sub-Sections (i) and (ii) above occur, UCB may terminate this Agreement in accordance with Section 20.6(c); provided that if UCB does not exercise such termination right, Dermira will not be deemed to be in breach of Section 12.1.

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12.4                        If, during the Term, UCB acquires or is acquired by, a Third Party on that is clinically Developing or Commercialising a Competing Product (a) targeting Dermatologists in the Promotion Indication or (b) in the Development Indication, in each case (a) and (b) in the Promotion Territory, either alone or with a Third Party, UCB shall, notwithstanding the terms of Section 12.2, not be deemed to be in breach of Section 12.2 provided that UCB either (i) within [*] of such acquisition, ceases clinically Developing or Commercialising such Competing Product (A) targeting Dermatologists in the Promotion Indication, or (B) in the Development Indication in the Promotion Territory; or (ii) Divests such Competing Product within [*] of the close of such transaction. If neither of the events referred to in sub-Sections (i) and (ii) above occur, Dermira may terminate this Agreement in accordance with Section; provided that if Dermira does not exercise such termination right, UCB will not be deemed to be in breach of Section 12.2.

12.5                        For the purposes of this Section 12 and for those purposes only, references to “Product” in the definitions “Commercialise”, “Detail”, “Development”, “Dermira Commercial Activities”, “Regulatory Approval” and “Regulatory Authority” shall be deemed to include “Competing Product” and be read as “Product and/or Competing Product”.

12.6                        During the Term, UCB agrees that it shall not, and shall ensure that each of its Affiliates shall not, grant to any Third Party any rights or licenses to engage in any activities with respect to the Product that are inconsistent with the licences granted by UCB to Dermira pursuant to Section 14.

12.7                        During the Term, if UCB intends to Develop or Commercialise a Combination Product for use in the Promotion Indication or the Development Indication in the Promotion Territory, either alone or in collaboration with a Third Party, UCB shall not promote such Combination Product to any Dermatologist in the Promotion Territory, without first entering into good faith negotiations with Dermira to undertake activities similar to the Dermira Commercial Activities and Medical Affairs activities on behalf of UCB in relation to such Combination Product.  If the Parties are unable to reach agreement on the terms and conditions pursuant to which Dermira will conduct such activities similar to the Dermira Commercial Activities and Medical Affairs activities for such Combination Product to Dermatologists in the Promotion Territory within [*] Business Days of the commencement of such negotiations, UCB shall have no further obligation to Dermira in relation to such Combination Product and shall be able to undertake any and all promotion or other commercialisation activities in the Promotion Territory, provided that the Royalty Bearing Sales for such Combination Product shall be deemed included in the Royalty Bearing Sales for the Product for the purpose of calculating UCB’s obligation to make royalty payments to Dermira under Section 10.5, taking into account the adjustment for the calculation of Net Sales for such Combination Product as set forth in the Net Sales definition.

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13.                               COMPLIANCE

13.1                        During the Term of this Agreement, each Party will perform its obligations and exercise its rights under this Agreement in accordance with Applicable Law and shall maintain in full force and effect all necessary licenses, permits and other authorizations required by Applicable Law throughout the Territory in order to comply with the provisions of this Agreement, including this Section 13.

13.2                        In addition, each Party shall be responsible for ensuring that all activities for which it is responsible under this Agreement are performed in accordance with all Applicable Law. In furtherance of the foregoing, Dermira shall maintain in place appropriate policies, standard operating procedures and business practices for the Development, Medical Affairs and Dermira Commercial Activities conducted under this Agreement, which are consistent with UCB’s pertinent policies and procedures provided to Dermira in writing in advance and UCB’s Code of Conduct and Principles of Ethical Business Practices attached to this Agreement as Schedule 18 and Dermira shall use Commercially Reasonable Efforts to ensure its, and ensure its Affiliates’ and its Third Party subcontractors’, compliance with all Applicable Law in connection with the Development of the Product in the Development Indication in the Development Territory and the conduct of the Dermira Commercial Activities and Medical Affairs activities for the Product in the Promotion Indication and the Development Indication in the Promotion Territory.  Neither Party, nor any of its Affiliates, shall undertake or shall be required to undertake any activity pursuant to or in connection with this Agreement which it believes, in good faith, may violate any Applicable Law.

13.3                        Neither Party shall, and each Party shall ensure that its Affiliates and Third Party subcontractors shall not, make any medical or promotional claims for the Product or do any act or thing that is or are outside the scope of or inconsistent with: (i) the relevant Regulatory Approval then in effect for the Product in the Promotion Indication or the Development Indication, including an absolute prohibition on any Off-Label Promotion; or (ii) in the case of Dermira, the approved and applicable Local Dermira Commercial Plans and UCB approved Promotional Materials. When distributing information related to the Product or its use (including information contained in scientific articles, reference publications and publicly available healthcare economic information) or in conducting any of their respective Commercialisation activities related to the Product, each Party shall, and shall ensure that its Affiliates and its Third Party subcontractors shall, comply with all Applicable Law, and act in good faith consistent with current industry standards in the relevant country within the Development Territory and the Promotion Territory.  The foregoing shall include, without limitation, (i) with respect to the United States of America, compliance with the FFDCA, the PDMA, the Federal Health Care Programs Anti-Kickback Law, 42 U.S.C. 1320a-7b(b), the Pharmaceutical Research and Manufacturers of America Code of Pharmaceutical Marketing Practices, the American Medical Association Guidelines on Gifts to Physicians from Industry; the IFPMA Code of Pharmaceutical Marketing Practices; the Public Health Service Act, as amended; the Health Insurance Portability and Accountability Act of 1996, the FDA Guidance for Industry-Supported Scientific

and Educational Activities; and all federal, state and local “fraud and abuse,” consumer protection and false claims statutes and regulations, including the Medicare and State Health Programs Anti-Fraud and Abuse Amendments of the Social Security Act and the “Safe Harbor Regulations” found at 42 C.F.R. §1001.952 et seq, the Office of the Inspector General’s Compliance Guidance Program, and the standards set forth by the Accreditation Council for Continuing Medical Education relating to educating the medical community in the United States with respect to the Product including in each case as they may be amended, and (ii) in all other countries in the Development Territory or the Promotion Territory, compliance with all similar Applicable Law applicable to the Product or such activities as are in effect throughout the Territory from time to time. Each Party shall, and shall ensure that its Affiliates and Third Party subcontractors shall, in all material respects, conform its practices and procedures relating to educating the medical community throughout the Development Territory and the Promotion Territory with respect to the Product to the Accreditation Council for Continuing Medical Education Standards for Commercial Support of Continuing Medical Education and any applicable regulations or guidelines established by Regulatory Authorities throughout the Development Territory and the Promotion Territory, including as they may be amended. Dermira shall promptly notify UCB of any correspondence or other reports submitted to or received by it, its Affiliates or any of its Third Party subcontractors from the FDA, Health Canada, EMA or other Regulatory Authorities in the Promotion Territory or the Development Territory with respect to the Product, which notice shall include a copy of such correspondence.  Without limitation of the foregoing, each Party shall, and shall ensure that its Affiliates and Third Party subcontractors shall, establish and maintain a reasonable compliance program that, at a minimum meets the standards set forth in the Compliance Program Guideline for Pharmaceutical Manufacturers issued by the Office of Inspector General of the Department of Health and Human Services.

13.4                        Dermira acknowledges that UCB’s US Affiliate, UCB, Inc., entered into a Corporate Integrity Agreement with the Office of Inspector General of the United States Department of Health and Human Services, with an effective date of June 20, 2011 and a duration of five (5) Calendar Years, ending June 19, 2016 (the “CIA”). The Parties shall cooperate with each other to ensure that Dermira’s personnel who are preforming Medical Affairs activities, Dermira Commercial Activities and Promotional and Product Services Related Functions pursuant to this Agreement shall complete, on an annual basis, CIA-related training as determined and directed by UCB on behalf of UCB, Inc., which trainings will be conducted at Dermira’s facilities and/or via computer-based training and at UCB’s sole expense, and shall comply with the reasonable requests of UCB to provide records related to such training and to perform policy reviews (including, in particular, a review of UCB’s Code of Conduct) and provide such other information necessary for UCB to comply with its obligations relating to the CIA as outlined in this Section 13.4, at UCB’s sole expense. To the extent that it has not done so prior to the Effective Date, Dermira undertakes that it shall, prior to permitting any employee of Dermira to undertake any such activities, ensure that each of its employees undertakes and successfully completes all necessary trainings referred to in this Section 13.

13.5                        Each Party shall, and shall ensure that its Affiliates and Third Party subcontractors shall, comply as applicable with the U.S. Foreign Corrupt Practices Act, the United Kingdom Anti-Bribery Act, and any other analogous Applicable Law existing in any other country or region in the Territory, in connection with its performance under this Agreement. Each Party shall not, and shall ensure that its Affiliates and Third Party subcontractors shall not, make any payment, either directly or indirectly, of money or other assets to any government or political party officials, officials of international public organizations, candidates for public office, or representatives of other businesses or persons acting on behalf of any of the foregoing, that would constitute a violation of any Applicable Law.

13.6                        Each Party shall ensure that none of its, nor any of its Affiliates’ or its Third Party subcontractors’ (including any and all Investigators engaged by such Party), employees has been debarred or is subject to debarment and neither such Party nor any of its employees, nor its Affiliates, its Third Party subcontractors nor any of their respective employees shall use in any capacity, in connection with the performance of any obligations of such Party under this Agreement, any Person who has been debarred pursuant to Section 306 of the FFDCA, as amended, or who is the subject of a conviction described in such section.  A Party will inform the other Party in writing immediately if it or any Person or any such Person’s employees who is or are performing any obligations of Dermira under the Agreement is or are debarred or is or are the subject of a conviction described in Section 306, or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to Dermira’s knowledge, is threatened, relating to the debarment or conviction of such Party or any Person or any such Person’s employees performing any obligations of such Party under this Agreement.

14.                               INTELLECTUAL PROPERTY RIGHTS AND GRANT OF RIGHTS

14.1                        UCB Controls the UCB Background IP and the Cimzia® Trademarks.

14.2                        UCB hereby grants Dermira during the Term:

(a)                                 (i) an exclusive licence under the UCB Background IP, UCB’s interest in the Arising IP, the Cimzia® Trademarks and (ii) a sublicence of the OXO GOOD GRIPS Trademarks in accordance with and subject to the terms and conditions of the OXO Trademarks License Agreement, in each case (i) and (ii) to conduct the activities assigned to Dermira under the Pre-Launch Medical Affairs Plan;

(b)                                 (i) an exclusive licence under the UCB Background IP, UCB’s interest in the Arising IP, the Cimzia® Trademarks and (ii) a sublicence of the OXO GOOD GRIPS Trademarks in accordance with and subject to the terms and conditions of the OXO Trademarks License Agreement, in each case (i) and (ii) to conduct Dermira Commercial Activities and Medical Affairs activities assigned to

Dermira for the Product in the Promotion Indication to Dermatologists and as provided herein in the Promotion Territory, subject, however, to UCB receiving Regulatory Approval for the Product in the Development Indication in the Promotion Territory; and

(c)                                  (i) an exclusive licence under the UCB Background IP, UCB’s interest in the Arising IP,the Cimzia® Trademarks and (ii) a sublicence of the OXO GOOD GRIPS Trademarks in accordance with and subject to the terms and conditions of the OXO Trademarks License Agreement, in each case (i) and (ii) to Develop the Product in the Development Indication in the Development Territory pursuant to this Agreement, provided that UCB reserves the right to conduct Development activities in the Development Indication in the Development Territory to the extent such activities are subcontracted to UCB by Dermira under the Development Plan, and

(d)                                 (i) an exclusive licence under the UCB Background IP, UCB’s interest in the Arising IP, the Cimzia® Trademarks and (ii) (ii) a sublicence of the OXO GOOD GRIPS Trademarks in accordance with and subject to the terms and conditions of the OXO Trademarks License Agreement, in each case (i) and (ii) to conduct Dermira Commercial Activities and Medical Affairs activities assigned to Dermira for the Product in the Development Indication to Dermatologists as provided herein in the Promotion Territory, subject, however, to UCB receiving Regulatory Approval for the Product in the Development Indication in the Promotion Territory.

UCB shall retain all other rights, title and interests in and to the UCB Background IP, its interest in the Arising IP, Regulatory Approvals, Drug Approvals and the Cimzia® Trademarks.

14.3                        For the avoidance of doubt, Dermira shall have no right to grant any sublicences of any of the rights or licences granted to it by UCB pursuant to Section 14.2 to any Third Party, except that Dermira shall have the right to grant sublicences under the rights granted pursuant to Section 14.2(c) to the extent required to engage Third Party subcontractors (including consultants) in accordance with Section 3.4. Dermira shall have the right to grant sublicenses of such rights and licences under Section 14.2 to its Affiliates, and to exercise its rights and conduct its obligations under and in accordance with this Agreement through its Affiliates, in each case without the prior written consent of UCB.

14.4                        Dermira hereby grants UCB during the Term:

(a)                                 an exclusive licence under the Dermira Background IP and its interest in the Arising IP to Commercialise the Product in the Promotion Territory in the Promotion Indication through Commercialisation of the Product to Healthcare Professionals (excluding Dermatologists);

(b)                                 an exclusive licence under the Dermira Background IP and its interest in the Arising IP to Commercialise the Product in the Reserved Territory in the

Promotion Indication to all Healthcare Professionals (including Dermatologists);

(c)                                  if Regulatory Approval for the Product in the Development Indication is successfully obtained in the Promotion Territory, an exclusive licence of the Dermira Background IP and its interest in Arising IP to (i) Commercialise the Product in the Development Indication in the Promotion Territory through the Commercialisation of the Product to Healthcare Professionals (excluding Dermatologists) and (ii) to Commercialise the Product in the Reserved Territory in the Development Indication through the Promotion of the Product to all Healthcare Professionals (including Dermatologists).

14.5                        For clarity, UCB shall have the right to grant sublicences through multiple tiers of the licences granted to it by Dermira pursuant to Section 14.4 solely in connection with the Development and Commercialisation of the Product, provided, however, that UCB shall not grant any sublicense to any Third Party in a manner that would permit such Third Party to conduct activities during the Term that, if conducted by UCB, would constitute a violation of UCB’s exclusivity obligations under Section 12.

14.6                        Other than as set out in this Agreement, no other rights or licences are or shall be created or granted pursuant to this Agreement by implication, estoppel or otherwise.

14.7                        All right, title and interest in and to all Arising IP pertaining to the composition of matter or formulation of, or to any method of making or using Cimzia® or any Product, including with regard to dosage, administration, combination (but excluding any component in a Combination Product that is proprietary to Dermira, if any), patient (sub)group, biomarkers, (the “Product Arising IP”) shall vest in UCB and Dermira acknowledges and agrees that all Product Arising IP and all Intellectual Property Rights subsisting in the same, shall be or if necessary shall be deemed to be the sole and exclusive property of UCB.

14.8                        All Arising IP other than Product Arising IP shall be owned (a) by UCB if generated solely by UCB and/or its Affiliates or Third Party contractors (the “UCB Arising IP”), (b) by Dermira if generated by solely by Dermira and/or its Affiliates or Third Party contractors (the “Dermira Arising IP”), and (c) jointly by the Parties if generated by the Parties jointly (the “Joint Arising IP”).  Each Party shall own an undivided half interest in such Joint Arising IP, with the right to practice and exploit and license such Joint Arising IP without the duty of accounting or seeking consent from the other Party, provided, however, that neither Party shall grant any license under the Arising IP to any Third Party: (i) to conduct clinical development of and/or commercialise any product that is a Competing Product; or (ii) to conduct clinical development of and/or commercialise any other product in the Development Indication.

14.9                        Dermira shall, and shall cause its Affiliates to, require that any and all of its employees, agents, consultants and Third Party subcontractors performing any activities under or contemplated by this Agreement are obligated in writing to assign all of his/her rights, title and interests in and to any Product Arising IP conceived or generated by Dermira and/or its Affiliates or Third Party contractors to Dermira so that Dermira may in turn assign such rights to UCB under Section 14.10 (the “Dermira Product Arising IP”).

14.10                 Dermira hereby assigns to UCB (or as UCB shall direct, UCB’s designee) upon creation, by way of a present assignment its entire right, title and interest in and to all Dermira Product Arising IP, which may be so assigned, free from any security interests, Third Party interests or other encumbrances. Where a present assignment of future rights is not legally permissible or competent, Dermira hereby undertakes to assign such Dermira Product Arising IP to UCB within a reasonable period following creation and in any event upon the written request of UCB.

14.11                 Dermira shall at UCB’s request and cost (and notwithstanding the termination or expiry of this Agreement) execute all such documents and perform all such acts, including without limitation executing declarations, assignments and other documents, as UCB or its designee may reasonably require to give effect to Section 14.10 and to vest the legal title in all Dermira Product Arising IP in UCB (or its Affiliates or designee) and to enable UCB (or its Affiliates or designee) to apply for, obtain and maintain in force in the sole name of UCB (or as it shall direct) all Patent Rights and other Intellectual Property Rights or statutory protection of any nature whatsoever in respect of such Arising IP in all countries of the Territory.

14.12                 UCB shall, at its sole cost and expense, be solely responsible for the Prosecution and defence of all Patent Rights within the UCB Background IP and any UCB Arising IP and Product Arising IP.

14.13                 For any Patent Right within the Joint Arising IP the Parties shall consult and co-operate in good faith in order to determine and execute the most efficient strategy for the Prosecution of such Patent Right (including which Party shall be responsible for implementing such strategy; and how the costs of the Prosecution are to be borne).

14.14                 Dermira agrees and undertakes to UCB that during the Term it shall not take steps (directly or indirectly) to challenge the validity of any of the Patent Rights licensed to Dermira under this Agreement within the UCB Background IP, the Product Arising IP, the UCB Arising IP or any Patent Right that is subject to a Third Party Licence or any counterpart of any of the foregoing anywhere in the world, nor assist or support (directly or indirectly) any Third Party in such a challenge, in each case other than as a defense against any infringement action instituted by UCB or its licensee, either in an infringement proceeding or in the form of declaratory judgment. The Parties acknowledge that the restriction in this Section 14.14 is reasonable and proportionate for the proper protection of the Patent Rights relating to the Product and proprietary and Confidential Information of UCB which Dermira shall receive and use pursuant to this Agreement.  Dermira further acknowledges that damages may not be an adequate remedy for a breach of this undertaking and UCB shall be entitled to seek interim and/or equitable relief in respect of any breach or anticipated breach of this undertaking.

14.15                 If, in relation to the UCB Background IP or the Product Arising IP, either Party (i) becomes aware of a suspected or threatened infringement by a Third Party of any of the Patent Rights or (ii) if any such Patent Rights is or are challenged or in any other way involved in any action or proceeding, in each case (i) and (ii) anywhere in the Territory, the relevant Party shall promptly notify the other Party. UCB shall have the right (but not the obligation) in its sole discretion to undertake and control, at its own expense, any actions, claims or proceedings related to the suspected or threatened infringement of the applicable Patent Rights in the Territory. Dermira shall reasonably cooperate with UCB and, at UCB’s request and cost and expense, reasonably assist UCB in any such actions, claims or proceedings in the Development Territory or the Promotion Territory, including if and to the extent necessary by joining or lending its name to such actions or proceedings, executing appropriate legal documents, and securing the cooperation of inventors or other witnesses for the benefit of UCB.  If any such action, claim or proceeding is successful and a monetary award is received by UCB from such action, claim or proceeding, such award shall be applied in the first instance to reimburse the Parties for their documented costs and expenses actually incurred in connection with such action, claim or proceeding, and the remainder of such award attributable to the infringement activities in the Promotion Territory in the Promotion Indication or the Development Indication shall be deemed to be Royalty Bearing Sales for which UCB will make the appropriate proportional royalty payment to Dermira. If an award for damages and costs is made against UCB as a result of such action, claim or proceeding, to the extent that such damages and costs are attributable to the alleged infringement activities in the Promotion Territory in the Promotion Indication or the Development Indication, UCB shall be entitled to deduct an appropriate proportion of such damages and costs from Royalty Bearing Sales.

14.16                 If, in relation to the Dermira Background IP, either Party (i) becomes aware of a suspected or threatened infringement by a Third Party of any of the Patent Rights or (ii) if any such Patent Rights is or are challenged or in any other way involved in any action or proceeding, in each case (i) and (ii) anywhere in the Territory, the relevant Party shall promptly notify the other Party. Dermira shall have the sole right (but not the obligation) in its sole discretion and at its sole expense to undertake and control, at its own expense, any actions, claims or proceedings related to the suspected or threatened infringement of the applicable Patent Rights in the Territory.

14.17                 If, in relation to the Joint Arising IP, either Party becomes aware of a suspected or threatened infringement by a Third Party of any of the Patent Rights in the Territory, the relevant Party shall promptly notify the other Party. Where such suspected or threatened infringement involves a product of a Third Party that competes with or would be reasonably considered to have the potential to compete with any UCB product sold or marketed in the Territory or in clinical development in the Territory, UCB shall have the sole right but not the obligation to take action, file suit and enforce the Joint Arising IP against such infringing Third Party at its own expense, in its own name and under its own direction and control (with Dermira having the right to participate in any such action and be represented at its own expense, if it so desires, by counsel of its own selection therein to the extent legally permissible), save that UCB shall consult with Dermira with regard to any material aspect of defence or enforcement, shall have due regard to any representations made by Dermira and shall not settle any infringement action, proceeding or dispute without Dermira’s prior written consent (such consent not to be unreasonably withheld or delayed).  Dermira shall in any case assist, and join in any action to the extent necessary if so requested (such as in order to ensure standing), subject to being indemnified and secured in a reasonable manner as to any costs, damages, expenses or other liability and shall have the right to be separately represented by its own counsel at its own expense.  If any damages or other sums are received by UCB (whether awarded by a court or paid by the infringing third party in an out-of-court settlement) as a result of any action UCB may take, suit it may file or other enforcement activities, Dermira shall be entitled to reimbursement from such damages or other sums an amount equal to its actual and documented out-of-pocket costs and expenses which it has reasonably incurred in assisting or joining such action, suit or enforcement activities.  Any remaining sum shall be retained by UCB.

14.18                 If, in relation to the Joint Arising IP, either Party becomes aware of a suspected or threatened infringement by a Third Party of any of the Patent Rights in the Territory, the relevant Party shall promptly notify the other Party. Where such suspected or threatened infringement involves a product of a Third Party that competes with or would be reasonably considered to have the potential to compete with any Dermira product sold or marketed in the Territory or in clinical development in the Territory, Dermira shall have the sole right but not the obligation to take action, file suit and enforce the Joint Arising IP against such infringing Third Party at its own expense, in its own name and under its own direction and control (with UCB having the right to participate in any such action and be represented at its own expense, if it so desires, by counsel of its own selection therein to the extent legally permissible), save that Dermira shall consult with UCB with regard to any material aspect of defence or enforcement, shall have due regard to any representations made by UCB and shall not settle any infringement action, proceeding or dispute without UCB’s prior written consent (such consent not to be unreasonably withheld or delayed).  UCB shall in any case assist, and join in any action to the extent necessary if so requested (such as in order to ensure standing), subject to being indemnified and secured in a reasonable manner as to any costs, damages, expenses or other liability and shall have the right to be separately represented by its own counsel at its own expense.  If any damages or other sums are received by Dermira (whether awarded by a court or paid by the infringing third party in an out-of-court settlement) as a result of any action Dermira may take, suit it may file or other enforcement activities, UCB shall be entitled to reimbursement from such damages or other sums an amount equal to its out-of-pocket costs and expenses which it has incurred in assisting or joining such action, suit or enforcement activities.  Any remaining sum shall be retained by Dermira.

14.19                 For any other suspected or threatened infringement of Joint Arising IP the Parties shall consult in order to determine the most efficient strategy (including which Party shall be responsible for implementing such strategy; how the costs of any action are to be borne;

and how any damages or other sums received as a result of any action are to be distributed), and the Parties shall co-operate to implement said strategy.

14.20                 If, in relation to the Cimzia® Trademarks, either Party (i) becomes aware of a suspected or threatened infringement by a Third Party of any of the Cimzia® Trademarks or (ii) if the Cimzia® Trademarks is challenged or in any other way involved in any action or proceeding, in each case (i) and (ii) anywhere in the Territory, the relevant Party shall promptly notify the other Party. UCB shall have the right (but not the obligation) in its sole discretion to undertake and control, at its own expense, any actions, claims or proceedings related to the suspected or threatened infringement of the Cimzia® Trademarks in the Territory.  Dermira shall reasonably cooperate with UCB and, at UCB’s request and cost and expense, reasonably assist UCB in any such actions, claims or proceedings, including if and to the extent necessary by joining or lending its name to such actions or proceedings, executing appropriate legal documents, and securing the cooperation of inventors or other witnesses for the benefit of UCB.

14.21                 UCB shall in its sole discretion seek to obtain patent term extensions (including without limitation, any paediatric exclusivity extensions as may be available) or supplemental protection certificates or their equivalents in the Promotion Territory with respect to Patent Rights covering the Product or its use in the Promotion Indication and/or, if applicable, the Development Indication in Promotion Territory.

14.22                 Each Party shall promptly notify and provide the other Party with copies of any allegations of patent invalidity, unenforceability or non-infringement of any Patent Rights in the UCB Background IP, or the Product Arising IP, in each case which relates to any Third Party’s clinical development, application for approval, distribution or sale of a biosimilar version of the Product. Any such notification (and provision of copies) required under this Section 14.22 shall be provided to the other Party within [*] Business Days after the relevant Party receives notice or otherwise becomes aware of such certification, application or procedure.  UCB shall be primarily responsible for, and have control over, the conduct of any actions undertaken to enforce or defend, as applicable, the relevant Patent Rights.

14.23                 Each Party shall promptly notify and provide the other Party with copies of any allegations from any Third Party that an activity pursuant to this Agreement would infringe an Intellectual Property Right of such Third Party.  UCB shall have the first right to defend both Parties against such allegation using counsel of its choice and reasonably acceptable to Dermira, at UCB’s sole cost and expense.  Dermira shall have the right, but not the obligation, to engage its own counsel at its sole cost and expense, but UCB’s counsel shall at all times be the lead counsel in, and shall control, the defense of such allegation.  UCB shall not, without Dermira’s written consent, settle any such allegations in a manner that would admit fault on behalf of Dermira, result in any prohibition or injunction of Dermira’s activities hereunder, or impose any payment obligation (either as damages or payments based on future development and/or commercailisation activities) on Dermira as compared to UCB in a manner that is disproportionate to the Parties financial interests under this Agreement.

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15.                               WARRANTIES

15.1                        Each Party represents and warrants to the other Party as of the Effective Date:

(a)                                 it has all requisite corporate power and authority to enter into this Agreement and to perform its obligations under this Agreement;

(b)                                 the execution of this Agreement and the performance by such Party of its obligations hereunder have been duly authorized by all necessary corporate action on the part of such Party;

(c)                                  this Agreement is legally binding and enforceable on such Party in accordance with its terms, subject to all limitations of bankruptcy, liquidation, reorganization, insolvency, moratorium and enforcement of creditors’ rights generally, general principles of equity (including without limitation those relating to specific performance, injunctions and other remedies);

(d)                                 the performance of this Agreement by it does not create a breach or default under any other agreement to which it is a party;

(e)                                  all necessary consents, approvals, and authorizations of all government authorities, Regulatory Authorities and other persons required to be obtained by such Party as of the Effective Date in connection with the execution, delivery and performance of this Agreement have been obtained;

(f)                                   no broker, finder or similar agent has been employed by or on behalf of such Party and no Third Party with which such Party has had any dealings or communications of any kind is entitled to any brokerage commission, finder’s fee or any similar compensation, in connection with this Agreement;

(g)                                  there are no pending or, to the best of such Party’s knowledge, threatened judicial, administrative or arbitral actions, claims, suits or proceedings pending as of the Effective Date against such Party which, either individually or together with any other, will have a material adverse effect on the ability of such Party to perform its obligations under this Agreement or any agreement or instrument contemplated hereby.

15.2                        UCB represents and warrants to Dermira as at the Effective Date:

(a)                                 UCB or its Affiliates owns all right, title and interest in the Patent Rights listed in Schedule 14 and has not granted to any Third Party a right which is still in force to Develop the Product in the Development Indication, or to undertake any Dermira Commercial Activities or Medical Affairs activities to be undertaken by Dermira for the Product in the Promotion Indication or Development Indication in the Promotion Territory;

(b)                                 UCB has not granted to any Third Party any rights or licenses which are still in force under the Patent Rights listed in Schedule 14 or licensed under the Third Party Licenses, or under the Cimzia® Trademarks, or with respect to the Product and/or the UCB Background IP, that would conflict with the licenses granted to Dermira under this Agreement or rights of Dermira under Section 12, or constitute a grant of present or future right to such Third Party to Develop the Product in the Development Indication in the Development Territory, or to conduct the Dermira Commercial Activities or Medical Affairs activities in the Promotion Territory;

(c)                                  there is no judgment by a court of competent jurisdiction against UCB with respect to patent infringement of the Patent Rights licensed by UCB to Dermira pursuant to Section 14 or misappropiration of a trade secret relating to the Product that would affect the Development of the Product in the Current Presentation in the Development Indication in the Development Territory, or the Commercialisation of the Product in the Current Presentation in the Promotion Indication or the Development Indication in the Promotion Territory;

(d)                                 [*] there are no existing or threatened claims or litigation with respect to patent infringement or misappropriation of a trade secret that would affect the Development of the Product in the Current Presentation in the Development Indication in the Development Territory, or the Commercialisation of the Product in the Promotion Indication or the Development Indication in the Promotion Territory. [*];

(e)                                  [*] the Development of the Product in the Current Presentation in the Development Indication, and the sale and promotion of the Product in the Current Presentation in the Promotion Territory in the Development Indication and in the Promotion Indication, will not infringe an issued and unexpired Patent, which has not been held invalid or unenforceable, of any Third Party. [*];

(f)                                   [*], UCB has not failed to disclose or otherwise make available to Dermira any available information concerning the quality, toxicity, safety and/or efficacy of the Product in the Current Presentation which would materially impair the utility and/or safety of the Product;

(g)                                  UCB (i) has not received notice of breach of any the Third Party Licenses;(ii) is not aware of any fact or circumstance that would prohibit the grant of sublicenses to Dermira under the Third Party Licenses as required for Dermira to perform its activities contemplated under this Agreement; and (iii) in each instance in which the license granted by UCB to Dermira under this Agreement constitutes a sublicense under any Third Party Licence, has complied and/or

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will comply with its obligations under such Third Party Licence in connection with the grant of such sublicence; and

(h)                                 there is no Third Party claim or demand, litigation or proceeding which is pending or, to the knowledge of UCB, threatened, that challenges the validity, patentability or enforceability of any Patent Rights listed in Schedule 14.

15.3                        Dermira represents and warrants to UCB as at the Effective Date that:

(a)                                 neither Dermira nor any of its Affiliates is Developing or Commercialising a Competing Product in the Promotion Territory or the Development Territory;

(b)                                 Dermira has not granted to any Third Party any rights or licenses which are still in force under the Dermira Background IP that would conflict with the licenses granted to UCB under this Agreement or rights of UCB under Section 12, or constitute a grant of present or future right to such Third Party inconsistent with such rights granted by Dermira to UCB; and

(c)                                  there are no pending or threatened judicial, administrative or arbitral actions, claims, suits or proceedings which, either individually or together with any other, would adversely affect Dermira’s ability to perform its Development or Commercialisation obligations or any other obligation of Dermira under this Agreement, or any agreement entered into pursuant to this Agreement; and

(d)                                 Dermira makes no representation or warranty that the Dermira Background IP is valid, or that any Patent Rights within the Dermira Background IP that are patent applications will result in granted Patent Rights.

15.4                        For the sake of clarity, except as expressly set forth in Section 15.2, UCB makes no representation or warranty that:

(a)                                 the Product is safe or efficacious;

(b)                                 [*];

(c)                                  the UCB Background IP is valid;

(d)                                 any Patent Rights within the UCB Background IP that are patent applications will result in granted Patent Rights; or

(e)                                  in relation to the Product, any particular Product Labeling for the Product in the Promotion Indication or any Product Labeling or Regulatory Approval in Development Indication will be obtained anywhere in the Territory.

15.5                        DISCLAIMER: EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, EACH PARTY MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY EXPRESS OR IMPLIED WARRANTIES OF SAFETY, EFFICACY, MERCHANTABILITY, SATISFACTORY QUALITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO ANY MATTER ARISING IN CONNECTION WITH THIS

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AGREEMENT (INCLUDING ANY ACTIVITIES CONDUCTED HEREUNDER), OR THE PRODUCT.

16.                               INDEMNITY, LIABILITY AND INSURANCE

16.1                        Dermira shall indemnify, defend and hold harmless UCB, its Affiliates, and its and their respective officers, directors, employees, and agents, and their respective successors, heirs and assigns and representatives (individually and collectively, the “UCB Indemnified Parties”), from and against any and all Third Party liability, loss, damage, claim, injury, costs or expenses (including reasonable attorneys’ fees and expenses of litigation) of any kind (collectively, “Damages”) that are directly or indirectly caused by, or arise out of or in connection with: (i) any breach of any covenant, obligation or undertaking of Dermira under this Agreement, (ii) any breach or inaccuracy of any representation or warranty made by Dermira hereunder, (ii) any breach or violation of any Applicable Law by any of Dermira, its Affiliates, or Third Party subcontractors, or any of their respective officers, directors, Sales Representatives, employees, or agents (collectively, “Dermira Responsible Parties”) in connection with the activities contemplated by this Agreement or any negligent act or omission of any Dermira Responsible Party (iv) any unauthorized use by any Dermira Responsible Parties of any Product Literature, or (v) any Medical Affairs activity, Dermira Commercial Activity or other application of the Product by any Dermira Responsible Party of the Product in each case that constitutes Off-Label Promotion. The foregoing notwithstanding, Dermira shall under no circumstances be obligated to indemnify any UCB Indemnified Party if and to the extent that the relevant Damages are directly or indirectly caused by or arise out of any UCB Responsible Party’s negligence, willful misconduct, breach of this Agreement, or breach of Applicable Law relating to any Manufacture or Commercialisation of the Product by UCB Responsible Parties.

16.2                        UCB shall indemnify, defend and hold harmless Dermira, its Affiliates, and its and their respective officers, directors, employees, agents, licensors, and their respective successors, heirs and assigns and representatives (individually and collectively, the “Dermira Indemnified Parties”), from and against any and all Damages that are directly or indirectly caused by, or arise out of or in connection with: (i) any breach of any covenant, obligation or undertaking of UCB under this Agreement, (ii) any breach or inaccuracy of any representation or warranty made by UCB hereunder, (iii) any non-conformity of Product to the Product Warranty; (iv) any Product supplied under Section 8 that is not Manufactured in accordance with GMP or did not conform with the then current specification for the Product; (v) at the time of receipt of the same by or on behalf of Dermira, any Sample supplied by UCB for use by Dermira in accordance with the terms of this Agreement was not Manufactured in accordance with GMP or did not conform with then current specification for such Sample, (vi) any breach or violation of any Applicable Law by any of UCB or its Affiliates, or any of their respective officers, directors, Sales Representatives, employees, or agents; or (vii) UCB’s development or commercialisation of the Product outside the scope of the collaboration between the

Parties under this Agreement (collectively, “UCB Responsible Parties”) in connection with the activities contemplated by this Agreement or any negligent act or omission of any UCB Responsible Party. The foregoing notwithstanding, UCB shall under no circumstances be obligated to indemnify, defend or hold harmless any Dermira Indemnified Party if and to the extent that the relevant Damages are directly or indirectly caused by or arise out of the negligence, wilful misconduct, breach of this Agreement, or breach of any Law applicable to any Commercialisation or Development of the Product by Dermira Responsible Parties.

16.3                        Promptly after receipt by a Party of notice, or such Party otherwise becoming aware, of any actual or potential claim by a Third Party which could give rise to a right to indemnification pursuant to Section 16.1 or Section 16.2 (each, a “Third Party Claim”), such Party shall promptly give the other Party written notice describing the Third Party Claim in reasonable detail.  The indemnified Party shall not take any action that impairs the defence of any Third Party Claim by the indemnifying Party.  The failure or delay of a Party to give notice in the manner provided herein shall not relieve the indemnifying Party of its obligations under this Section 16, except to the extent that such failure or delay to give notice materially prejudices the indemnifying Party’s ability to defend such Third Party Claim.

(a)                                 The indemnifying Party shall have the right, exercisable by written notice to the indemnified Party within [*] Business Days of receipt of notice of the commencement of or assertion of any Third Party Claim, to assume the defence of such Third Party Claim.  Following such notice, the indemnifying Party shall, at its sole cost and expense, assume and conduct such defence, with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party. However, if no such notice is given then the indemnified Party shall be entitled to retain control of the defence of such Third Party Claim at its own expense.

(b)                                 If the indemnifying Party undertakes to defend any Third Party Claim as provided in Section 16.3(a) above, the indemnified Party agrees to reasonably cooperate with the indemnifying Party and its counsel in the defence of such Third Party Claim, including by furnishing such records, information and testimony and attending such conferences, discovery proceedings, hearings, trials or appeals as may reasonably be requested by the indemnifying Party.  All reasonable costs and expenses incurred in connection with such cooperation shall be borne by the indemnifying Party.  The indemnified Party shall have the right to participate in (but not control) and be represented by its own counsel (at the indemnified Party’s own expense) in connection with such Third Party Claim.

(c)                                  If the indemnifying Party does not defend the Third Party Claim, or fails to notify the indemnified Party of its election to defend as herein provided, the indemnified Party shall have the right, at its option, to defend such Third Party Claim by counsel of its choice and its reasonable costs and expenses for such

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Third Party Claim shall be included as part of the indemnification obligation of the indemnifying Party hereunder.

(d)                                 Notwithstanding the foregoing, neither Party may settle or compromise any Third Party Claim without the other Party’s prior written consent which would: (i) commit the other Party to take, or to forbear to take, any action; (ii) subject the other Party to an injunction; (iii) constitute an admission of guilt or liability by the other Party; or (iv) impose any financial liability on the other Party.

(e)                                  The Parties shall in all cases reasonably cooperate in the defence of any Third Party Claims and each Party shall make reasonably available to the other Party any books, records or other documents within its control that are reasonably necessary or appropriate for such defence.  Notwithstanding anything to the contrary in this Section 16.3, the Party conducting the defence of a Third Party Claim shall (i) keep the other party informed on a reasonable and timely basis as to the status of the defence of such Third Party Claim, and (ii) conduct the defence of such Third Party Claim in a prudent manner.

(f)                                   The amount of any Damages for which indemnification is provided under Section 16.1 or Section 16.2 shall be reduced by any insurance proceeds received or other amounts actually recovered, if any, by the indemnified Party with respect to such Damages, provided, however, that the indemnified Party shall not be subject to an obligation to pursue an insurance claim relating to any Damages for which indemnification is sought hereunder.

16.4                        LIMITATION ON LIABILITY: IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR ANY DAMAGES CONSTITUTING LOST PROFITS UNDER THIS AGREEMENT OR ANY OTHER AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY, EXCEPT TO THE EXTENT OF ANY SUCH DAMAGES PAID TO A THIRD PARTY AS PART OF AN INDEMNIFICATION CLAIM HEREUNDER.

16.5                        Nothing in this Agreement shall have the effect of excluding or limiting any liability for death or personal injury caused by negligence, or for fraud.

16.6                        During the Term, the Parties will, each for its respective responsibility, secure and maintain a comprehensive general liability insurance policy providing sufficient coverage for personal injury (including as a result of product liability) and property damage at a level as is usual and customary in the pharmaceutical industry to procure. A certificate with regard to said policies will be delivered to the other Party on request.

17.                               CONFIDENTIALITY

17.1                        Except as set forth in this Section 17, for the Term of this Agreement and for a period of [*] years following expiry or termination of this Agreement, each Party shall and shall cause its officers, directors, employees and agents to, keep completely

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confidential and not publish or otherwise disclose, nor use except as is reasonably necessary for the performance of its obligations or the exercise of its rights under this Agreement, any Information, Materials or UCB Materials provided or deemed to be provided by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) under or in connection with this Agreement (“Confidential Information”).

17.2                        Notwithstanding Section 17.1, Information shall not include any Information which the Receiving Party can establish:

(a)                                 is already lawfully possessed by the Receiving Party without any obligations of confidentiality or restrictions on use prior to receiving it from the Disclosing Party, as documented by prior written records; or

(b)                                 is or becomes public knowledge or is in the public domain other than by breach of this Section 17 by the Receiving Party; or

(c)                                  is obtained subsequently by the Receiving Party from a Third Party without any obligations of confidentiality with respect to such information and such Third Party is in lawful possession of such information and not in violation of any contractual or legal obligation to maintain the confidentiality of such information; or

(d)                                 has been developed by the Receiving Party independently of any access to or use of any Confidential Information disclosed hereunder, as documented by the Receiving Party’s written records.

17.3                        The Receiving Party may disclose any part of the Confidential Information of the Disclosing Party (including the terms of this Agreement) to the extent such Confidential Information is disclosed:

(a)                                 in the case of both Parties:

(i)                           subject to Section 17.4, to comply with Applicable Law (including, without limitation, the rules and regulations of the Securities and Exchange Commission or any national securities or stock exchange) and with judicial process, if, in the reasonable opinion of the Receiving Party’s counsel, such disclosure is necessary for such compliance; provided that the Receiving Party shall promptly notify the Disclosing Party of any intended disclosure and shall provide the Disclosing Party with a copy of the Confidential Information which the Receiving Party intends to disclose not less than [*] Business Days (or such shorter period of time as may be required, under the circumstances, to comply with Applicable Law, but in no event less than [*] Business Days) prior to such disclosure and provided that the Receiving Party shall, prior to such disclosure, use commercially reasonable efforts to obtain confidential treatment of such of the Confidential Information that the Disclosing Party requests be kept confidential; or

(ii)                        solely on a “need to know basis”, to its Affiliates, to its (actual or potential) Third Party acquirers or assignees under Section 19, to

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licensors of UCB or its Affiliates with respect to the Product, to Third Party subcontractors (and their advisors), to Third Party subcontractors involved in Development, Medical Affairs activities assigned to Dermira under the Medical Affairs Plan or Dermira Commercial Activities, and to accountants and legal advisors and each of the Parties’ respective directors, employees, contractors and agents, each of whom prior to disclosure must be bound by written obligations of confidentiality and non-use no less restrictive than the obligations set forth in this Section 17 (potentially with a shorter duration provided that the Receiving Party shall use Commercially Reasonable Efforts to seek and include in the relevant confidentiality agreement obligations of confidentiality and non-use lasting for a period of [*] Calendar Years after the termination and/or expiration of the applicable confidentiality agreement and provided that in no event shall the obligations of confidentiality and/or non-use in any such confidentiality agreement be of a duration less than [*] Calendar Years after the termination and/or expiration of the applicable confidentiality agreement), provided, however, that the Receiving Party shall remain responsible for any failure by any Third Party who receives Confidential Information pursuant to this Section 17.3(a)(ii) to treat such Confidential Information as required under this Section 17, and provided further that no such disclosure shall be made to any Third Party involved in the Development or Commercialisation of any Competing Products; and

(b)                                 solely in the case of UCB:

(i)                           to any relevant patent office in preparing, filing, prosecuting and maintaining patents in accordance with the provisions of Section 14;

(ii)                        to Regulatory Authorities in order (i) to obtain authorizations to conduct any Clinical Studies in relation to the Product, or (ii) to file, obtain and maintain Regulatory Approvals in respect of the Product, or (iii) to Develop, Commercialise or Manufacture the Product, in each case in accordance with this Agreement; or

(iii)                     for prosecuting or defending litigation or in establishing rights (whether through declaratory actions or other legal proceedings) or enforcing obligations under this Agreement; and

(c)                                  Solely in the case of Dermira:

(i)                           with respect to the terms of this Agreement, to actual or potential investors, other sources of financing, investment bankers and/or other financial advisors in connection with any actual or proposed financing and/or public offering of Dermira or any of its Affiliates, each of whom prior to disclosure must be bound by written obligations of confidentiality and non-use substantially similar to the obligations set forth in this Section 17 (but with a duration of confidentiality and

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non-use obligation no less than [*] years after the date of the applicable confidentiality agreement);

(ii)                        if applicable, to Regulatory Authorities as set forth in the Regulatory Responsibilities Matrix or otherwise as required to conduct Dermira’s activities under this Agreement; or

(iii)                     for prosecuting or defending litigation or in establishing rights (whether through declaratory actions or other legal proceedings) or enforcing obligations under this Agreement.

17.4                        If and whenever any Confidential Information is disclosed in accordance with Section 17.3, such disclosure shall not cause any such Information to cease to be Confidential Information, except to the extent that such disclosure results in a public disclosure of such Information (otherwise than by breach of this Agreement).  Where reasonably possible and subject to Section 17.6 and other than pursuant to Section 17.3(a)(ii) and (c)(i), the Receiving Party shall:

(a)                                 give the Disclosing Party reasonable advance notice of the Receiving Party’s intent to make such disclosure pursuant to Section 17.3, to the extent practicable; and

(b)                                 provide reasonable co-operation to the Disclosing Party regarding the timing and content of such disclosure and regarding any action which the Disclosing Party may deem appropriate to protect the confidentiality of the information by appropriate legal means, to the extent practicable.

17.5                        Subject to Section 17.3, the Parties acknowledge that the terms of this Agreement shall be treated as Confidential Information of both Parties.

17.6                        If either Party determines that it is required to file with the securities regulators of any country or jurisdiction in the Territory a registration statement or any other required disclosure document which describes any of the terms and conditions of this Agreement, such Party shall promptly notify the other Party of such intention.  The Party required to file shall provide such other Party with a copy of relevant portions of the proposed filing not less than [*] Business Days (or such shorter period of time as may be required, under the circumstances, to comply with Applicable Law, but in no event less than [*] Business Days) prior to such filing (and, for any revisions to such portions of the proposed filing, a reasonable time prior to the filing thereof), including any exhibits thereto relating to the terms and conditions of this Agreement.  The Party required to file shall use commercially reasonable efforts to obtain confidential treatment of the terms and conditions of this Agreement that such other Party requests be kept confidential, and shall only disclose Confidential Information which it is advised by legal counsel is legally required to be disclosed in order to comply.  No such notice shall be required under this Section 17.6 if and to the extent that the specific information contained in the proposed filing has previously been included in any previous filing or disclosure made by either Party hereunder pursuant to this Section 17, or is otherwise approved in advance in writing by the other Party.

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17.7                        This Agreement supersedes the Confidentiality Agreement, provided that any and all “Confidential Information” (as defined in the Confidentiality Agreement) that was disclosed or received by the Parties prior to the Effective Date shall be deemed to be Confidential Information that was disclosed pursuant to this Agreement and shall be subject to the terms and conditions of this Agreement.

17.8                        Upon the expiration or termination of this Agreement, and upon written notice by the Disclosing Party, the Receiving Party shall, at the discretion of the Disclosing Party, either: (a) return to the Disclosing Party; or (b) destroy (or permanently delete in the case of Confidential Information held electronically to the extent technically feasible or practicable) and provide evidence of such destruction, all originals, copies, summaries and other tangible manifestations of Confidential Information of the Disclosing Party in the possession of the Receiving Party; provided that, the Receiving Party may maintain one (1) copy of Confidential Information in its legal files to monitor any continuing rights or obligations under this Agreement.

17.9                        Save for the licence granted to Dermira pursuant to Section 14.2, neither Party shall make use of the other Party’s name, Trademarks, logos or any information acquired through its dealings with the other Party for publicity or marketing purposes without the prior written consent of the other Party (such consent not to be unreasonably withheld or delayed).

17.10                 Neither Party shall issue any press release, including the Press Release, or other similar public communication relating to this Agreement, its subject matter or the transactions covered by it, or the activities of the Parties under or in connection with this Agreement, without the prior written approval of the other Party, except (a) for communications required by Applicable Law as reasonably advised by the issuing Party’s counsel (provided that the other Party is given a reasonable opportunity to review and comment on any such press release or public communication in advance thereof to the extent legally permitted and the issuing Party shall act in good faith to incorporate any comments provided by the other Party on such press release or public communication), (b) for information that has been previously disclosed publicly or (c) as otherwise set forth in this Agreement.  The Parties have agreed to issue a joint press release promptly after the Commencement Date, in the form to be mutually agreed by the Parties in writing.

18.                               CHANGE OF CONTROL

18.1                        First Right of Negotiation.  Promptly after (a) Dermira receives a term sheet from a Non-Competitor Company proposing a Change of Control for which Dermira’s board of directors desires to pursue negotiations, or (b) if Dermira’s board of directors intends to initiate a process for the purpose of soliciting proposals for a Change of Control, Dermira shall notify UCB in writing (the “M&A Notice”).  In the case of sub-Section (a), the M&A Notice shall not be required to identify the party from whom Dermira received the term sheet nor any of its proposed terms, nor in the case of sub-Section (b) shall the M&A Notice specify the Third Parties who Dermira intends to contact nor any proposed terms or processes with respect to such a solicitation or transaction.  In the event UCB has a bona fide interest to consummate a Change of Control of Dermira, then UCB may provide Dermira with written notice of such interest within five (5) Business Days of receiving the M&A Notice, in which event Dermira and UCB will negotiate in good faith potential terms and conditions for such a potential transaction, and for a period of twenty (20) Business Days after receiving UCB’s notice of interest, Dermira will not enter into any binding agreement with a Third Party that would prevent Dermira from entering into a definitive agreement providing for a Change of Control with UCB during such period. Following such initial twenty (20) Business Day period, Dermira shall have no further obligations to UCB pursuant to this Section 18.1 with respect to such transaction. This Section 18.1 shall terminate upon the first to occur of (i) the closing of a public offering of Dermira’s common stock under the Securities Act of 1933, as amended, (ii) the registration of any of Dermira’s securities under the Securities Exchange Act of 1934, as amended, (iii) immediately prior to the consummation of a Change of Control of Dermira and (iv) the termination of this Agreement for any reason.

18.2                        Qualified Non-Competitor Company. If Dermira consummates a Change of Control with a Qualified Non-Competitor Company, then one of the following shall apply:

(a)                                 if such Change of Control occurs prior to the date of the grant of first Regulatory Approval for the Product in the Development Indication in the Development Territory and provided Dermira (or the successor entity after such Change of Control transaction, as applicable) provides written confirmation within [*] after the closing of such Change of Control transaction, that Dermira (or the successor entity after such Change of Control transaction, as applicable)  undertakes to continue, and to continue to pay for the costs and expenses of, Development in accordance with the terms of this Agreement, then this Agreement shall remain in full force and effect on its original terms;

(b)                                 if such Change of Control occurs prior to the date of the grant of first Regulatory Approval for the Product in the Development Indication in the Development Territory and Dermira (or the successor entity after such Change of Control transaction, as applicable) does not provide written confirmation within [*] after the closing of such Change of Control transaction that Dermira (or the successor entity after such Change of Control transaction, as applicable) undertakes to continue, and continue to pay for the costs and expenses of, Development in accordance with the terms of this Agreement then UCB shall have the right to terminate this Agreement pursuant to Section 20.6(b).

if such Change of Control occurs after the date of grant of first Regulatory Approval for the Product in the Development Indication in the Development Territory, this Agreement will, subject to the continued performance of this Agreement by Dermira (or the successor entity after such Change of Control transaction, as applicable), remain in full force and effect in accordance with its terms.

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18.3                        Change of Control - Competitor Company or Non-Qualified Non-Competitor Company. If Dermira consummates a Change of Control with a Third Party which is Competitor Company or a Non-Qualified Non-Competitor Company, then UCB shall have the right to terminate this Agreement pursuant to Section 20.6(a).

19.                               ASSIGNMENT

19.1                        This Agreement will inure to the benefit of and be binding upon the Parties and their respective lawful successors and permitted assigns.

19.2                        Dermira shall not, without the prior written consent of UCB, assign, transfer, mortgage, charge or declare a trust of any of its rights or obligations under this Agreement; provided that Dermira may assign this Agreement without any requirement for consent by UCB: (i) to an Affiliate; (ii) to a Qualified Non-Competitor Company, if Dermira provides the written confirmation pursuant to Section 18.2(a); or (iii) to a Non-Qualified Non-Competitor Company or to a Competitor Company in the event UCB does not exercise its termination right under Section 18.3, provided that Dermira shall remain liable for the performance or non-performance of its obligations under this Agreement by such Affiliate or such permitted assignee, as applicable.

19.3                        UCB may assign this Agreement without any requirement for consent by Dermira to (i) an Affiliate or (ii) its successor in interest as a result of any merger, consolidation, or sale of all or substantially all of its assets or that portion of its business pertaining to the subject matter of this Agreement provided that in each case, UCB shall remain liable for the performance or non-performance of its obligations under this Agreement by such Affiliate or such permitted assignee, as applicable.

20.                               TERM AND TERMINATION

20.1                        Subject to Section 2, this Agreement shall come into force on the Effective Date and, unless terminated earlier in accordance with this Section 20, shall remain in force until six (6) Calendar Months following the twelfth (12th) anniversary of first Launch, after which date this Agreement shall terminate (the “Term”).

20.2                        Neither Party shall have the right to terminate this Agreement for non-material breach of any right or obligation set out herein or breach that can be substantially remedied by the award of monetary damages to the non-breaching Party (collectively, the “Non-Material Breaches”), and any such claim for Non-Material Breach by a Party, if not remedied within [*] of receipt by the Party allegedly in default of the written notice given by the Party claiming default (such notice specifying the Non-Material Breach and requiring its remedy), such claim for Non-Material Breach shall be settled in the first instance pursuant to the escalation procedures between the Parties up to the level of Senior Executives as set out in this Agreement, and, in the absence of resolution of such dispute by such Senior Executives, shall be referred for final determination though arbitration pursuant to Section 23 as a Dispute,

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where the arbitrator shall not award the right of termination to the Party alleging such Non-Material Breach regardless of the outcome of such Dispute resolution.

20.3                        If, prior to the Long-Stop Date, the conditions precedent set out in Section 2.2 are not met or otherwise satisfied in full by the Long-Stop Date, or if either Party terminates this Agreement pursuant to Section 5.1(d), or if Dermira terminates this Agreement pursuant to Section 5.2, this Agreement shall terminate with immediate effect and otherwise cease to have any further force and the provisions of Section 21.1 shall apply.

20.4                        Either Party may terminate this Agreement for breach of this Agreement by the other Party other than a Non-Material Breach, immediately on written notice to the other Party if the other Party is in material breach and such material breach is not remedied within [*] of such Party receiving notice specifying the material breach and requiring its remedy, and the consequences of termination as set out in Section 21.2 (in the case of termination by UCB) and Section 21.4 (in the case of termination by Dermira) shall apply; provided that (a) the Senior Executive of the Party intending to provide such written notice for breach (the “Notifying Party”) shall first contact the Senior Executive of the other Party (the “Notified Party”), so that such Senior Executives will have the opportunity to discuss orally and attempt to resolve such matter, further provided that the Notifying Party shall have the right to provide to the Notified Party such written breach notice by the end of the [*] after the first discussion between such Senior Executives under this subsection (a) if such Senior Executives have not resolved the matter to the satisfaction of the Notifying Party; and (b) in the event the alleged breaching Party in good faith disputes the basis for such alleged breach, then such termination shall not become effective unless and until the dispute is resolved pursuant to Section 23 in favour of the Party alleging such breach.  The Parties acknowledge that the termination of this Agreement for a Party’s material breach of its material obligations shall be a remedy of last resort, and neither Party shall invoke such termination right if remedies other than termination may be obtained. Notwithstanding the foregoing, in the event: (i) Dermira is [*] under Section [*] in connection with the [*] Dermira Commercial Activities and/or Medical Affairs activities; and (ii) Dermira [*] constituting [*] after it receives a written notice of [*] as the reason for such [*] the Dermira Commercial Activities and/or Medical Affairs activities by written notification to Dermira and [*] shall be effective for [*] or until Dermira [*], whichever is shorter.

20.5                        Either Party may terminate this Agreement for insolvency of the other Party immediately on written notice to the other if the other Party files for protection under bankruptcy or insolvency laws, makes an assignment for the benefit of creditors, appoints or suffers appointment of a receiver, administrator, manager, trustee or like official over its property that is not discharged within [*] Business Days, proposes or is a party to any dissolution, winding-up or liquidation, files a petition

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under any bankruptcy or insolvency act or has any such petition filed against it which involuntary petition is not discharged within [*] Business Days of the filing thereof or undergoes or suffers any analogous event or process in any jurisdiction, and the consequences of termination as set out in Section 21.2 (in the case of termination by UCB) and Section 21.4 (in the case of termination by Dermira) shall apply.

20.6                        UCB may terminate this Agreement at any time on [*] Business Days’ notice to Dermira if:

(a)                                 Dermira should complete a Change of Control transaction with a Competitor Company or Non-Qualified Non-Competitor Company as set out in Section 18.3; or

(b)                                 Dermira should complete a Change of Control transaction with a Qualified Non-Competitor Company and the provisions of Section 18.2(b) should apply; or

(c)                                  Dermira is in breach of Sections 12.1 or 12.3; or

(d)                                 as outlined in Section 4.27, UCB should determine that, having conducted an SSAR in accordance with UCB’s Safety Process, a validated safety signal has been established the magnitude of which UCB determines constitutes a significant patient risk so that the Development or Commercialisation of the Product should cease, in which case the provisions of Section 21.3 shall apply.

20.7                        Dermira may terminate this Agreement at any time on [*] Business Days’ notice to UCB if:

(a)                                 UCB is in breach of Sections 12.2 or 12.4; or

(b)                                 Dermira has the right to terminate this Agreement for the reasons set out in Section [*].

20.8                        Dermira may terminate this Agreement at any time after both Parties have received the complete data set used to assess the primary efficacy endpoint of the first Phase 3 Clinical Study, such termination being effective [*] Business Days following the receipt by UCB of Dermira’s written notice of its intention so to terminate.

20.9                        A Party’s right of termination under this Agreement, and the exercise of any such right, shall be without prejudice to any other right or remedy (including any right to claim damages) that such Party may have under this Agreement.

21.                              EFFECT OF TERMINATION

21.1                        If this Agreement should terminate pursuant to Section 20.3, any and all rights and obligations that entered into force pursuant to Section 2.1 shall terminate immediately, neither Party shall have any further rights or obligations under this Agreement, each Party shall be responsible for its own costs and expenses incurred in relation to the transaction contemplated by this Agreement up to the date of such termination, and

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termination of this Agreement shall not entitle either Party to make any claim or demand of any nature on the other Party.  Upon such termination, each Party shall return to the other Party, or, at the other Party’s election, destroy, the other Party’s Confidential Information, and Dermira shall cease to use and shall return to UCB, or, at UCB’s election, destroy all Regulatory Documentation, data and records, Materials, Study Documentation Product Literature provided by UCB pursuant to Section 6 or otherwise prior to the Long-Stop Date.

21.2                        On termination of this Agreement by UCB pursuant to Sections 20.4, 20.5, 20.6(a), 20.6(b), or 20.6(c):

(a)                                 the rights and licences granted by UCB to Dermira pursuant to Section 14 shall terminate immediately; and

(b)                                 Dermira shall cease, and shall cause its Third Party subcontractors to cease, all Development, Medical Affairs activities and/or Dermira Commercial Activities and the use of all documentation relating to the same; and

(c)                                  Dermira shall, at Dermira’s sole cost and expense, assist UCB in accordance with UCB’s reasonable instructions, in the implementation of the Development Transition Plan and/or the Commercial Transition Plan, in order to effectuate a smooth, orderly, successful and complete transition by Dermira of the Development of the Product in the Development Territory and/or the Dermira Commercial Activities and Medical Affairs activities relating to the Product in the Development Indication and/or the Promotion Indication in the Promotion Territory, such completion to have occurred within [*] Business Days of the date of receipt by Dermira of UCB’s notice to terminate subject to UCB’s cooperation to do so, and thereafter Dermira shall cease, and shall ensure that its Third Party subcontractors shall cease, all activities relating to the Development of the Development Product in the Development Territory, Medical Affairs activities and/or the Dermira Commercial Activities relating to the Product in the Development Indication and/or the Promotion Indication in the Promotion Territory; and

(d)                                 if such termination occurs prior to the grant of Regulatory Approval for the Development Indication and subject to the transition of the Development of the Development Indication to UCB in accordance with Section 21.2(c), Dermira shall continue to pay all the external costs and expenses (as well as any internal costs and expenses to the extent set forth in the JDC-Approved Development Budget existing as of the date of such termination as to be incurred by UCB and reimbursed by Dermira) incurred by or on behalf of UCB in accordance with the Development Plan included in the JDC-Approved Development Budget up to completion, or the date of termination by UCB, of such Development, provided that (i) UCB shall remain responsible for its share of the Paediatric Plan under Section 5.4(d), its sole responsibility to fund any EMA-Specific Post-Approval Studies under Section 5.4(e) and its share of the Development Costs above the Cap, and (ii) at any time UCB (by itself of through its Affiliates or licensees) achieves a milestone event that, if achieved by or on behalf of Dermira would

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have triggered a milestone payment from UCB to Dermira under Section 10.2 if this Agreement had not been terminated, UCB shall deduct the amount of such milestone payment from the amount of Development Costs invoiced by UCB to Dermira for reimbursement in accordance with Section 10.13, for the Calendar Month during which such milestone is achieved and for any subsequent Calendar Months until the total amount of such milestone payment has been fully deducted from such invoiced Development Costs; and

(e)                                  Dermira shall cease to use and shall return to UCB, or, at UCB’s election, destroy all Regulatory Documentation, data and records provided by UCB pursuant to Section 6, Materials, Study Documentation Product Literature, Promotional Materials; and

(f)                                   Dermira shall cease to use and shall return to UCB, or, at UCB’s election, destroy, UCB’s Confidential Information; and

(g)                                  solely to the extent necessary or useful to UCB in its continued Development and Commercialisation of the Product in the Development Indication and/or the Promotion Indication throughout the Territory, UCB shall have the right, subject to Section 17, to use any Confidential Information of Dermira disclosed to UCB pursuant to this Agreement; and

(h)                                 all rights and licences granted by Dermira to UCB pursuant to Section 14 shall continue in full force and effect; and

(i)                                     from the date of termination and provided always that Dermira has complied in all material respects with its obligations pursuant to this Section 21.2, UCB shall:

(i)                           if such termination occurred prior to the grant of Regulatory Approval, reimburse Dermira for its documented costs and expenses actually incurred in accordance with and as set out in the JDC-Approved Development Budget which are properly incurred in connection with the Development of the Development Indication (undertaken by Dermira as at the date of termination or paid by Dermira post-termination under subsection (d) above) by making to Dermira a payment of [*] percent ([*]%) of the net sales actually received by UCB from the sale of the Product in the Promotion Territory in all indications until such time as such costs and expenses have been reimbursed, provided always that UCB shall have the right to first deduct from the total amount of such costs and expenses payable to Dermira an amount equal to the total of all development milestone payments made by UCB to Dermira pursuant to Section 10.2; or

(ii)                        if such termination occurred following the grant of Regulatory Approval and UCB has, prior to the date of termination, made payments to Dermira pursuant to Sections 10.5 and 10.7, UCB shall make a payment to Dermira of the difference between (A) its documented costs and expenses actually incurred in accordance with and as set out in the JDC-Approved Development Budget which are

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properly incurred in connection with the Development of the Development Indication (undertaken by Dermira as at the date of termination or paid by Dermira post-termination under subsection (d) above) minus the total of all development milestone payments made by UCB to Dermira pursuant to Section 10.2, and (B) the payments already made by UCB to Dermira pursuant to Sections 10.5 and 10.7 to the extent and only to the extent that total of the payments made in (B) is less than the amount in (A); such payment to be made to Dermira at a rate of [*] percent ([*] %) of the net sales actually received by UCB from the sale of the Product in the Promotion Territory in all indications until such time as such payment has been made in full.

21.3                        On termination of this Agreement by UCB pursuant to Section 20.6(d):

(a)                                 the rights and licences granted by each Party to the other Party pursuant to Section 14 shall terminate immediately; and

(b)                                 Dermira shall cease, and shall cause its Third Party subcontractors to cease, all Development, Medical Affairs activities and/or Dermira Commercial Activities and the use of all documentation relating to the same, and thereafter Dermira shall have no obligation to incur any Development and Commercial Transition Costs whatsoever; and

(c)                                  UCB shall reimburse Dermira for (i) its documented costs and expenses which were properly incurred in connection with the Development in accordance with the JDC-Approved Development Budget and its documented external costs and expenses actually incurred or to be incurred due to any committed and uncancellable Third Party agreements entered into by Dermira prior to the date of notification of such termination and which directly relate solely to the Development of the Development Indication, as accounted for in the JDC-Approved Development Budget, already undertaken or, but for such termination, would have been undertaken by Dermira, and (ii) its documented external costs and expenses directly and actually incurred in connection with the JCC-approved Dermira Commercial Activities and Medical Affairs activities, in each case (i) and (ii) by making to Dermira a payment of [*] percent ([*] %) of the net sales actually received by UCB from the sale of the Product in the Promotion Territory in all indications until such time as such costs and expenses have been reimbursed, provided always that UCB shall have first deducted from the total amount of such costs and expenses payable to Dermira an amount equal to the total of all development milestone payments made by UCB to Dermira pursuant to Section 10.2; and

(d)                                 Dermira shall cease to use and shall return to UCB, or, at UCB’s election, destroy all Study Documentation, Regulatory Documentation, data and records provided by UCB pursuant to Section 6, Materials, Product Literature, Promotional Materials; and

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(e)                                  each Party shall return to the other Party, or, at the Party’s election, destroy, the relevant Party’s Confidential Information; and

(f)                                   UCB shall no longer Develop or Commercialise, itself, or through a Third Party, the Product in the Development Indication in any country within the Territory; and

(g)                                  from the date of termination and subject to Section 21.3(c), Dermira shall receive no further payments of any kind, whether pursuant to Section 10 or otherwise from UCB.

21.4                        On termination of this Agreement by Dermira pursuant to Sections 20.4, 20.5 or 20.7:

(a)                                 the rights and licences granted by each Party to the other Party pursuant to Section 14 shall terminate immediately; and

(b)                                 UCB shall pay to Dermira an amount equal to the greater of (A) the Fair Market Value or (B) if such termination is effective prior to the Parties’ receipt of the complete data set used to assess the primary efficacy endpoint of the first Phase 3 Clinical Study, [*] per cent ([*]%) of (i) Dermira’s documented external costs and expenses in accordance with the JDC-Approved Development Budget and internal and out of pocket costs and expenses which are actually incurred or to be incurred due to any committed and uncancellable costs under Third Party agreements entered into by Dermira prior to the date of notification of such termination and which costs directly relate to the Development of the Development Indication, (ii) Dermira’s documented external costs and expenses directly and actually incurred in connection with the JCC-approved Dermira Commercial Activities and Medical Affairs activities included in the Commercialisation Plan and endorsed by the JCC or the Medical Affairs Plan, (iii) Dermira’s documented internal costs directly and actually incurred in connection with Dermira’s performance of the Development Transition Plan and/or the Commercial Transition Plan, and (iv) the documented Disruption and Transition Costs (to the extent not already accounted for in or otherwise paid by UCB) the aggregate amount under such clause (B), the “Floor”), and in either case of (A) or (B), increased by the Tax Gross-Up Payment, such payment being made by UCB within [*] Business Days of the determination of the greater amount in subsection (A) or (B) above, and provided always that UCB shall have the right to first deduct from such payment to Dermira under subsection (B) above (but not subsection (A) above) an amount equal to the total of all development milestone payments made by UCB to Dermira pursuant to Section 10.2; and

(c)                                  Dermira shall cease, and shall cause its Third Party subcontractors to cease, all Development and the use of all documentation relating to the same; and

(d)                                 Dermira shall, at UCB’s sole cost and expense, assist UCB in accordance with UCB’s reasonable instructions, subject to UCB’s reasonable cooperation, in the implementation of the Development Transition Plan and/or the Commercial Transition Plan, in order to effectuate a smooth, orderly, successful and

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complete transition by Dermira of the Development of the Product in the Development Territory and/or the Dermira Commercial Activities and Medical Affairs activities relating to the Product in the Development Indication and/or the Promotion Indication in the Promotion Territory, such completion to have occurred within [*] Business Days of the date of receipt by UCB of Dermira’s notice to terminate, and thereafter Dermira shall cease, and shall ensure that its Third Party subcontractors shall cease, all activities relating to the Development of the Development Product in the Development Territory and/or the Dermira Commercial Activities and Medical Affairs activities relating to the Product in the Development Indication and/or the Promotion Indication in the Promotion Territory; and

(e)                                  Dermira shall cease to use and shall return to UCB, or, at UCB’s election, destroy all Study Documentation, Regulatory Documentation, data and records provided by UCB pursuant to Section 6, Materials, Study Documentation Product Literature, Promotional Materials; and

(f)                                   Each Party shall cease to use and shall return to the other Party, or, at the other Party’s election, destroy, the other Party’s Confidential Information.

21.5                        On termination of this Agreement by Dermira pursuant to Section 20.8:

(a)                                 the rights and licences granted by UCB to Dermira pursuant to Section 14 shall terminate immediately; and

(b)                                 Dermira shall, at UCB’s election and at Dermira’s sole cost and expense:

(i)                           pay all costs and expenses associated with the wind down of all Clinical Studies related to the Product in the Development Indication in the Development Territory which are on-going at the date of receipt by UCB of Dermira’s notice of termination pursuant to Section 20.8; or

(ii)                        if UCB elects to continue to Develop and/or Commercialise the Product in the Development Indication:

(A)                               assist UCB in accordance with UCB’s reasonable instructions, in the implementation of the Development Transition Plan and/or the Commercial Transition Plan, in order to effectuate a smooth, orderly, successful and complete transition by Dermira of the Development of the Product in the Development Territory and/or the Dermira Commercial Activities relating to the Product in the Development Indication and/or the Promotion Indication in the Promotion Territory, such completion to have occurred within [*] Business Days of the date of receipt by UCB of Dermira’s notice to terminate subject to UCB’s cooperation to do so, and thereafter Dermira shall cease, and shall ensure that its Third Party subcontractors shall cease, all activities relating to the Development of the Development Product in the Development Territory and/or the Dermira Commercial Activities relating to the Product in the

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Development Indication and/or the Promotion Indication in the Promotion Territory; and

(B)                               continue to pay all the external costs and expenses (as well as any internal costs and expenses to the extent set forth in the JDC-Approved Development Budget existing as of the date of such termination as to be incurred by UCB and reimbursed by Dermira) incurred by or on behalf of UCBin accordance with the Development Plan up to the JDC-Approved Development Budget up to completion, or the date of termination by UCB, of all Clinical Studies of the Product for the Development Indication in the Promotion Territory that are ongoing on the date of termination, in accordance with the cost reimbursement procedure set forth in Section 10.13, provided that (i) UCB shall remain responsible for its share of the Paediatric Plan under Section 5.4(d), its sole responsibility to fund any EMA-Specific Post-Approval Studies under Section 5.4(e) and its share of the Development Costs above the Cap, and (ii) at any time UCB (by itself of through its Affiliates or licensees) achieves a milestone event that, if achieved by or on behalf of Dermira would have triggered a milestone payment from UCB to Dermira under Section 10.2 if this Agreement had not been terminated, UCB shall deduct the amount of such milestone payment from the amount of Development Costs invoiced by UCB to Dermira for reimbursement, for the Calendar Month during which such milestone is achieved and for any subsequent Calendar Months until the total amount of such milestone payment has been fully deducted from such invoiced Development Costs; and

(c)                                  Dermira shall cease to use and shall return to UCB, or, at UCB’s election, destroy all Study Documentation, Regulatory Documentation, data and records provided by UCB pursuant to Section 6, Materials, Study Documentation Product Literature, Promotional Materials; and

(d)                                 Dermira shall cease to use and shall return to UCB, or, at UCB’s election, destroy, UCB’s Confidential Information; and

(e)                                  solely to the extent necessary or useful to UCB in its continued Development and Commercialisation of the Product in the Development Indication and/or the Promotion Indication throughout the Territory, UCB shall have the right, subject to Section 17, to use any Confidential Information of Dermira disclosed to UCB pursuant to this Agreement; and

(f)                                   all rights and licences granted by Dermira to UCB pursuant to Section 14 continue in full force and effect; and

(g)                                  provided that Dermira has complied in all material respects with its obligations pursuant to this Section 21.5, in the event UCB (by itself or through any of its Affiliates or licensees) obtains Regulatory Approval for the Product for use in the Development Indication, UCB shall reimburse Dermira for (i) its documented external costs and expenses in accordance with the JDC-Approved Development Budget which are actually incurred or to be incurred due to any committed and uncancellable costs under Third Party agreements entered into by Dermira prior to the date of notification of such termination and which costs directly relate to the Development of the Development Indication, (ii) the costs and expenses referred to in Section 21.5(b)(ii)(B), in each case of (i) and (ii) by making to Dermira a payment of [*] percent ([*]%) of the net sales actually received by UCB from the sale of the Product in the Promotion Territory in all indications until such time as such costs and expenses have been reimbursed, provided always that UCB shall have the right to first deduct from the total amount of such costs and expenses payable to Dermira an amount equal to the total of all development milestone payments made by UCB to Dermira pursuant to Section 10.2. For the avoidance of doubt, UCB shall have no obligation whatsoever to make any of the Development milestone payments to Dermira identified in the table in Section 10.2 as Milestone Numbers 5a, 5b, 5c, 5d and 5e.

21.6                        Study Subject Information. Notwithstanding the termination of this Agreement, each Party shall maintain the confidentiality of each study subject’s medical or other personal information in accordance with the obligations of non-disclosure and non-use set forth in Section 17 of this Agreement and shall, in addition, comply with all Applicable Laws with respect to the collection, use, transfer, storage, deletion, processing (both by computer and manually), combination or other use of subject or other personal data as contemplated by applicable data protection or privacy laws of all data relating to any participant in, or applicant wishing to participate in, a Clinical Study, including with Health Insurance Portability and Accountability Act of 1996, Health Information Technology for Economic and Clinical Health Act of 2009, and their respective implementing regulations and any applicable state or foreign data privacy laws (collectively, “Privacy Laws”).  Each Party agrees to take all such steps as the other Party may reasonably request from time to time in order to permit the other Party to comply with any notification obligation applicable to the other Party or its Affiliates under Privacy Laws relevant to activities undertaken hereunder.

21.7                        Fair Market Value.

(a)                                 If UCB is required to make payment to Dermira under Section 21.4(b), “Fair Market Value” shall be determined as the amount that a willing buyer would pay to a willing seller in an arm’s length transaction for all of Dermira’s rights under this Agreement, plus an amount which equals the documented Disruption and Transition Costs incurred and subsequent adjustments for documented future costs up to [*] Calendar Year after the determination of Fair Market Value for additional costs incurred and reimbursed when paid, by Dermira by reason of the termination of its rights to Develop and undertake Dermira Commercial Activities and Medical Affairs activities in relation to the Product, in each case in accordance with its obligations under this Agreement.

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(b)                                 When determining Fair Market Value, (x) the Parties, acting reasonably and in good faith, shall attempt to reach agreement on values for, and (y) if such dermination is subject to the dispute resolution mechanism set forth in Section 23.2, the arbitrator shall be required to utilize:

(i)                           the then-current net present value of all rights of Dermira under this Agreement (assuming no termination of this Agreement during the Term, no discount for UCB’s rights of termination hereunder, no un-remedied non-material breaches of the Agreement by Dermira and, in the case of termination by Dermira arising in accordance with  Section 20.4 or 20.7, based on the assumption that UCB had never, in the case of Section 20.4 or 20.7(a), breached this Agreement, or in the case of Section 20.7(b), [*]) and assuming:

(A)                               one hundred percent (100%) likelihood of Regulatory Approval in the Development Indication in the Promotion Territory being obtained (unless the FDA has already commenced its review of the Drug Approval Application for the Product in the Development Indication in the Promotion Territory and has provided sufficient written feedback which would suggest that a one hundred percent (100%) likelihood of success is doubtful, in which case, the Parties shall agree or the arbitrator shall determine the percentage likelihood of Regulatory Approval in the Development Indication in the Promotion Territory being obtained); and

(B)                               a discount rate equal to [*]; and

(ii)                        subject to Dermira’s duty to mitigate any such costs, Dermira’s reasonable documented internal (including, without limitation, administration, overhead, personnel and facilities costs reasonably allocated by Dermira to its obligations pursuant to this Agreement not already accounted for in the Disruption and Transition Costs or not otherwise already paid by UCB) and external costs, in each case, incurred and subsequent adjustments for documented future costs up to [*] after the determination of Fair Market Value for additional costs incurred and reimbursed when paid, of transitioning the Development of the Product in the Development Indication in the Development Territory and/or the Dermira Commercial Activities and Medical Affairs activities relating to the Product in the Development Indication and/or the Promotion Indication in the Promotion Territory (in each case, if not already paid by UCB) to UCB.  In determining the Fair Market Value, each Party’s sales projections regarding the future Royalty-Bearing Sales of the Product shall be given due consideration.

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(iii)                     The “Tax Gross-Up Payment” shall be computed as described below and in a manner to minimize the income taxes incurred by Dermira, and thus the amount of the Tax Gross Up Payment, taking into account all reasonable tax mitigation strategies.  The Tax Gross-Up Payment shall be an amount equal to (A) the aggregate federal, state and any other applicable income taxes or other taxes actually incurred by Dermira with respect to the receipt of Fair Market Value or the Floor, in each case, plus the Disruption and Transition Costs (after taking into account use by Dermira of available losses, usable net operating loss carryforwards and tax credits that actually offset income and taxes arising from such payment but after first applying such losses and credits to offset other net income and resulting taxes for the year(s) of payment, taking into account deductibility of certain of such taxes against federal income, taking into account any costs specifically related to this Agreement (and therefore deductible by Dermira for tax purposes), including project related capitalized costs that would reasonably result in tax deductions for Dermira in future years (e.g., capitalized research & development expenditures, etc.), and applying Dermira’s actual marginal tax rates applicable to such income), and (B) such additional amount as is necessary to fully gross up Dermira for such income and other taxes as are incurred in respect of the receipt of the payments under both clause (A) and clause (B) of this sentence, so that Dermira receives a net amount under Section 21.4, after payment of such income and other taxes, that equals the amount of the payment that would have been received had no such income taxes or other taxes been incurred by Dermira in respect of such payments.  The Parties agree to cooperate reasonably and consistent with the purposes of this Section 21.7 to minimize the income taxes incurred by Dermira, including providing UCB and/or its advisors reasonable access to relevant Dermira information in order for UCB to collaborate with Dermira and agree on reasonable tax mitigation strategies, and therefore the amount of the Tax Gross-Up Payment, as a result of the payments provided for under Section 21.4, provided, however, that if such cooperation of the Parties results in a transaction (such as a spin-off or corporate reorganization) which itself results in taxation either to Dermira, an Affiliate of Dermira, or the stockholders of Dermira, then the Tax Gross-Up Payment shall also include an amount to be paid to such Persons sufficient to cause the net tax costs to such Persons to be no greater than the taxes they would have paid had any consideration received by such Persons in such transaction been taxed (net of basis) at the long-term capital gains rate.  Dermira shall prepare and furnish to UCB its calculation of the Tax Gross-Up Payment, together with supporting workpapers and other documentation.  If UCB disagrees with such calculation, and the Parties are unable to resolve their disagreement after good faith discussions, then the calculation of the Tax Gross-Up Payment shall be determined by an independent nationally recognized accounting firm mutually agreeable to Dermira and UCB, whose determination shall be final and binding on the Parties, and whose fees will be shared equally by them. In performing such determination, such accounting firm shall use the principles set forth in this Section 21.7 and such information regarding Dermira’s tax circumstances as it may deem appropriate and request from Dermira.  Further, such accounting firm shall take into account all reasonable tax mitigation strategies and opportunities to mitigate the amount of the Tax Gross-Up Payment.

(c)                                  If the Parties are unable to agree on the Fair Market Value, the Floor, and/or the Disruption and Transition Costs (the “Unresolved Amount”) within [*] Business Days following termination of this Agreement by Dermira pursuant to Sections 20.4, 20.5 or 20.7, then upon the written request of either Party the Parties shall refer the determination of such Unresolved Amount for final resolution using the baseball arbitration mechanism set forth in Section 23.2, using as the arbitrator an independent third party selected by the Parties in accordance with Section 23.2.

21.8                        In the event that any payments required to be made by one Party to another pursuant to this Section 21 are not paid when due hereunder, interest not paid on the date due shall bear interest calculated and accrued at [*] from the date of payment was due.  Such interest shall be accrued daily.

21.9                        Sections 5.11(a), 5.11(c), 5.11(d), 5.12(b), 10.8(c)-(g), 10.10, 10.12, 10.15, 10.16, 11, 14.7, 14.8, 14.10, 14.11, 15.5, 16, 17, 21, 22, 23, 25, 26, 28, 29, 32 and 33 shall survive the expiry or termination of this Agreement.

22.                               WAIVER

No failure or delay by a Party to exercise any right or remedy provided under this Agreement or by law shall constitute a waiver of that or any other right or remedy, nor shall it preclude or restrict the further exercise of that or any other right or remedy.  No single or partial exercise of such right or remedy by a Party shall preclude or restrict the further exercise by that Party of that or any other right or remedy.

23.                               DISPUTE RESOLUTION

23.1                        Either Party may submit any unresolved Dispute (and any Related Claim) arising hereunder for final resolution and determination through binding arbitration in accordance with the terms set forth in this Section 23.1, which binding arbitration shall be the sole and exclusive manner of resolving any such Dispute and Related Claims. For clarity, this shall exclude any decisions made by either Party in the exercise

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pursuant to Sections 4.11 or 4.25 of its final decision making authority with respect to any matter arising hereunder, and any matters subject to resolution under Section 23.2.

(a)                                 A Party may submit a Dispute to arbitration by notifying the other Party in writing to that effect.  Any such notice shall clearly describe the specific subject matter of the Dispute as well as any Related Claims such Party wishes to raise in connection with said Dispute.  Within [*] Business Days after receipt of such notice, the Parties shall designate in writing a single mutually acceptable arbitrator to resolve the Dispute and any Related Claims.  If the Parties cannot agree on an arbitrator within such [*] Business Day period, the arbitrator shall be selected by the London Court of International Arbitration (the “LCIA”).  The arbitrator shall, in any event, be a lawyer knowledgeable and experienced in the Applicable Law concerning the subject matter of the Dispute, and shall not be a current or former employee, consultant, officer or director, nor a current stockholder, of either Party (or their respective Affiliates), or otherwise have any current or previous relationship with either Party or their respective Affiliates.  The proceedings shall be conducted in accordance with the then current procedures of the LCIA and the terms of this Section 23.1, provided that in the event of any conflict between such LCIA procedures and the terms of this Section 23.1, the terms of this Section shall prevail.

(b)                                 Within [*] Business Days after the designation of the arbitrator, the arbitrator and the Parties shall meet, and each Party shall provide to the arbitrator a written summary of (i) all issues within the scope of the Dispute and any Related Claims; (ii) such Party’s position on each such issue; and (iii) such Party’s proposed ruling on the merits of each such issue.

(c)                                  The arbitrator shall set a date for a hearing, which shall be no later than [*] Business Days after the designation of the arbitrator, for the presentation of evidence and legal arguments concerning each of the issues identified by the Parties.  Each Party shall have the right to be represented (at its own expense) by legal counsel at the hearing.  Except as otherwise provided in this Section 23.1, the arbitration shall be governed by the commercial arbitration rules of the LCIA as are in effect as of the date of notice of arbitration pursuant to Section 23.1(a).  For clarity, in the event of any conflict between such LCIA rules and the terms of this Section 23.1, the terms of Section 23.1 shall prevail.

(d)                                 The arbitrator shall use his or her best efforts to rule on each disputed issue within [*] Business Days after the completion of the hearing described in Section 23.1(c).  In making such rulings, the arbitrator shall be required to choose between the respective proposed rulings submitted by each of the Parties pursuant to Section 23.1(b) and shall not have the authority to modify such proposed rulings or to impose any alternative remedies.

(e)                                  The determination of the arbitrator as to the resolution of any and all issues raised by the Parties in the Dispute and any Related Claims shall be final,

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binding and conclusive upon all Parties.  All rulings of the arbitrator shall be in writing and shall be delivered to the Parties except to the extent that the rules of the LCIA expressly provide otherwise.  Nothing contained in this Section 23 shall be construed to permit the arbitrator to: (i) award any indirect, punitive, special, consequential, exemplary or any other similar damages; or (ii) to decide or rule on any issue or other matter that is not clearly with the scope of the Dispute and any Related Claims.

(f)                                   Each Party shall be responsible for all of its attorneys’ and/or experts’ fees that are incurred by or on its behalf in connection with any arbitration pursuant to this Section 23.1.  The fees of the arbitrator and the costs and expenses of the arbitration shall be shared equally by the Parties. In any arbitration arising out of or related to this Agreement, each Party may take [*] discovery depositions. [*]. Additional depositions may be scheduled only with the permission of the arbitrator, and for good cause shown.  Each Party also shall have the right to serve reasonable document requests.

(g)                                  Any arbitration proceedings pursuant to this Section 23.1 shall take place in London, England at such place and times (consistent with the timelines set forth in this Section 23) as are agreed to by the Parties and acceptable to the arbitrator.  The arbitration shall be conducted in English.

(h)                                 The arbitration proceedings, and the facts and circumstances surrounding the underlying dispute, shall be kept confidential by the Parties, and the Parties shall work with the arbitrator to take such steps as are reasonably necessary to preserve the confidentiality thereof, except to the extent otherwise required by Applicable Law.

(i)                                     Notwithstanding anything in this Section 23, each Party shall have the right to seek injunctive or other equitable relief from any court of competent jurisdiction that may be necessary to avoid irreparable harm, maintain the status quo or preserve the subject matter of the arbitration.

(j)                                    Notwithstanding anything in this Section 23, any dispute relating to the determination of validity or infringement of a Party’s Patent Rights or other issues relating solely to the validity or infringement of a Party’s Intellectual Property Rights (but excluding, in any event, disputes relating to royalties or other amounts payable pursuant to the terms of this Agreement, whether or not involving questions of infringement or validity) shall be submitted to the courts in accordance with the provisions of Section 33.

23.2                        All disagreements at the JSC with respect to the matters described in Section 10.8 or (b) the Parties’ disagreement on the calculation of Fair Market Value under Section 21.7, shall be resolved under this Section 23.2.  Upon referral of any such matter for resolution under this Section 23.2, the Parties shall promptly designate in writing a single mutually acceptable arbitrator experienced in the licensing, development and commercialization of pharmaceutical products, who is not a current or former

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employee, consultant, officer or director, nor a current stockholder, of either Party (or their respective Affiliates), and who does not otherwise have any current or previous relationship with either Party or their respective Affiliates.  If the Parties cannot agree on an arbitrator within [*] Business Days after referral of such matter, the arbitrator shall be selected by the LCIA. The arbitration shall be conducted in accordance with the then-current procedures of the LCIA, to the extent consistent with this Section 23.2.  Within [*] Business Days of the arbitrator’s appointment, each Party will prepare and deliver to both the arbitrator and the other Party its last, best offer for the applicable unresolved terms (the “Proposal”) and a memorandum (the “Support Memorandum”) in support thereof.  The arbitrator will also be provided with a copy of the relevant provisions of this Agreement.  Within [*] Business Days after receipt of the other Party’s Support Memorandum, each Party may submit to the arbitrator (with a copy to the other Party) a rebuttal to the other Party’s Support Memorandum and will at such time have the opportunity to amend its Proposal based on any new information contained in the other Party’s Support Memorandum. Neither Party may have communications (either written or oral) with the arbitrator other than for the sole purpose of engaging the arbitrator or as expressly permitted in this Section 23.2. Within [*] Business Days after the arbitrator’s appointment, the arbitrator will select from the two Proposals provided by the Parties the Proposal that he or she believes is most consistent with the intent of the Parties when this Agreement was entered into (the “Selected Proposal”).  The decision of the arbitrator shall be final and binding.

23.3                        Sole Remedy. Save in relation to the matters referred to in this Agreement for which a Party has sole and final decision making authority, the provisions of this Section 23 shall be each Party’s sole remedy for the resolution of all Disputes or all Related Claims.

24.                               ENTIRE AGREEMENT

24.1                       This Agreement constitutes the entire agreement between the Parties and supersedes and extinguishes all previous drafts, agreements, arrangements and understandings between them, whether written or oral, relating to its subject matter.  Each Party acknowledges that in entering into this Agreement it does not rely on, and shall have no remedies in respect of, any representation or warranty (whether made innocently or negligently) that is not set out in this Agreement.  No Party shall have any claim for innocent or negligent misrepresentation based upon any statement in this Agreement.  Nothing in this Section 24 shall limit or exclude any liability for fraud.

25.                               VARIATION

25.1                        No variation of this Agreement shall be effective unless it is in writing and signed by a duly authorised representative of the Parties.

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x

26.                               SEVERANCE

26.1                        If any provision or part-provision of this Agreement shall be held to be illegal, void, invalid or unenforceable under the law of any jurisdiction:

(a)                                 that provision or part-provision shall, to the extent required, be deemed to be deleted, and the validity and enforceability of the other provisions of this Agreement shall not be affected; and

(b)                                 the legality, validity and enforceability of the whole of this Agreement in any other jurisdiction shall not be affected.

27.                               COUNTERPARTS

27.1                        This Agreement may be executed in any number of counterparts and all the counterparts when taken together will constitute one agreement.  Each Party may enter into this Agreement by executing a counterpart. Transmission of the executed signature page of a counterpart of this agreement (a) by fax or (b) by e-mail (in PDF, JPEG or other agreed format) shall take effect as delivery of an executed counterpart of this Agreement.  If either such method of delivery is adopted, without prejudice to the validity of the agreement, each Party shall provide the others with the original of such counterpart as soon as reasonably possible thereafter.

28.                               THIRD PARTY RIGHTS

28.1                        No Person other than a Party to this Agreement, and their respective successors and permitted assigns, shall have any rights to enforce any term of this Agreement.

29.                               NO PARTNERSHIP OR AGENCY

29.1                        Nothing in this Agreement is intended to, or shall be deemed to, establish any partnership or joint venture between the Parties, constitute either Party the agent of the other Party, nor authorise either Party to make or enter into any commitments for or on behalf of the other Party.

30.                               NON-SOLICITATION OF EMPLOYEES

30.1                        During the Term, each Party agrees that it shall not and shall ensure that is Affiliates do not directly solicit the employment of or otherwise entice away the employees of the other Party who are engaged in the performance of this Agreement, provided nothing in this Section 30.1 shall be construed as preventing a Party or its Affiliates from employing an employee of the other Party as a result of a bone fide unsolicited approach by such employee.

31.                               FORCE MAJEURE

31.1                        A Party shall not be liable for a failure to perform any of its obligations under this Agreement during the period and to the extent that that Party is prevented or hindered from complying with them by any cause beyond its reasonable control including (insofar as beyond such control but without prejudice to the generality of the foregoing expression) strikes, lock-outs, labour disputes, act of God, war, riot, civil commotion, terrorism, epidemic disease, malicious damage, compliance with any law or governmental order, rule, regulation or direction, accident, breakdown of plant or machinery, fire, flood, storm, earthquake (each a “Force Majeure Event”).  The affected Party shall give notice to the other Party of the Force Majeure Event and its effect on its ability to perform its obligations.  If the notice is not given by the affected Party within a reasonable period after that Party knew or ought to have known of the Force Majeure Event, it shall remain liable to the other Party for the consequences of its failure to perform. The foregoing notwithstanding, nothing herein shall require a Party to settle on terms unsatisfactory to such Party any strike, lock-out or other labour difficulty, or any investigation or proceeding by any public authority, or any litigation by any Third Party.

32.                               NOTICES

32.1                        Any notice or other communication required or permitted to be given by a Party under this Agreement shall be effective when delivered, if delivered by hand or by electronic facsimile, or five (5) Business Days after mailing if mailed by registered or certified mail (postage prepaid and return receipt requested), or two (2) Business Days after deposit with a courier if sent by an internationally recognised courier, and shall be addressed to a Party at the addresses and to the representatives set out below in Section 32.2.

32.2                        The Parties’ respective representatives for the receipt of notices are, until changed by notice given in accordance with this Section 32, as follows:

For UCB:	For Dermira:

UCB Pharma SA	Dermira, Inc.

Allée de la Recherche 60	2055 Woodside Road, Suite 270

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1070 Brussels, Belgium	Redwood City, CA 94061

32.3                        The provisions of this Section 32 shall not apply to the service of any proceedings or other documents in any legal action.

33.                               GOVERNING LAW AND JURISDICTION

33.1                        Subject to the provisions of Section 23, this Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by, construed and enforced in accordance with the law of the State of New York without regard to its conflict of laws principles.

33.2                        The Parties expressly disclaim the application of the United Nations Convention on the International Sales of Goods to this Agreement.

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This Agreement has been entered into on the date stated at the beginning of it.

Signed for and on behalf of	/s/ Thomas Wiggans
DERMIRA, INC.

Thomas Wiggans
Name (print)

Signed for and on behalf of	/s/ Detlef Thielgen
UCB PHARMA S.A.

Detlef Thielgen
Name (print)

/s/ Mark McDade

Mark McDade
Name (print)

[Signature Page to Development and Commercialisation Agreement]

List of Schedules

Schedule 1 — Cimzia® Trademarks

Schedule 2 — Commercial Functions

Schedule 3 — Development and Commercial Transition Checklist

Schedule 4 — Cost of Goods

Schedule 5 — Outline of Safety Reporting Timelines

Schedule 6 — Development Responsibility Matrix

Schedule 7 — Gross Margin Calculation

Schedule 8 — Initial Development Plan

Schedule 9 — [*]

Schedule 10 — Synopses of Phase 3 Protocols

Schedule 11 — Regulatory Responsibility Matrix

Schedule 12 — UCB Safety Process

Schedule 13 — Third Party Licenses

Schedule 14 — Certain Patent Rights under the UCB Background IP

Schedule 15 — UCB Hub Services

Schedule 16 — Interim Clinical Study Report

Schedule 17 — [*]

Schedule 18 — UCB Code of Conduct and Principles of Ethical Business Practice

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SCHEDULE 1

CIMZIA® TRADEMARKS

PART A

[*]

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PART B

OXO Trademarks Sublicense Agreement

This Agreement is entered into

BETWEEN

UCB PHARMA S.A., a corporation incorporated under the laws of Belgium, having its registered offices at Allée de la Recherche 60, 1070 Bruxelles, Belgium, hereinafter referred to as “UCB PHARMA”, and

AND                                                                     DERMIRA, INC., a corporation organised under the laws of the State of Delaware, with its principal offices located at 2055 Woodside Road, Suite 270, Redwood City, California 94061, the United States of America, hereafter referred to as “DERMIRA”;

Individually a “Party” and together the “Parties”.

WHEREAS, UCB PHARMA is a bio-pharmaceutical company which has developed and/or owns rights to manufacture distribute, promote, market and sell the Product;

WHEREAS, UCB PHARMA holds exclusive right and license to use the OXO and GOOD GRIPS trademarks and to sublicense the rights under the license to UCB PHARMA affiliates;

WHEREAS, the Parties desire and intend that Dermira be permitted to use the OXO Trademarks throughout the Territory, on and in connection with the Development and Collaboration Agreement (the “DCA”) and subject to the terms and conditions of this OXO Trademarks Sublicense Agreement.

Now therefore, it has been agreed as follows:

SECTION  1                DEFINITIONS

1.1                           “Confidential Information” shall have the meaning ascribed to it in the DCA.

1.2                           “OXO Designed Features” shall have the meaning set forth in Schedule B.

1.3                           “OXO Trademarks” shall have the meaning specified in Schedule A and which UCB PHARMA has the exclusive right to use and sublicense in the Territory.

1.4                           “OXO Trademarks Licensor” shall mean HELEN OF TROY LIMITED, a Barbados limited company, with offices at 13 8th Avenue, Belleville, P.O. 836E, St. Michael, Barbados.

1.5                           “OXO Trademarks Sublicense” shall have the meaning set forth in Section 2.

1.6                           “OXO Trademarks Sublicense Contact Persons” shall be the person(s) identified in Schedule C.

1.7                           “OXO Trademarks Sublicense Term” shall have the meaning set forth in Section 4.1.

1.8                           “Product” shall mean the Product as defined in the DCA.

1.9                           “Territory” shall have the same meaning as the Development Territory as defined in the DCA.

1.10                    “Use of OXO Trademarks Quality Standards” shall have the meaning set forth in Section 3.5.

Other capitalized terms used in this OXO Trademarks Sublicense Agreement not defined herein shall have the meanings ascribed to them in the DCA.

SECTION  2                           OBJECT OF THE AGREEMENT

Grant of OXO Trademarks sublicense

UCB PHARMA hereby grants Dermira which hereby accepts, a royalty-free, non-exclusive sublicense and, subject to Section 6, non-transferable right and sublicense to use the OXO Trademarks in the Territory during the OXO Trademarks Sublicense Term on and in connection with the Product (the “OXO Trademarks Sublicense”).

SECTION  3                           CONDITIONS OF THE OXO TRADEMARKS SUBLICENSE

3.1                             Approval procedures

UCB PHARMA shall furnish to the OXO Trademarks Licensor for review and approval by the OXO Trademarks Licensor a reasonable number of pre-Development samples of any labels, tags, containers, packaging or wrappings to use with Product in Development and bearing any of the OXO Trademarks.

Each Party shall appoint an OXO Trademarks Sublicense Contact Person. All requests for approval should be sent by the Dermira OXO Trademarks Sublicense Contact Person to the UCB OXO Trademarks Sublicense Contact Person. UCB PHARMA shall use commercially reasonable efforts to submit the request to the OXO Trademarks Licensor and inform Dermira whether the OXO Trademarks Licensor approved, objected or failed to reply to the submission. UCB PHARMA will provide Dermira with a written explanation of the reasons for OXO Trademarks Licensor objection when applicable. Any information or language mandated by the Regulatory Authority competent within the Territory shall be deemed automatically authorized for use within the Territory; however, the placement or the location of such mandated material or language requires OXO Trademarks

Licensor approval unless the placement or the location of such material or language is also mandated by a Regulatory Authority.

3.2                               Reporting

Dermira and UCB shall, through the JDC no more than twice in a Calendar Year, upon request, a reasonable number of representative samples of Product that bear any of the OXO Trademarks and other printed material bearing any of the OXO Trademarks that Dermira may desire to disseminate publically.

3.3                                                           Ownership of the OXO Trademarks

Dermira acknowledges that all use of the OXO Trademarks does not create in Dermira any right, title or interest in or to the OXO Trademarks, except pursuant to the license grants expressly provided herein. Dermira shall not represent in any manner to any Third Party that it has ownership rights in or to the OXO Trademarks or any rights other than those specific rights conferred by the OXO Trademarks Sublicense.

3.4                                                           Use of the OXO Trademarks

Dermira shall include the following statements or such alternative statements as may be dictated by the Applicable Law, with all uses of any of the OXO Trademarks on any label, tag, container or packaging associated with any of the Products, and in any advertisement, marketing or promotional materials or other printed materials relating to such Products, provided that UCB does not prevent Dermira to do so under the DCA:

(i)                                     For any OXO Trademark registered for the Product in a country within the Territory, Dermira shall ensure on any material associated with the Product used in that country (but not on the Product itself), the following legend, to the extent such Product or associated materials bear any of the OXO Trademarks:

“OXO, Good Grips and the associated logos are registered trademarks of Helen of Troy Limited and are used under sublicense.”

(ii)                                                                              For any OXO Trademark that has not yet been registered for such Products in a country within the Territory, Dermira shall include on any material associated with the Product used in that country (but not on the Product itself), the following legend, to the extent such Product or associated materials bear any of the OXO Trademarks:

“OXO, Good Grips and the associated logos are trademarks of Helen of Troy Limited and are used under sublicense.”

When using any of the OXO Trademarks on Products or any associated materials in a particular country within the Territory, Dermira shall use commercially reasonable efforts to comply with all Applicable Law in force in that country with respect to the use of trademarks.

3.5                                                           Use of OXO Trademarks Quality Standards

UCB should maintain the nature and quality of the Product bearing any of the OXO Trademarks and ensure printed material bearing any of the OXO Trademarks shall be of high standards and of such style, appearance and quality as to be adequate and suited to the exploitation to the best advantage and to the protection and enhancement of the OXO Trademarks (“Quality Standards”).

Each of UCB and Dermira shall notify promptly each other in writing of any instance of non-compliance with the Quality Standards or any material change in quality of any previously approved Products, materials or uses, of which it may become aware. UCB shall use Commercially Reasonable Efforts to correct any non-compliance, including by recalling the Product.

3.6                                                           Infringement by Third Parties

The provisions of Section 14.20 of the DCA apply to the OXO Trademarks mutatis mutandis.

3.7                                                           Confidentiality

The confidentiality obligations set in Section 17 of the DCA apply fully to this OXO Trademarks Sublicense Agreement.

SECTION  4                           TERM AND TERMINATION OF THE OXO TRADEMARKS SUBLICENSE

4.1                             OXO Trademarks Sublicense Term

The term of the OXO Trademarks Sublicense shall have the same term as the Term. If the DCA is terminated for any reason this OXO Trademarks Sublicense Agreement shall automatically terminate.

4.2                             Termination by UCB PHARMA

In addition to the termination rights in Section 20 of the DCA, UCB PHARMA may terminate the OXO Trademarks Sublicense Agreement in its entirety if Dermira is in material breach or default if any of its obligations under Section 3 of this OXO Trademarks Sublicense Agreement.

4.3                             Automatic Termination

Without prejudice to Section 4.1 and in addition to the termination rights in Section 20 of the DCA, UCB PHARMA shall have the right in its sole discretion to terminate the OXO Trademarks

Sublicense if the OXO Trademarks Licensor terminates the OXO Trademarks License granted to UCB PHARMA.

4.4                             Survival

Expiration or termination of this OXO Trademarks Sublicense Agreement in whole or in part shall not relieve the Parties of the obligation to pay any amounts owing between them, nor shall it relieve the Parties of their obligations under Section 3.7 and any other Section providing for its survival, which shall survive such expiration or termination, in accordance with their terms.

4.5                             Effects of Termination

On expiration or termination of this OXO Trademarks Sublicense Agreement for any reason whatsoever, Dermira:

(i)                                     shall cease using the OXO Trademarks and shall at no time adopt or use any word or mark which is confusingly similar to the OXO Trademarks;

(ii)                                  shall cease to represent that it is a sub-licensee of the OXO Trademarks Licensor;

(iii)                               shall cease to have any further rights to, and shall promptly cease using and return to UCB PHARMA any and all UCB PHARMA Confidential Information or destroy the same as instructed in writing by UCB PHARMA;

(iv)                              shall establish, upon a request from UCB PHARMA, an inventory of all remaining Product bearing any of the OXO Trademarks and/or incorporating an OXO Designed Feature in its or its CRO’s or its Third Party subcontractor’s possession and inform UCB PHARMA accordingly no later than 30 days after the receipt of such request;

(v)                                 shall return or ensure the return to UCB PHARMA, upon a written request from UCB PHARMA, the inventory of all remaining Product bearing any of the OXO Trademarks and/or incorporating an OXO Designed Feature in its possession no later than 40 days after the receipt of such request;

If the specific automatic termination under section 4.2 occurs, UCB PHARMA may at its sole discretion consider appropriate remedies.

SECTION  5                           WARRANTIES

The provisions of Section 15.1 of the DCA apply to this OXO Trademarks Sublicense Agreement as applicable.

SECTION  6                           SUBLICENSING

[*]

SECTION  7                           GOVERNING LAW AND DISPUTE RESOLUTION

The provisions of Section 33 of the DCA apply fully in this OXO Trademarks Sublicense Agreement.

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Done in two (2) originals, each Party having received its original.

Signed for and on behalf of	/s/ Thomas Wiggans
DERMIRA, INC.

Thomas Wiggans
Name (print)

Signed for and on behalf of	/s/ Detlef Thielgen
UCB PHARMA S.A.

Detlef Thielgen
Name (print)

/s/ Mark McDade

Mark McDade
Name (print)

LIST OF SCHEDULES

To the OXO Trademarks Sublicense Agreement between UCB PHARMA and Dermira

SCHEDULE	CONTENT

A	OXO Trademarks

B	OXO Design Features

C	OXO Trademarks Sublicense Contact Persons

SCHEDULE “A”

TO THE OXO TRADEMARKS SUBLICENSE AGREEMENT BETWEEN UCB PHARMA AND DERMIRA

OXO Trademarks

1.                                      OXO® and  (OXO logo)

2.                                      GOOD GRIPS® and (GOOD GRIPS logo)

SCHEDULE “B”

TO THE OXO TRADEMARKS SUBLICENSE AGREEMENT BETWEEN UCB PHARMA AND DERMIRA

[*]

* Confidential Treatment Requested

SCHEDULE “C”

TO THE OXO TRADEMARKS SUBLICENSE AGREEMENT BETWEEN UCB PHARMA AND DERMIRA

OXO Trademarks Sublicense Contact Persons

UCB OXO Trademarks Sublicense Contact Person shall be

Dermira OXO Trademarks Sublicense Contact Person shall be

SCHEDULE 2

COMMERCIAL FUNCTIONS

Regulatory Matters:

1                                         Implementing local regulatory strategy and labelling for the Product for the Promotion Indication and the Development Indication in the Promotion Territory in accordance with the applicable UCB approved Commercialisation Plans, Medical Affairs Plans and Local Dermira Commercial Plans.

2                                         As sponsor and marketing authorisation holder and, within the Development Territory as the case may be, IND holder/CTA applicant or equivalent, obtaining and maintaining any and all Regulatory Approvals for the Product in the Development Indication and the Promotion Indication in the Territory, including assembling the registration dossier, obtaining any foreign language translations, and making such submissions to such Regulatory Authorities as are needed to obtain such Regulatory Approval.

3                                         Complying with all regulatory requirements and reporting obligations to Regulatory Authorities relating to the Regulatory Approvals for the Product in the Territory for both the Promotion Indication and the Development Indication.

4                                         To the extent required under Applicable Law, filing any necessary reports with relevant Regulatory Authority in the Promotion Territory regarding distribution and use of Samples.

5                                         Interactions with all Regulatory Authorities in the Promotion Territory in relation to the Product, including but not limited to with respect to Promotional Materials, advertising, and the like for the Product in the Promotion Indication and the Development Indication.

Other Matters:

1                                         Carrying out Post-Approval Studies (if any) for the Product in the Promotion Territory for the Promotion Indication and in the Reserved Territory for the Promotion Indication and the Development Indication.

2                                         All market access activities and activities related to pricing, discounting, reimbursement and formulary access, tenders and contracting with public and private customers and purchasers, including without limitation: (i) determining the local terms and conditions of sale for the Product in each country within the Promotion Territory (including, without limitation, discounts, rebates and managed market matters), (ii) if applicable, negotiating gross and net Pricing and Reimbursement Approvals for the Product including any adjustments thereto, with the relevant governmental authority in each country or private payors and other purchasing organisations within the Promotion Territory, and (iii) negotiating gross and net pricing, and maintaining and enforcing contracts, with managed care companies and governmental authorities with respect to the Product in each country within the Promotion Territory. All such activities will be performed in accordance with the terms of the Agreement, commercially acceptable business practices, Applicable Law, and the applicable general pricing strategies and guidelines of UCB.

3                                         All matters and activities relating to Medical Affairs.

4                                         Negotiating and entering into agreements with Third Parties, such as advertising agencies, related to the Commercialization of the Product in each country within the Promotion Territory, in each case in accordance with commercially acceptable business practices, Applicable Law, and the applicable Commercialisation Plans and Local Dermira Commercial Plans.

5                                         UCB approval of all Promotional Materials to be used and distributed by Dermira’s Sales Representatives (or those of their respective designated Affiliates) in each country within the Promotion Territory for the Promotion Indication and, if applicable, the Development Indication.  All such Promotional Materials shall be prepared, distributed and used in accordance with the corresponding Regulatory Approvals, the applicable Commercialisation Plans, Applicable Law, and applicable local health authority guidelines.

6                                         Manufacturing or having manufactured supplies of the Product for distribution and sale in the Promotion Territory, in accordance with the applicable supply pricing recommendations agreed by UCB, and attending to all related activities, such as (i) import administration, (ii) administration and financing of import-related taxes, (iii) transport insurance and freight, (iv) physical warehouse management, (v) planning, accounting and information technology-related management, and (vi) inventory safeguarding and insurance.

7                                         Distribution, invoicing and booking of sales of the Product in the Promotion Territory in the Promotion Indication and the Development Indication, interfacing with wholesale, hospital and governmental authority customers in connection therewith, determining payment terms and policies with such customers, and all other customer service functions for invoicing sales of the Product in the Promotion Territory.

8                                         Cash management, debt collection and accounting for sales of the Product in the Promotion Territory.

9                                         Sourcing and providing supplies of Samples of the Product in accordance with the applicable Commercialisation Plans and Local Dermira Commercial Plans, and the distribution of those Samples to a facility designated by Dermira (or its designated Affiliates) for distribution to and use by Dermira’s Sales Representatives in the Promotion Territory.

10                                  Initiating any Recall or other withdrawal of the Product for the Promotion Indication or the Development Indication in the Territory within the global strategic guidelines for Recalls or withdrawals defined by UCB.

SCHEDULE 3

DEVELOPMENT AND COMMERCIAL TRANSITION CHECKLIST

The following is a checklist of information, materials and support relating to the Development of the Product in the Development Indication in the Development Territory and Dermira Commercial Activities relating to the Product in the Promotion Territory based on which the Parties shall (without prejudice to the more general obligations set out in Section [to be inserted]) set out more precisely what shall be provided to UCB by Dermira either prior to or on termination of the Agreement as provided in Section [to be inserted], to the extent that information or material corresponding thereto exists and is in the possession or control of Dermira or any of its Affiliates (or any of its or their Third Party subcontractors to the extent Dermira or any of its Affiliates can obtain such information or materials from their subcontractors using all best efforts) at the time of termination and to the extent that Dermira has not already provided such information or material during the Term. Reference to “Dermira” in this Schedule shall be deemed to include reference to Dermira or any of its Affiliates or any of its or their Third Party subcontractors. Such information or material shall be fully up to date and accurate at the date of termination save where historical information is required. The timetable for delivery of agreed-upon information, materials and assistance will be a reasonable timetable having regard to the obligations set out in Section [to be inserted].

DEVELOPMENT RELATED

Category	Delivery Item
[*]	[*]

* Confidential Treatment Requested

DERMIRA COMMERCIAL ACTIVITIES RELATED

Category	Delivery Item
[*]	[*]

* Confidential Treatment Requested

SCHEDULE 4

COST OF GOODS

[*]

* Confidential Treatment Requested

SCHEDULE 5

OUTLINE SAFETY REPORTING TIMELINES

[*]

* Confidential Treatment Requested

SCHEDULE 6

DEVELOPMENT RESPONSIBILITY MATRIX

Development Activities and Assignment

	UCB	Dermira	Comments
[*]	[*]	[*]	[*]

* Confidential Treatment Requested

SCHEDULE 7

GROSS MARGIN CALCULATION

[*]

*Confidential Treatment Requested

SCHEDULE 8

INITIAL DEVELOPMENT PLAN

[*]

*Confidential Treatment Requested

SCHEDULE 9

[*]

*Confidential Treatment Requested

SCHEDULE 10

SYNOPSES OF PHASE 3 PROTOCOLS

[*]

*Confidential Treatment Requested

SCHEDULE 11

REGULATORY RESPONSIBILITY MATRIX

[*]

* Confidential Treatment Requested

SCHEDULE 12

UCB SAFETY PROCESS

[*]

*Confidential Treatment Requested

SCHEDULE 13

THIRD PARTY LICENCES

[*]

*Confidential Treatment Requested

SCHEDULE 14

CERTAIN PATENT RIGHTS UNDER THE UCB BACKGROUND IP

[*]

*Confidential Treatment Requested

SCHEDULE 15

UCB HUB SERVICES

Cimzia® Hub Services - [*]

[*]

*Confidential Treatment Requested

SCHEDULE 16

CLINICAL STUDY REPORT

CLINICAL STUDY REPORT {STUDYNUMBER}

[*]

*Confidential Treatment Requested

SCHEDULE 17

[*]

*Confidential Treatment Requested

SCHEDULE 18

UCB CODE OF CONDUCT AND PRINCIPLES OF ETHICAL BUSINESS PRACTICE

http://www.ucb.com/_up/ucb_com_ir/documents/Code_of_conduct.pdf

**Document to be added once document is in PDF format

PRINCIPLES OF ETHICAL BUSINESS PRACTICES

UCB requires any business partner, collaborator, supplier or contractor of UCB (“Partner”) to conduct their business with due regard to the highest ethical standards and to comply with the following principles of ethical business practices (the “Principles”):

1.              Compliance with Laws.

The Partner shall at all times be bound by and strictly comply with all applicable laws and regulations concerning corrupt practices or which in any manner prohibit the giving of any financial or other advantage, or anything of value to any official, agent or employee of any government, political party or public international organisation, or to any candidate for public office, or to any Healthcare Professional, or to any officer, employee, agent, or representative of another company or organisation, including but not limited to the US Foreign Corrupt Practices Act and the UK Bribery Act.  The Partner shall comply with any applicable industry codes when performing its responsibilities under its agreement with UCB.

2.              Specific Obligations

In performing its obligations under its agreement with UCB, neither the Partner, nor any of its equity holders, partners, officers, directors, employees, representatives, or agents, shall:

(a)         directly or indirectly, offer, give, promise to give or authorise the giving of any financial or other advantage, or anything of value, to (i) any official or employee of any government, or any department, agency, or instrumentality thereof, (ii) any political party or official thereof, or to any candidate for political office, (iii) any official or employee of any public international organisation, or (iv) any person acting in an official capacity on behalf of any of the foregoing (i) - (iii), in each case for the purpose of (1) influencing or rewarding any act or decision of such official, employee, party or candidate, or (2) inducing such official, employee, party or candidate to do or omit to do any act in violation of the lawful duty of such official, employee, party or candidate, or (3) inducing such party, official, or candidate to use its or his or her influence with a government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality, or (4) securing an improper advantage for the Partner or UCB; or

(b)         directly or indirectly, offer, give, promise to give or authorise the giving of any financial or other advantage, or anything of value, on behalf of UCB, to an officer, employee, agent, or representative of another company or organisation, without that company’s or organisation’s knowledge and consent, with the intent to influence or reward the recipient’s action(s) with respect to his or her company’s or organisation’s business, or to induce the recipient to violate a duty of loyalty to his employer, or to gain a commercial benefit to the detriment of the recipient’s company or organisation, or to induce or reward the improper performance of the person’s duties.

During the term of the Partner’s agreement with UCB, no official or employee of any government, or of any agency or instrumentality of any government, or of any political party, or of any public international organisation, and no candidate for public office, shall own, directly or indirectly, any shares or other beneficial interest in the Partner.

When it enters into its Agreement with UCB, the Partner must not have received any notice, subpoena, demand or other communication (whether oral or written) from any governmental authority at any time in the previous five (5) years regarding the Partner’s actual, alleged, possible or potential violation of, or failure to comply with, any laws, regulations or industry codes governing bribery, money laundering, or other corrupt payments and, to its best knowledge, the Partner must not be, and must not have been at any time in the previous five (5) years, the subject of any governmental investigation, audit, suit or proceeding (whether civil, criminal or administrative) regarding its violation of, or failure to comply with, any such laws, regulations or industry codes.

None of the Partner’s officers, directors, employees, representatives, or agents shall be or become, without prior written notice to UCB, an official or employee of any government, or of any department, agency or instrumentality of any government, or of any political party, or of any public international organisation; or a candidate for public office.

3.              Notice

The Partner shall promptly notify UCB of (a) the occurrence of any fact or event that the Partner suspects could put it in breach of Section 2 of these Principles, (b) any notice, subpoena, demand or other communication (whether oral or written) from any governmental authority regarding the Partner’s actual, alleged, possible or potential violation of, or failure to comply with, any laws, regulations or industry codes governing bribery, money laundering, or other corrupt payments, and (c) any governmental investigation, audit, suit or proceeding (whether civil, criminal or administrative) regarding the Partner’s violation of, or failure to comply with, any such laws, regulations or industry codes.

4.              Certification

Annually or at such other times as may be reasonably requested by UCB, the Partner shall cause one of its authorised officers to execute and deliver to UCB a Certificate of Compliance with Ethical Business Practices that confirms the Partner’s continued compliance with the provisions of these Principles.

5.              Implementation of Policies and Procedures

The Partner shall maintain policies and procedures designed to ensure continued compliance with these Principles by all officers, directors, employees, representatives, and agents of the Partner.

6.              Record Keeping

The Partner shall maintain true, accurate and complete books and records with respect to all payments made to third parties pursuant to its agreement with UCB or in furtherance of the services provided to UCB under the agreement.